Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

AMERICAN WELL CORPORATION,

APOLLO SUBSIDIARY CORPORATION,

APOLLO SUBSIDIARY LLC,

AVIZIA, INC. AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS THE STOCKHOLDER REPRESENTATIVE

Dated as of April 29, 2018

3.16	Privacy and Data Protection	57
3.17	Health Care Matters	58
3.18	Product Warranties; Services	61
3.19	Agreements, Contracts and Commitments	61
3.20	Change of Control Payments to Employees	64
3.21	Related Party/Affiliate Transactions	64
3.22	Compliance with Laws	64
3.23	Litigation	65
3.24	Insurance	65
3.25	Minute Books and Records	65
3.26	Environmental Matters	66
3.27	Brokers’ and Finders’ Fees	66
3.28	Employee Plans	67
3.29	Employment Matters	69
3.30	Foreign Corrupt Practices Act	72
3.31	Bank Accounts	73
3.32	Customers, Payors and Suppliers	73
3.33	Company Stockholder Confidentiality Obligations	73
3.34	Taxes	73
3.35	Non-Reliance	76
3.36	No Other Representations or Warranties	77

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	77

4.1	Organization, Standing and Corporate Power	77
4.2	Authority; Noncontravention	77
4.3	Financials	79
4.4	No Undisclosed Liabilities	79
4.5	Governmental Approvals	79
4.6	Ownership and Operations of Merger Sub	80
4.7	Capitalization	80
4.8	Parent Intellectual Property	80
4.9	Parent Personal Data	81
4.10	Privacy and Data Protection	81
4.11	Health Care Matters	82
4.12	Availability of Funds	85
4.13	Brokers and Other Advisors	85
4.14	Compliance with Laws	85
4.15	Litigation	85
4.16	Foreign Corrupt Practices Act	86
4.17	Customers, Payors and Suppliers	86
4.18	Non-Reliance	86
4.19	No Other Representations or Warranties	87

ARTICLE V	CONDUCT PRIOR TO THE FIRST EFFECTIVE TIME	87

5.1	Conduct of Business of the Company Group	87
5.2	No Control of the Company Group’s Business	88

ARTICLE VI	CERTAIN COVENANTS	89

6.1	Access to Information	89
6.2	Updated Financials	89
6.3	Confidentiality	90
6.4	Public Disclosure	90
6.5	Consents	91
6.6	Antitrust Filings	91
6.7	Conditions to the Merger; Further Assurances	92
6.8	Notification of Certain Matters	93
6.9	Information Statement	93
6.10	Blue Sky Laws	94
6.11	Continuing Employees	94
6.12	Continuing Employee Confidentiality and Non-Solicitation Agreements	94
6.13	Benefit Arrangements	94
6.14	Merger Consideration Spreadsheet	95
6.15	Joinder Agreement	97
6.16	D&O Insurance	97
6.17	Medical Malpractice Insurance	98
6.18	R&W Insurance Efforts	98
6.19	No Solicitation	98
6.20	Resignation of Officers and Directors	99
6.21	Company Options	99
6.22	Termination and Amendment of Certain Agreements; Notices	99
6.23	Transfers of Securities	99
6.24	Parent Investor Agreement	99
6.25	State Takeover Statutes	100
6.26	Company Stockholder Confidentiality Obligations	100
6.27	Payoff Letters and Lien Releases	100
6.28	Open Source Software	100
6.29	Special Indemnification Escrow Amount	101

ARTICLE VII	TAX MATTERS	101

7.1	Tax Covenants	101

ARTICLE VIII	CONDITIONS TO THE INTEGRATED MERGER	105

8.1	Conditions to Obligations of Each Party to Effect the Merger	105
8.2	Additional Conditions to Obligations of the Company	106
8.3	Additional Conditions to the Obligations of Parent and Merger Sub	106

ARTICLE IX	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION; LIMITATIONS	111

9.1	Survival of Representations, Warranties and Covenants	111
9.2	Indemnification	111
9.3	Limitations	113
9.4	No Circular Recovery	117
9.5	Procedures	117
9.6	Stockholder Representative; Power of Attorney	120

ARTICLE X	TERMINATION, AMENDMENT AND WAIVER	122

10.1	Termination	122
10.2	Effect of Termination	124
10.3	Amendment	124
10.4	Extension; Waiver	124

ARTICLE XI	GENERAL PROVISIONS	125

11.1	Notices	125
11.2	Interpretation and Construction	126
11.3	Entire Agreement; Assignment	127
11.4	Severability	127
11.5	Specific Performance	127
11.6	Expenses	128
11.7	Successors and Assigns; Assignment; Parties in Interest	128
11.8	Waiver	128
11.9	Governing Law; Venue	128
11.10	Exclusive Jurisdiction; Venue; Service of Process	129
11.11	Waiver of Jury Trial	129
11.12	Other Remedies	129
11.13	Counterparts; Facsimile Delivery	129
11.14	Conflict of Interest Waiver	130

Exhibits and Schedules

Exhibit A     Form of Joinder

Schedule 2.14(a)(i)	Sample Closing Balance Sheet
Schedule 6.5	Consents, Approvals and Waivers
Schedule 6.22	Termination and Amendment of Certain Agreements, Notices
Schedule 6.27	Debt

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of April 29, 2018 by and among American Well Corporation, a Delaware corporation (“Parent”), Apollo Subsidiary Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Apollo Subsidiary LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (the “LLC”), Avizia, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Company Equityholders (the “Stockholder Representative”). Each of Parent, Merger Sub, the LLC, the Company and the Stockholder Representative may be individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), whereupon consummation of the Merger, Merger Sub shall cease to exist and the Company shall become a Subsidiary of Parent (the “Interim Surviving Corporation”); and

WHEREAS, promptly following the Merger, the Interim Surviving Corporation will merge with and into the LLC (the “LLC Merger”, together with the Merger, the “Integrated Merger”), in accordance with this Agreement, the DGCL and the Delaware Limited Liability Company Act (the “LLC Act”), whereupon consummation of the LLC Merger, the Interim Surviving Corporation shall cease to exist and the LLC shall remain a direct and wholly owned subsidiary of Parent; and

WHEREAS, it is intended that, for United States federal income tax purposes (i) the Merger and the LLC Merger are integrated steps that shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) this Agreement shall constitute a plan of reorganization within the meaning of U.S. Treasury Regulations Section 1.368-2(g) and (iii) Parent, Merger Sub, the LLC and the Company shall be “parties to the reorganization” under Section 368(b) of the Code; and

WHEREAS, the board of directors of the Company has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its Company Stockholders, (ii) adopted and approved this Agreement and approved the Merger and the other transactions contemplated by this Agreement and (iii) recommended that the Company Stockholders adopt and approve this Agreement and the other transactions contemplated by this Agreement, and approve the Merger; and

WHEREAS, in accordance with the recommendation of the board of directors of the Company, the Company Stockholders holding as of the record date (x) a majority of the votes represented by all outstanding shares of the Company Common Stock and Company Preferred Stock, voting together as a single class, and (y) a majority of the votes represented by all outstanding shares of the Company Senior Preferred Stock, voting together as a single class, and (z) a majority of the outstanding unpaid principal amount of the series of the Company’s outstanding convertible notes designated Series 2017A (the “Series 2017A Notes”) will need to approve the adoption of this Agreement and the Merger by vote or written consent (collectively, the “Company Stockholder Approval”); and

WHEREAS, the respective board of directors of Parent and Merger Sub and the Member of the LLC have each approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL and upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company and Anisha Sood, in her capacity as shareholders’ agent with respect to the Carena Merger Agreement have entered into an agreement (the “Carena Earn Out Termination Agreement”) to (i) terminate the Company’s earn out obligations (the “Carena Earn Out”) under the Carena Merger Agreement and (ii) waive any and all claims arising from or related to the Carena Earn Out; and

WHEREAS, on the date of this Agreement, the R&W Insurer has entered into the R&W Binder with respect to the R&W Insurance Policy.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, promises and representations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

“Accredited Common Cash Consideration” means an amount equal to (a) the Base Cash Consideration, minus (b) the Non-Accredited Common Cash Consideration.

“Accredited Common Percentage” means a percentage equal to (a) the Accredited Common Share Count divided by (b) the Total Common Share Count.

“Accredited Common Share Count” means the aggregate number of (i) shares of Company Junior Stock and (ii) shares of Company Capital Stock underlying Vested Company Options, in each case, that are issued and outstanding as of immediately prior to the First Effective Time and held by Accredited Holders.

“Accredited Holder” means any holder of Company Capital Stock or Vested Company Option that is an “Accredited Holder” within the meaning of Rule 501 of the Securities Act, as determined by Parent pursuant to the Investor Certification Form.

“Accredited Per Common Share Cash Consideration” means an amount in cash equal to the quotient of (a) the Accredited Common Cash Consideration divided by (b) the Accredited Common Share Count.

“Accredited Per Common Share Merger Consideration” means, in respect of each share of Company Common Stock or Company Series Seed-1 Stock that is held by an Accredited Holder, an amount equal to the sum of (a) the Accredited Per Common Share Cash Consideration, plus (b) the Accredited Per Common Share Stock Consideration.

“Accredited Per Common Share Stock Consideration” means a number of shares of Parent Series C Stock equal to (a) the Base Parent Stock Consideration divided by (b) the Accredited Common Share Count.

“Accredited Per Series A-2 Share Cash Consideration” means an amount equal to the quotient of (a) an amount in cash equal to the Accredited Series A-2 Cash Consideration divided by (b) the Accredited Series A-2 Share Count.

“Accredited Per Series A-2 Merger Consideration” means, in respect of each share of Company Series A-2 Stock that is held by an Accredited Holder, (a) the Accredited Per Series A- 2 Share Cash Consideration, plus (b) the Accredited Per Series A-2 Share Stock Consideration.

“Accredited Per Series A-2 Share Stock Consideration” means a numbers of shares of Parent Series C Stock equal to (a) the Base Preference Stock Consideration divided by (b) the Accredited Series A-2 Share Count.

“Accredited Series A-2 Cash Consideration” means an amount equal to (a) the Base Preference Cash Consideration, minus (b) the Non-Accredited Series A-2 Cash Consideration.

“Accredited Series A-2 Percentage” means a percentage equal to the quotient of (a) the Accredited Series A-2 Accredited Share Count divided by (b) the Total Series A-2 Share Count.

“Accredited Series A-2 Share Count” means the aggregate number of shares of Company Series A-2 Stock that are issued and outstanding as of immediately prior to the First Effective Time and owned by Accredited Holders.

“Accrued Dividends” means, with respect to each share of Company Series A-2 Stock, the accrued unpaid dividends on such share as of immediately prior to the First Effective Time calculated in accordance with Article Fourth of the Company’s Certificate of Incorporation.

“Action” means any claim, controversy, suit, action or cause of action, litigation, arbitration, investigation, opposition, interference, audit, hearing, demand, assessment, complaint, citation, proceeding, order or other legal proceeding (whether sounding in contract or tort or otherwise, whether civil, criminal, administrative or otherwise and whether brought at law or in equity or under arbitration or administrative regulation) and any written notice of violation, notice of potential responsibility or any notice alleging liability.

“Additional Per Share Consideration” means, a non-transferable contingent right to cash to be released from the Adjustment Escrow Fund, the Indemnification Escrow Fund and/or the Special Indemnification Escrow Fund pursuant to Article IX.

“Adjustment Escrow Amount” means $1,000,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount placed in escrow with the Escrow Agent pursuant to Section 2.11 (plus any interest paid on such Adjustment Escrow Amount in accordance with the Escrow Agreement).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Aggregate Vested Option Exercise Price” means the total of the aggregate exercise prices of all Vested Company Options.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable state and foreign antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Base Cash Consideration” means an amount equal to (a) the Total Cash Consideration Percentage, multiplied by (b) the Base Consideration.

“Base Consideration” means (a) the Aggregate Merger Consideration (determined based on the (i) the Estimated Net Working Capital, (ii) the Estimated Cash, (iii) the Estimated Debt, and the Estimated Transaction Expenses) minus (b) the sum of (1) the Base Preference Cash Consideration, plus (2) (x) the Base Preference Parent Stock Consideration multiplied by (y) the Parent Series C Stock Price plus (c) the Aggregate Vested Option Exercise Price.

“Base Preference Cash Consideration” means an amount equal to (a) the Total Cash Consideration Percentage, multiplied by (b) the Series A-2 Aggregate Liquidation Preference.

“Base Preference Parent Stock Consideration” means a number of shares of Parent Series C Stock equal to the quotient of (a) (i) the Total Stock Consideration Percentage, multiplied by (ii) the Series A-2 Aggregate Liquidation Preference, divided by (b) the Parent Series C Stock Price.

“Base Parent Stock Consideration” means the number of shares of Parent Series C Stock equal to the quotient of (a) (i) the Total Stock Consideration Percentage, multiplied by (ii) the Base Consideration, divided by (b) the Parent Series C Stock Price.

“Business” means the business of any member of the Company Group as conducted as of the Interim Balance Sheet Date or the date of this Agreement, which includes the delivery of an enterprise telemedicine platform encompassing software, hardware and services and associated clinical and professional services.

“Business Day” means any day of the year on which national banking institutions in the Commonwealth of Massachusetts are open to the public for conducting business and are not required to close.

“Carena” means Carena, Inc., a Washington corporation.

“Carena Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization, dated October 6, 2017, by and among the Company, Carena, Avizia Merger Sub, Inc. and Anisha Sood, as Shareholders’ Agent (as defined therein).

“Cash” of the Company Group as of any date means any unrestricted cash and cash equivalents of any member of the Company Group, including cash and checks received by a member of the Company Group or its banks prior to such date whether or not cleared and less any checks written by, or wires issued by or on behalf of a member of the Company Group prior to such date but not yet cleared; provided that “Cash” will not include (a) cash on deposit with third parties (other than with a bank), (b) any other cash which is not freely usable by a member of the Company Group because it is subject to restrictions, or limitations on use or distribution by Law, Contract or otherwise or (c) any cash used to repay Debt or Transaction Expenses prior to the Closing.

“Change of Control Payment” means (a) any bonus, severance or other payment that is created, accelerated, accrues or becomes payable by the Company to any present or former director, Company Stockholder, Current Employee or Former Employee or consultant on or prior to the Closing (the “Bonus Payments”) and (b) without duplication of any other amounts included within the definition of Transaction Expenses, any other payment, expense or fee that accrues or becomes payable by the Company to any Governmental Entity or other Person under any Law or Contract, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in each case of each of (a) and (b), as a result of, in connection with the execution and delivery of the Agreement or any other Related Agreement or the consummation of the transactions contemplated hereby and thereby (including the Merger); provided, however, that Change of Control Payments shall not include Taxes.

“Closing Net Working Capital” means: (a) the Current Assets of the Company, minus (b) the Current Liabilities of the Company, determined as of 12:01 a.m. Eastern time on the Closing Date. For the avoidance of doubt, the calculation of Current Assets and Current Liabilities shall exclude the application of purchase accounting with respect to the Company’s acquisition of Carena.

“Co-Employer” means any Person that is or was considered to be a co-employer with any member of the Company Group.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, collectively, including the Company Common Stock that has been issued as a result of the exchange or conversion of Company Stock Rights.

“Company Certificate of Incorporation” means the Company’s amended and restated certificate of incorporation as in effect as of immediately prior to the First Effective Time.

“Company Employee Plan” means any plan, program, policy, practice, Contract, or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by any member of the Company Group or ERISA Affiliates for the benefit of any Employee or any consultant or independent contractor of any member of the Company Group, or pursuant to which any member of the Company Group has or may have any liability, contingent or otherwise.

“Company Group” means the Company, each of the Company’s Subsidiaries, and each of the Practices; provided that for purposes of Section 3.4 only, the “Company Group” will not include the Practices.

“Company Group Practitioner” means a licensed practitioner who is either an M.D., D.O., O.D., or Advanced Practice Nurse Practitioner (or similar designation) who provides services to the Practices.

“Company Intellectual Property” means any Intellectual Property that has been used, is used or is held for use by any member of the Company Group in the Business as previously conducted, as currently conducted or, with respect to Company Products and Company Products Under Development, as currently proposed to be conducted.

“Company Investor Agreements” means, collectively, that certain Fourth Amended and Restated Investors’ Rights Agreement, that certain Third Amended and Restated Voting Agreement, and that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, in each case dated October 6, 2017, by and among the Company and certain Company Stockholders.

“Company Junior Stock” means, collectively, the Company Series Seed Stock, Company Series Seed-1 Stock, Company Series A Stock, Company Series A-1 Stock, and Company Common Stock.

“Company Material Adverse Effect” means, with respect to the Company Group, any fact, condition, event, change, circumstance or effect that, individually or in the aggregate with all other facts, conditions, changes, circumstances and effects with respect to which such defined term is used in this Agreement, is, or could reasonably be expected to become, materially adverse to (a) the business, assets, liabilities, results of operations or condition (financial or otherwise) or prospects of the Company Group, taken as a whole, or (b) the Company’s ability to, in a timely manner, perform its obligations under this Agreement and the Related Agreements to which it is a party, or to consummate the transactions hereunder and thereunder (including the Merger) under this Agreement and the Related Agreements; provided, however, that any determination of whether there has been a Company Material Adverse Effect pursuant to clause (a) above shall not include any effect, change, event, occurrence or state of facts: (i) that generally affects the industry or geographic locations in which the Company operates so long as the Company is not disproportionately affected thereby relative to other participants in such industry or geographic locations, (ii) that results from general economic or political conditions in any country where the Company’s business is conducted so long as the Company is not disproportionately affected relative to the other companies therein, (iii) that results from the outbreak or escalation of war, hostilities or terrorist activities, either in the United States or abroad, (iv) that result from required changes to GAAP.

“Company Options” means all outstanding stock options granted under the Company Option Plan.

“Company Products Under Development” means each of the following future product or product feature releases as identified by internal Company project names Valravn, Alpengeis, Oblivion, Cyclops, Centaur, Apgar TV, eConsult, Updated Patient Flow, Apgar, v10.15 Release – Web and v10.15 Release – Mobile.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, assigned to, filed in the name of, or exclusively licensed to any member of the Company Group.

“Company Senior Preferred Stock” means collectively the Company Series A-2 Stock, the Company Series A-1 Stock, the Company Series A Stock and the Company Series Seed-1 Stock.

“Company Series A-2 Company Stockholder” means a holder of Company Series A-2 Stock.

“Company Series A Stock” means Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series A-1 Stock” means Series A-1 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series A-2 Stock” means Series A-2 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series Seed Stock” means Series Seed Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series Seed-1 Stock” means Series Seed-1 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Stock Rights” means (i) all outstanding Company Options and Company Warrants and (ii) all other outstanding subscriptions, options, calls, warrants or any other rights, whether or not currently exercisable, to acquire any shares of Company Capital Stock or shares of capital stock of any Subsidiary of the Company, or that are or may become convertible into or exchangeable for any shares of Company Capital Stock or shares of capital stock of any Subsidiary of the Company or another Company Stock Right. For purposes of this definition, shares of Company Preferred Stock shall not be considered Company Stock Rights.

“Company Stockholder” means any holder of a share of Company Capital Stock immediately prior to the First Effective Time.

“Company Equityholder” means any Company Stockholder and any holder of a Vested Company Option immediately prior to the First Effective Time.

“Company Warrants” means outstanding warrants to purchase shares of Company Common Stock and Company Series Seed-1 Stock.

“Contract” means any agreement, contract, mortgage, indenture, lease, license, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, or other legally-binding arrangement or understanding whether written, unwritten, oral or implied.

“Current Assets” means accounts receivable, net of allowance for doubtful accounts, inventory, prepaid expenses, and other current assets (but not including Cash and Tax assets), determined in accordance with GAAP, and to the extent in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company Group Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Employee” means any current employee, officer or director of the Company or any Subsidiary, including any current employee, officer or director co-employed by the Company or any Subsidiary.

“Current Liabilities” means accounts payable, accrued expenses, and other current liabilities, and current and long term deferred revenue (but not including Debt, Transaction Expenses to the extent not paid as of the Closing, and Tax liabilities) determined in accordance with GAAP, and to the extent in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company Group Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Debt” means, as at any time with respect to any member of the Company Group, without duplication, all obligations with respect to principal, accrued and unpaid interest, penalties, premiums and any other fees, expenses and breakage costs on and other payment obligations arising under any (a) indebtedness for borrowed money (including amounts outstanding under overdraft facilities), (b) indebtedness issued in exchange for or in substitution for borrowed money, (c) obligations for the deferred purchase price of property, goods or services other than trade payables arising in the ordinary course of business (but including any deferred purchase price liabilities, earnouts, contingency payments, seller notes, promissory notes or similar liabilities, in each case, related to past acquisitions by any member of the Company Group and for the avoidance of doubt, whether or not contingent), (d) obligations evidenced by any note, bond, debenture, guarantee or other debt security or similar instrument or Contract, (e) all liabilities under capitalized leases and deferred financing commitments, (e) all obligations for accrued and unpaid severance, (f) all obligations, contingent or otherwise, in respect of letters of credit and banker’s acceptance or similar credit transactions, (g) obligations under Contracts relating to interest rate protection or other hedging arrangements, to the extent payable if such Contact is terminated at Closing, and (h) guarantees of the types of obligations described in sub clauses (a) though (g) above. For the avoidance of doubt, Debt shall not include unpaid Taxes.

“Deductible” means an amount in cash equal to fifty percent (50%) of the retention amount set forth in the R&W Insurance Policy.

“Dissenting Share Payments” means (a) any payment in respect of Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement (valuing Parent Series C Stock at the Parent Series C Stock Price) and (b) any costs or expenses (including attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (without duplication).

“DOL” means the United States Department of Labor.

“Employee” means any current employee, officer, or director of the Company or any Subsidiary, including any current employee, officer or director co-employed by the Company or any Subsidiary.

“Employment Agreement” means any management, employment, service, severance, relocation, repatriation, expatriation or similar Contract between any member of the Company Group, on the one hand, and any Employee on the other hand.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with any member of the Company Group, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Escrow Agent” means SunTrust Bank or such other bank as Parent may designate, in its sole discretion, acting as escrow agent pursuant to the Escrow Agreement.

“Excess Insurance Policy” means an excess coverage insurance policy providing at least $10,000,000 of coverage in excess of the R&W Insurance Policy with respect to Fundamental Representations (as defined in the R&W Insurance Policy) to be purchased by Parent prior to the Closing.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Former Employee” means any former employee, officer or director of the Company or any Subsidiary, including any former employee, officer or director co-employed by the Company or any Subsidiary.

“Fraud” means any fraud committed with an intent to deceive, with malice or with similar intent, but excluding any fraud committed without such intent (for instance, with only negligence or recklessness).

“Fully Diluted Common Share Count” means, as of immediately prior to the First Effective Time, the aggregate number of shares of Company Junior Stock that are issued and outstanding and the number of shares of Company Common Stock underlying outstanding Vested Company Options, each as of immediately prior to the First Effective Time.

“Fully Diluted Common Stock Outstanding” means, without duplication, at the First Effective Time: (a) the aggregate number of shares of Company Common Stock issued and outstanding; plus (b) the aggregate number of shares of Company Common Stock issuable in respect of issued and outstanding shares of Company Preferred Stock, except for Company Series A-2 Stock.

“Health Care Law” means (a) all applicable Laws of any Governmental Entity relating to healthcare, including without limitation, HIPAA and Privacy Laws; the false claims Laws; federal anti-kickback Laws (42 U.S.C. §1320a 7 et seq.) and all other provisions of the Medicare/Medicaid fraud and abuse Laws; the Stark Law (42 U.S.C. §1395nn); state anti-kickback, state physician self-referral, and facility licensing Laws, professional licensing Laws, applicable Health Care Permit Laws, fee-splitting Laws, corporate practice of medicine Laws; any and all applicable Laws relating to billing or claims for reimbursement submitted to any Payor, and any other applicable Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of healthcare items or services; Laws governing the use, handling, control, storage, transportation, and maintenance of controlled substances, pharmaceuticals or drugs; the Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Patient Protection and Affordable Care Act of 2010, the Laws promulgated thereunder, and the issuance of any Governmental Entity related thereto; and (b) any and all amendments or modifications made from time to time to the items referenced in subsections (a) above.

“Health Care Permit” means any and all licenses, permits, authorizations, approvals, franchises, registrations, certificates of need, consents, and/or any other permit or permission which are material to or legally required for the operation of the Business as currently conducted, in each case that are issued or enforced by a Governmental Entity with jurisdiction over any Health Care Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 as the same may be amended, modified or supplemented from time to time (including, without limitation, the provisions of the Health Information and Technology for Economic and Clinical Health Act of 2009 and all rules and regulations promulgated from time to time thereunder including the Standards for Privacy and Security of individually identifiable health information, 45 C.F.R. parts 160 and 164.

“HIPAA and Privacy Laws” means HIPAA and any other applicable Law, rule, or regulation governing the privacy, use and/or security of personally identifiable health information or Personal Data including state data privacy and data security Laws and state consumer protection Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Escrow Amount” means an amount in cash equal to fifty percent (50%) of the retention amount set forth in the R&W Insurance Policy.

“Indemnification Escrow Fund” means the Indemnification Escrow Amount placed in escrow with the Escrow Agent pursuant to Section 2.11 (plus any interest paid on such Indemnification Escrow Amount in accordance with the Escrow Agreement).

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), trade secrets, proprietary information, know how, data and customer lists; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) Software; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Investor Certification Form” means the Investor Certification Form in a customary form to be negotiated and good faith and mutually agreed to by the Parties (other than the Stockholder Representative), evidencing the fact that a Person is an Accredited Holder.

“IRS” means the United States Internal Revenue Service.

“Parent Instrument of Accession” means a joinder agreement in a customary form to be negotiated in good faith and mutually agreed to by the Parties (other than the Stockholder Representative), pursuant to which the Company Stockholders become party to, and agree to be bound by, the terms of the Parent Investor Agreement in the same respect as other current holders of Parent Series C Stock.

“Key Employee” means each of Michael Baird, Luke Leininger, Ghafran Abbas and Cory Costley.

“Knowledge” means, (i) with respect to the Company, the actual knowledge of Michael Baird, Luke Leininger, Cory Costley, Matthew Thorne, Ghafran Abbas, Dave Driscoll, Ralph Derrickson, , and Heather Teass and the knowledge such individuals would reasonably be expected to have after reasonable inquiry and (ii) with respect to Parent, the actual knowledge of Roy Schoenberg, Ido Schoenberg, Jeff Kosowsky, Ezra Sofer and Brad Gay and the knowledge such individuals would reasonably be expected to have after reasonable inquiry.

“Law” means any federal, state, foreign, or local law, statute, ordinance, rule, regulation, writ, injunction, directive, order, judgment or other legal requirement of a Governmental Entity.

“Liability” means, with respect to any Person, any liability, Tax, Debt, deficiency, endorsement, guarantee, claim, demand, expense, commitment, or obligation of or by any Person (whether primary or secondary, direct or indirect, absolute or contingent, accrued or fixed, liquidated or unliquidated, determined or determinable) of every kind, including, in each case, all costs and expenses related thereto, whether or not required to be set forth on a balance sheet prepared in accordance with GAAP.

“Lien” means any encumbrance, community or other marital property interest, equitable ownership interest, collateral assignment, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any equity interest), transfer, receipt of income or exercise of any other attribute of ownership of any kind or nature whatsoever affecting or attached to any asset.

“Loss” means, with respect to any Person, any Action, cost, damage, expense, Liability, loss, injury, royalty, deficiency, Tax, settlement, including interest, penalties, fees, fines, reasonable legal, accounting and other professional fees and reasonable expenses incurred in the investigation, collection, prosecution, determination and defense of such Losses (including, in each case, in connection with the enforcement of any claim for indemnification hereunder) that is incurred or suffered by such Person; provided, however, that a “Loss” shall not include punitive damages unless such damages are awarded to a third party.

“Merger Consideration” means the sum of (a) the Base Consideration, plus (b) the Series A-2 Aggregate Liquidation Preference.

“Non-Accredited Common Cash Consideration” means an amount equal to the product of (a) the Non-Accredited Common Percentage multiplied by (b) the Base Consideration.

“Non-Accredited Common Percentage” means a percentage equal to (a) 100% minus (b) the Accredited Common Percentage.

“Non-Accredited Common Share Count” means the aggregate number of (i) shares of Company Junior Stock and (ii) shares of Company Capital Stock underlying Vested Company Options, in each case, that are issued and outstanding as of immediately prior to the First Effective Time and owned by Non-Accredited Holders.

“Non-Accredited Holder” means any holder of Company Capital Stock that is not an Accredited Holder.

“Non-Accredited Per Common Share Cash Consideration” means an amount in cash equal to the quotient of (a) the Non-Accredited Common Cash Consideration divided by (b) the Non- Accredited Common Share Count.

“Non-Accredited Per Series A-2 Share Cash Consideration” means an amount in cash equal to the (a) Non-Accredited Series A-2 Cash Consideration divided by (b) the Non-Accredited Series A-2 Share Count.

“Non-Accredited Series A-2 Percentage” means a percentage equal to (a) 100% minus (b) the Accredited Series A-2 Percentage.

“Non-Accredited Series A-2 Share Count” means the aggregate number of shares of Company Series A-2 Stock that are issued and outstanding as of immediately prior to the First Effective Time and owned by Non-Accredited Holders.

“Open Source Software” means any Software that is (i) distributed as free software or as open source software (e.g., Linux), or (ii) subject to any licensing or distribution model that includes as a term thereof any requirement for distribution of source code to licensees or third- parties, patent license requirements on distribution, restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property through any means, or (iii) derived from in any manner (in whole or in part), links to, relies on, is distributed with, incorporates or contains any Software described in (i) or (ii) above. Open Source Software includes without limitation Software licensed or distributed under any Public Software License.

“Ordinary Commercial Contract” means a commercial contract or agreement entered into the ordinary course of business the primary purpose of which is unrelated to Taxes.

“Owned Intellectual Property” means all of the Intellectual Property owned or purported to be owned by any member of the Company Group.

“Parent Investor Agreement” means, the Second Amended and Restated Investor Rights Agreement, dated October 8, 2019, by and among Parent, the Investors (as defined therein) and the Common Holders (as defined therein), as amended.

“Parent Group” means Parent, each of Parent’s Subsidiaries and each of the Parent Practices; provided that the Parent Practices will not be included in the “Parent Group” for purposes of Section 4.17.

“Parent Group Practitioner” means a licensed practitioner who is either an M.D., D.O., O.D., or Advanced Practice Nurse Practitioner (or similar designation) who provides services to the Parent Practices.

“Parent Practices” means Online Care Network II P.C., Online Care Group PC, American Well Physicians NJ P.C. and Online Care Group Alaska P.C.

“Payments Administrator” means Acquiom Financial LLC.

“Payments Agreement” means that certain payments administration agreement in customary form negotiated in good faith, to be mutually agreed to and to entered into at or prior to the Closing by the Payments Administrator, Parent and the Stockholder Representative.

“Parent Series C Stock” means the Series C Convertible Preferred Stock, par value $0.01 per share, of Parent.

“Parent Series C Stock Price” means $65.00.

“Payor” means any and all health care service plans, health maintenance organizations, health insurers and/or other private or governmental third-party payors.

“Per Common Share Adjustment Escrow Amount” means an amount equal to the quotient of (a) the Adjustment Escrow Amount divided by (b) the Fully Diluted Common Share Count.

“Per Common Share Indemnification Escrow Amount” means an amount equal to the quotient of (a) the Indemnification Escrow Amount divided by (b) the Fully Diluted Common Share Count.

“Per Common Share Special Indemnification Escrow Amount” means an amount equal to the quotient of (a) the Special Indemnification Escrow Amount divided by (b) the Fully Diluted Common Share Count.

“Permitted Liens” means any: (a) mechanic’s and other similar statutory Liens that are not material in nature or amount; (b) Liens for Taxes or other governmental charges (i) not yet due and delinquent or (ii) that are being contested in good faith and which are fully reserved for in the Company Group Financial Statements; (c) Liens for which adequate reserves have been established in the Company Group Financial Statements; or (d) restrictions on transfers of securities under applicable securities Laws.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Personal Data” means a Person’s name, street address, telephone number, e-mail address, date of birth, gender, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, customer or account numbers, account access codes and passwords, or any other piece of information that allows the identification of such Person.

“Practices” means Carena Medical Providers, P.S., a Washington professional services corporation, Steven Creelman M.D., Inc. (DBA Care Team Providers), a California professional services corporation, and CareSimple Providers, P.S., a Washington professional services corporation.

“Pre-Closing Tax Period” mean any taxable period (or portion thereof) ending on or prior to the Closing Date including the portion of a Straddle Period that begins prior to the Closing Date and ends on the Closing Date.

“Pre-Closing Taxes” shall mean (a) any Taxes imposed on the Company Group for any Pre-Closing Tax Period; (b) any Transfer Taxes required to be paid by the Company Equityholders pursuant to Section 7.1(a); (c) any liability of the Company Group for the Taxes of another Person (i) as a result of any member of the Company Group being (or having been) on or prior to the Closing Date a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including pursuant to Treasury Regulation Section 1.1502-6 (or any similar state, local, or non-U.S. Law)) or (ii) as a transferee or successor, by Contract (other than Ordinary Commercial Agreement) or otherwise pursuant to applicable Law, which Taxes result from any event or transaction occurring on or prior to the Closing Date; (d) any Section 965 Taxes; and (e) any Transaction Payroll Taxes; provided, however, that Pre-Closing Taxes shall be calculated in accordance with Sections 7.1(d) and 7.1(g).

“Pro Rata Share” means, with respect to each Company Equityholders, the quotient obtained by dividing (a) the Base Consideration payable with respect to such Company Equityholder’s shares of Company Common Stock and Vested Company Options (including for these purposes the Indemnification Escrow Amount, the Adjustment Escrow Amount and the Special Indemnification Escrow Amount), by (b) the Base Consideration payable with respect to all shares of Company Common Stock and Vested Company Options (including for these purposes the Indemnification Escrow Amount, the Adjustment Escrow Amount and the Special Indemnification Escrow Amount).

“Protected Health Information” shall have the meaning ascribed to it under HIPAA.

“Public Software License” means any of the following licenses or distribution models, or licenses or distribution models similar to any versions of the following licenses: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (b) the Artistic License (e.g., PERL); (c) the Mozilla Public License; (d) the Netscape Public License; (e) the Sun Community Source License (SCSL); (f) the Sun Industry Standards License (SISL); (g) the Apache License; (h) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the Opensource.org website; and (i) any licenses provided by the Creative Commons organization. Software distributed under less restrictive free or open source licensing and distribution models such as those obtained under the BSD, MIT, Boost Software License, and the Beer-Ware Public Software Licenses or any similar licenses, and any software that is a public domain dedication are also “Public Software License”.

“R&W Binder” means the agreement, by and between the R&W Insurer and Parent, dated as of the date of the Agreement, to bind the R&W Insurance Policy.

“R&W Insurance Policy” means the buyer’s-side representation and warranty insurance policy from the R&W Insurer pursuant to the R&W Binder.

“R&W Insurance Policies” means the R&W Insurance Policy and the Excess Insurance Policy, if any, collectively.

“R&W Insurer” means American International Group, Inc.

“Registered Intellectual Property” means all United States, international and foreign: (a) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (b) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations and Internet number assignments; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Related Agreement(s)” means the Joinder Agreement, the Investor Certification Form, the Escrow Agreement, the Payments Agreement and the Parent Instrument of Accession.

“Related Party” means (a) any current or former director (or nominee), or officer of the Company, (b) any five percent (5%) or greater Company Equityholder or five percent (5%) or greater holder of the Company Options (calculated on an as-converted to Company Common Stock basis) and (c) any relative, spouse, officer, director or Affiliate of any of the foregoing Persons.

“SEC” means the Securities and Exchange Commission.

“Section 965 Taxes” means any Taxes imposed on any member of the Company Group under Section 965 of the Code, as amended by the Tax Cuts and Jobs Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A-2 Aggregate Liquidation Preference” means an amount equal to aggregate liquidation preference of Company Series A-2 Stock calculated as the sum of (a) $3.31207 per each share of Company Series A-2 Stock outstanding immediately prior to the First Effective Time plus (b) any Accrued Dividends on such share, aggregated for all Company Series A-2 Stock outstanding immediately prior to the First Effective Time.

“Social Media Assets” means (a) all access credentials, accounts, profiles, pages, feeds, registrations and other presences on or used in connection with any (i) social media or social networking website or service, (ii) online blog or message board, (iii) photo, video or other content- sharing website or service, (iv) rating and review website or service, or (v) collaborative content website or service or similar forum, and (b) all content contained in or used in connection with any of the foregoing.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials (including all Source Code Materials), whether in source code, object code or human readable form and all software programs and software systems that are work-in- progress on the Closing Date.

“Source Code Materials” as it pertains to source code of any Software means: (a) the software, tools and materials utilized for the operation, development and maintenance of the Software; (b) documentation describing the names, vendors and version numbers of (i) the development tools used to maintain or develop the Software; and (ii) any third-party software or other applications that form part of the Software and are therefore required in order to compile, assemble, translate, bind and load the Software into executable releases; (c) all programmers’ notes, bug lists and technical information, systems and user manuals and documentation for the Software, including all job control language statements, descriptions of data structures, flow charts, technical specifications, schematics, statements or principles of operations, architecture standards and annotations describing the operation of the Software; and (d) all test data, test cases and test automation scripts used for the testing and validating the functioning of the Software.

“Special Indemnification Escrow Amount” means an amount in cash determined in accordance with Section 6.29.

“Special Indemnification Escrow Fund” means the Special Indemnification Escrow Amount placed in escrow with the Escrow Agent pursuant to Section 2.11 (plus any interest paid on such Special Indemnification Escrow Amount in accordance with the Escrow Agreement).

“Subsidiary” means (i) with respect to any Person, any Person of which equity securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned or controlled by such Person and (ii) with respect to the Company, also includes any Person required to be disclosed as a Subsidiary on Schedule 3.2(a)(i).

“Target Net Working Capital Amount” means negative three million three hundred thirty-five thousand dollars ($(3,335,000)).

“Tax” or “Taxes” means (a) any or all federal, state, local or non-U.S. taxes of any kind whatsoever, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, (b) any or all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (a).

“Tax Cuts and Jobs Act” means H.R. 1, “An Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018” (informally titled the “Tax Cuts and Jobs Act”).

“Tax Authority” means any federal, state, local, or non-U.S. Governmental Entity (including any subdivision, agency, or commission thereof), or any quasi-Governmental Entity, in each case, exercising authority in respect of Taxes.

“Tax Returns” means, with respect to Taxes any return, report, claim for refund, estimate, information return or statement, declaration of estimated tax or other similar document relating to or required to be filed with any Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation and manuals), Software, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise and all documents and other materials recording any of the foregoing.

“Total Common Share Count” means, as of immediately prior to the First Effective Time, the aggregate number of shares of Company Junior Stock that are issued and outstanding as of immediately prior to the First Effective Time.

“Total Series A-2 Share Count” means, as of immediately prior to the First Effective Time, the aggregate number of shares of Company Series A-2 Stock that are issued and outstanding as of immediately prior to the First Effective Time.

“Transaction Deduction” means all items of loss or deduction for applicable income Tax purposes resulting from or attributable to: (a) items included in Current Liabilities, Debt, or Transaction Expenses, (b) any compensatory payments made pursuant to this Agreement and (c) any fees, expenses, premiums and penalties with respect to the prepayment of debt and the write- off or acceleration of the amortization of deferred financing.

“Transaction Expenses” means (a) all fees and expenses incurred by or on behalf of any member of the Company Group in connection with the Merger or the other transactions contemplated by this Agreement, including all legal, accounting, investment banking, tax and financial advisory and all other fees and expenses of third parties incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (including, without limitation, fees or other costs or expenses incurred in connection with that certain Consent Agreement, dated as of April 29, 2018, by and among HealthQuest Partners II, L.P., Sofinnova HealthQuest Partners, L.P. and the Company), (b) any Change of Control Payments, (c) any premiums, fees or other costs or expenses incurred or accrued with respect to the purchase of the D&O Policy, (d) any premiums, fees or other costs or expenses incurred or accrued with respect to the purchase of the Med Mal Policy, (e) 50% of the fees and expenses owed to the Escrow Agent, (f) any Transaction Payroll Taxes, and (g) any fees, costs and expenses incurred or accrued with respect to no more than two (2) “Black Duck” scans or similar scans of the Company’s Open Source Software and its Public Software Licenses, but not including scans of any software in production prior to the Closing Date. For the avoidance of doubt, Transaction Expenses shall not include Taxes other than Transaction Payroll Taxes.

“Transaction Payroll Taxes” shall mean all employer portion payroll or employment Taxes incurred in connection with any bonuses, option cashouts or other compensatory payments made in connection with the transactions contemplated by this Agreement, whether payable by Parent or the Company.

“Vested Company Option” means the vested portion of each Company Option outstanding as of the First Effective Time, whether vested due to acceleration pursuant to the Company Option Plan, passage of time or otherwise.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth at the section of this Agreement indicated opposite such term:

Term	Section
“125 Plan”	6.13(c)
“2017 Audited Financial Statements”	8.3(z)
“ACA”	3.28(h)
“Accountants”	2.15(b)(iii)
“Accounting Principles”	2.15(a)(i)
“Adjustment Amount”	2.15(b)(iv)
“Aggregate Merger Consideration”	2.7
“Agreed Claims”	9.4(d)
“Agreement”	Preamble
“Anticipated Company Stockholder”	2.9(a)
“Anticipated Holder”	2.9(a)
“Anticipated Vested Company Optionholder”	2.9(a)
“Antitrust Filings”	6.6(a)
“Balance Sheet Date”	3.8(a)
“Base Survival Date”	9.1(a)
“Carena”	Recitals
“Carena Audited Balance Sheet”	3.8(a)
“Carena Audited Financial Statements”	3.8(a)
“Carena Earn Out”	Recitals
“Carena Earn Out Termination Agreement”	Recitals
“Cash Consideration”	2.7
“Certificate of Merger”	2.3
“Certification Mailing Date”	2.8(a)
“Channel Partner”	3.19(c)
“Claim Certificate”	9.4(a)
“Closing”	2.2
“Closing Balance Sheet”	2.15(b)(i)
“Closing Calculations”	2.15(b)(i)
“Closing Cash”	2.15(b)(i)
“Closing Date”	2.2
“Closing Debt”	2.15(b)(i)
“Closing Net Working Capital”	2.15(b)(i)
“Closing Statement”	2.15(b)(i)
“Closing Transaction Expenses”	2.15(b)(i)
“Code”	Recitals

“Code Experts”	6.29
“Commercial Software”	3.15(b)
“Company”	Preamble
“Company Authorizations”	3.15
“Company Balance Sheet”	3.7(a)
“Company Common Stock”	3.4(a)
“Company Estimates and Forward-Looking Information”	4.19
“Company Group Audited Balance Sheet”	3.8(a)
“Company Group Audited Financial Statements”	3.8(a)
“Company Group Financial Statements”	3.8(a)
“Company Group Securities”	3.2(b)
“Company Group Unaudited Financial Statements”	3.8(a)
“Company Option Plan”	3.4(b)(i)
“Company Patents”	3.15(a)(ii)
“Company Preferred Stock”	3.4(a)
“Company Products”	3.18(a)
“Company Schedules”	Article III
“Company Stock Certificates”	2.9(a)
“Company Stockholder Approvals”	Recitals
“Company Equityholder Indemnified Parties”	9.2(b)
“Continuing Employees”	6.13(a)
“Cooley”	11.14
“D&O Indemnification Agreements”	3.29(m)
“D&O Policy”	6.1
“DEA”	3.18(g)
“DGCL”	Recitals
“Dispute Notice”	2.15(b)(iii)
“Dissenting Shares”	2.12(a)
“DR Plans”	3.15(p)
“Employment and NCS Agreement”	Recitals
“Escrow Agreement”	2.11
“Estimated Cash”	2.15(a)(i)
“Estimated Closing Balance Sheet”	2.15(a)(i)
“Estimated Closing Calculations”	2.15(a)(i)
“Estimated Closing Statement”	2.15(a)(i)
“Estimated Debt”	2.15(a)(i)
“Estimated Net Working Capital”	2.15(a)(i)
“Estimated Transaction Expenses”	2.15(a)(i)
“Exchange Documents”	2.9(a)
“Excluded Claims”	9.3(b)
“Final Closing Balance Sheet”	2.15(b)(iii)
“Final Surviving Entity”	2.1(b)
“First Effective Time”	2.2
“Fraud Claims”	9.2(a)(xi)
“Fundamental Representations”	9.1(a)
“GAAP”	3.8(b)

“Governmental Entity”	3.7(a)
“Hazardous Material”	3.26(a)
“Hazardous Materials Activities”	3.26(b)
“Inbound Licenses”	3.15(b)
“Indemnified Party”	9.4(a)
“Indemnifying Party”	9.4(a)
“Information Statement”	6.9
“Information Systems”	3.56(p)
“Integrated Merger”	Recitals
“Interim Balance Sheet”	3.8(a)
“Interim Balance Sheet Date”	3.8(a)
“Interim Surviving Corporation”	Recitals
“Joinder Agreement”	6.15
“Leases”	3.13(a)(ii)
“Letter of Transmittal”	2.10(a)
“LLC”	Preamble
“LLC Act”	2.1(b)
“LLC Certificate of Merger”	2.3
“LLC Merger”	Recitals
“Material Contract”	3.19
“Merger Consideration Spreadsheet”	6.14
“Merger”	Recitals
“Merger Sub”	Preamble
“Med Mal Policy”	6.17
“Minimum Joinder Threshold”	10.1(e)
“Net Working Capital Adjustment”	2.15(a)(ii)
“Nondisclosure Agreement”	6.3
“Option Cancellation Letter”	2.10(a)
“Outbound Licenses”	3.15(b)
“Parent”	Preamble
“Parent Common Stock”	4.7
“Parent Estimates and Forward-Looking Information”	3.35
“Parent Financial Statements”	4.3
“Parent Indemnified Parties”	9.2(a)
“Parent Intellectual Property”	4.8
“Parent Material Adverse Effect”	4.2(b)
“Parent Preferred Stock”	4.7
“Parent Schedules”	Article IV
“Parent Stock Plan”	4.7
“Payoff Amount”	2.14(a)
“Payoff Letters”	6.27
“Plans”	6.13(a)
“Programs”	3.17(c)
“Proposal”	6.19
“Proprietary Software”	3.15(h)
“Real Property”	3.13(a)(i)

“Related Party Transaction”	3.21
“Second Effective Time”	2.3
“Services”	3.18(b)
“Special Indemnity Period”	6.29
“Straddle Period”	7.1(g)
“Stock Consideration”	2.7
“Stockholder Representative”	9.5(a)
“Stockholder Representative Losses”	9.5(b)
“Stockholder Representative Expense Amount”	2.19
“Tax Claim”	7.1(c)
“Tax Claim Notice”	7.1(c)
“Tax Contest”	7.1(e)
“Termination Date”	10.1(b)
“Third Party Claim”	9.4(a)
“Third Party Claimant”	9.4(a)
“Third Party Software”	3.15(h)
“Top Customer, Payor or Supplier”	3.33
“Total Cash Consideration Percentage”	2.7(c)
“Total Stock Consideration Percentage”	2.7(c)
“Transfer Taxes”	7.1(a)

ARTICLE II

THE INTEGRATED MERGER

2.1 The Integrated Merger.

(a) At the First Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to herein as the “Interim Surviving Corporation.”

(b) At the Second Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the LLC Act and the DGCL, the Interim Surviving Corporation shall be merged with and into the LLC, the separate corporate existence of the Interim Surviving Corporation shall cease, and the LLC shall continue as the surviving entity and as a wholly owned subsidiary of Parent. The surviving entity after the LLC Merger is sometimes referred to herein as the “Final Surviving Entity.”

2.2 Closing. Unless this Agreement is earlier terminated pursuant to Section 10.1, the closing of the Merger (the “Closing”) will take place as promptly as practicable, but no later than three (3) Business Days, following the satisfaction or, if permissible by the terms of this Agreement, waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, or virtually through electronic transfer, or at such other place or time is agreed to in writing by Parent and the Company. The date upon which the Closing occurs is herein referred to as the “Closing Date.”

2.3 Effective Time and Second Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Parties hereto (other than the Stockholder Representative) shall cause the Merger to be consummated by filing a properly completed and executed Certificate of Merger satisfying the requirements of the DGCL in a customary form to be mutually agreed to by the Parties (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the “First Effective Time”). Promptly after the First Effective Time on the Closing Date, Parent shall cause the LLC Merger to be consummated by filing a Certificate of Merger in a customary form to be mutually agreed to by the Parties (the “LLC Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the LLC Act (the time of the acceptance of such filing by the Secretary of State of the State of Delaware being referred to herein as the “Second Effective Time”).

2.4 Effect of the Integrated Merger.

(a) The Merger. At the First Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub shall become debts, liabilities and duties of the Interim Surviving Corporation.

(b) The LLC Merger. At the Second Effective Time, the effect of the LLC Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time all the property, rights, privileges, powers and franchises of each of the Interim Surviving Corporation and the LLC shall vest in the Final Surviving Entity, and all debts, liabilities and duties of each of the Interim Surviving Corporation and the LLC shall become the debts, liabilities and duties of the Final Surviving Entity.

(c) Taking of Necessary Action; Further Action. If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Final Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers, directors and members of Parent, the Interim Surviving Corporation, the LLC and the Final Surviving Entity are fully authorized to take, and will take, all such lawful and necessary actions.

2.5 Organizational Documents.

(a) At the First Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the First Effective Time shall be the Certificate of Incorporation of the Interim Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation; provided, that Article I of the Certificate of Incorporation of the Interim Surviving Corporation shall be amended to read as follows: “The name of the corporation is Avizia, Inc.”

(b) At the First Effective Time, the By-laws of Merger Sub as in effect immediately prior to the First Effective Time shall be the By-laws of the Interim Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Interim Surviving Corporation and such By-laws; provided, however, that as of the First Effective Time, all references to the Interim Surviving Corporation shall be changed to references to “Avizia, Inc.”

(c) At the Second Effective Time, the Certificate of Formation of the LLC as in effect immediately prior to the Second Effective Time shall be the Certificate of Formation of the Final Surviving Entity until thereafter amended in accordance with the LLC Act and such Certificate of Formation; provided, however, that as of the Second Effective Time, the Certificate of Formation shall be amended to read that the name of the Final Surviving Entity is “Avizia, LLC.”

(d) At the Second Effective Time, the Limited Liability Company Agreement of the LLC as in effect immediately prior to the Second Effective Time shall be the Limited Liability Company Agreement of the Final Surviving Entity until thereafter amended in accordance with the LLC Act and such Limited Liability Company Agreement; provided, however, that as of the Second Effective Time, all references to the LLC shall be changed to references to “Avizia, LLC”.

2.6 Directors, Managers and Officers.

(a) Directors/Managers. At the First Effective Time, and by virtue of the Merger, the director(s) of Merger Sub immediately prior to the First Effective Time shall be the initial director(s) of the Interim Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Interim Surviving Corporation, until their respective successors are duly elected and qualified. At the Second Effective Time, and by virtue of the LLC Merger, the manager(s) of the LLC immediately prior to the Second Effective Time shall be the initial manager(s) of the Final Surviving Entity, until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the First Effective Time, and by virtue of the Merger, the officers of Merger Sub immediately prior to the First Effective Time shall be the initial officers of the Interim Surviving Corporation, each to hold office in accordance with the By-laws of the Interim Surviving Corporation, until their respective successors are duly appointed and qualified. At the Second Effective Time, by virtue of the LLC Merger, the officers of LLC immediately prior to the Second Effective Time shall be the initial officers of the Final Surviving Entity, each to hold office until their respective successors are duly elected or appointed and qualified.

2.7 Merger Consideration.

(a) Maximum Aggregate Merger Consideration. The maximum aggregate consideration payable to the Company Equityholders by Parent and Merger Sub in the Merger (the “Aggregate Merger Consideration”) shall be an amount, subject to adjustment pursuant to Section 2.15, equal to the sum of (i) $138,000,000, plus (ii) the Net Working Capital minus the Net Working Capital Target (which difference may be a positive or negative number), plus (iii) any Cash as of immediately prior to the Closing, minus (iv) any Debt outstanding as of immediately prior to the Closing, minus (v) any Transaction Expenses as of immediately prior to the Closing.

(b) Cash and Stock Mix. The Aggregate Merger Consideration payable to the Company Equityholders shall be paid in shares of Parent Series C Stock (the “Stock Consideration”) and in cash (the “Cash Consideration”) as set forth in Sections 2.8 and 2.9 below.

(c) Stock Percentage. On or before May 18, 2018, the Company shall provide to Parent (a) a list of each Company Equityholder, (b) a determination of the percentage of Stock Consideration and the percentage of Cash Consideration to be paid to each such Company Equityholder, and (c) the percentage of the Aggregate Merger Consideration that will be Stock Consideration (the “Total Stock Consideration Percentage,” with the balance being referred to herein as the “Total Cash Consideration Percentage,” such that they sum to 100%) to be paid to all Company Equityholders on an aggregate basis.

2.8 Maximum Cash Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate Cash Consideration payable to the Company Equityholders exceed an amount equal to fifty percent (50%) of the Aggregate Merger Consideration (the “Maximum Cash Amount”), plus any Adjustment Amount. For the avoidance of doubt, in the event that the number of Company Equityholders that are Non-Accredited Holders (including any Company Equityholders treated as such due to a failure to timely deliver an Investor Certification Form as provided in Section 2.8(a)(ii) below) would otherwise result in the payment of Cash Consideration in excess of the Maximum Cash Amount, the Base Cash Consideration shall be reduced to cause payment of only the Maximum Cash Amount, and the Base Stock Consideration shall be increased to those Company Equity Holders that are Accredited Holders; all adjustments made in accordance with the provisions of this Section 2.7(d) shall be made on a pro rata basis based on the shares of Company Capital Stock and Company Vested Options held.

2.9 Effect on Company Capital Stock and Vested Company Options.

(a) Determination of Accredited Holder Status.

(i) As soon as practicable after the date of this Agreement, the Company shall deliver to each individual anticipated to be a Company Stockholder (an “Anticipated Company Stockholder”) and each individual anticipated to be a holder of Vested Company Options (an “Anticipated Vested Company Optionholder”, and together with the Anticipated Company Stockholders, the “Anticipated Holders”), each as of the First Effective Time, the Investor Certification Form (the date on which such mailing is commenced, the “Certification Mailing Date”). The Investor Certification Form shall request that each Anticipated Holder specify, his, her or its reasonable belief, if he, she or it is an Accredited Holder and provide that such Investor Certification Form must be executed and delivered to the Company within ten (10) calendar days of receipt by the Anticipated Holder.

(ii) Any Anticipated Holder that Parent reasonably determines is not an Accredited Holder based on the Investor Certification Form, and any Anticipated Holder that does not deliver such an Investor Certification Form within ten (10) calendar days following the Certification Mailing Date, will be treated as a Non-Accredited Holder and will receive solely cash for such Anticipated Holder’s portion of the Merger Consideration in respect of his, her or its Company Capital Stock or Vested Company Options instead of the mix of cash and Parent Series C Stock provided for herein.

(b) Effect on Company Series A-2 Stock. At the First Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Equityholders, each share of Company Series A-2 Stock that is issued and outstanding immediately prior to the First Effective Time (excluding any shares of Company Series A-2 Stock to be canceled pursuant to Section 2.9(e) and any Dissenting Shares) shall be canceled and extinguished and shall be converted into the right to receive, upon surrender of the certificates representing such share of Company Series A-2 Stock, together with a duly executed and completed Letter of Transmittal, in the manner provided in Section 2.10:

(i) in the case of an Accredited Holder that owns shares of Company Series A-2 Stock, the Accredited Per Series A-2 Share Merger Consideration in the form of (x) the Accredited Per Series A-2 Share Cash Consideration and (y) the Accredited Per Series A-2 Share Stock Consideration; and

(ii) in the case of a Non-Accredited Holder that owns shares of Company Series A-2 Stock, the Non-Accredited Per Series A-2 Share Cash Consideration.

(c) Effect on Company Junior Stock. At the First Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Equityholders, each share of Company Junior Stock that is issued and outstanding immediately prior to the First Effective Time (excluding any shares of Company Junior Stock to be canceled pursuant to Section 2.9(e) and any Dissenting Shares) shall be canceled and extinguished and shall be converted into the right to receive, upon surrender of the certificates representing such share of Company Junior Stock, together with a duly executed and completed Letter of Transmittal, in the manner provided in Section 2.10:

(A) in the case of an Accredited Holder that owns shares of Company Junior Stock, (i) the Accredited Per Common Share Merger Consideration in the form of (x) the Accredited Per Common Share Cash Consideration and (y) the Accredited Per Common Share Stock Consideration, minus (ii) the Per Common Share Indemnification Escrow Amount, to be withheld and contributed to the Indemnification Escrow Fund, minus (iii) the Per Common Share Adjustment Escrow Amount, to be withheld and contributed to the Adjustment Escrow Fund, plus (iv) any Additional Per Share Consideration, subject to (and without limiting any rights or remedies of the Parent Indemnified Parties under this Agreement) the obligation of the Company Stockholder that owns such share of Company Junior Stock immediately prior to the First Effective Time to return to Parent or the applicable Parent Indemnified Parties the amount so received as a result of such conversion to the extent such Company Stockholder has, at any time and from time to time, any unsatisfied payment obligations to such Parent Indemnified Parties pursuant to, and subject to the terms and conditions of, Section 2.15 and Article IX; and

(B) in the case of a Company Stockholder that is a Non- Accredited Holder that owns shares of Company Junior Stock, cash in the amount of (i) the Non- Accredited Per Common Share Cash Consideration minus (ii) the Per Common Share Indemnification Escrow Amount, to be withheld and contributed to the Indemnification Escrow Fund, minus (iii) the Per Common Share Adjustment Escrow Amount, to be withheld and contributed to the Adjustment Escrow Fund, plus (iv) any Additional Per Share Consideration, subject to (and without limiting any rights or remedies of the Parent Indemnified Parties under this Agreement) the obligation of the Company Stockholder that owns such share of Company Junior Stock immediately prior to the First Effective Time to return to Parent or the applicable Parent Indemnified Parties the amount so received as a result of such conversion to the extent such Company Stockholder has, at any time and from time to time, any unsatisfied payment obligations to such Parent Indemnified Parties pursuant to, and subject to the terms and conditions of, Section 2.15 and Article IX.

(d) Effect on Company Options. At the First Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Company Equityholders, each Company Option that is outstanding and unexercised immediately prior to the First Effective Time shall be canceled and extinguished and each holder of a Company Option shall cease to have any rights with respect thereto other than the right to receive, with respect to Vested Company Options, together with a duly executed and completed Letter of Transmittal, in the manner provided in Section 2.9:

(i) in the case of an Accredited Holder that is a holder of Vested Company Options, (i) the Accredited Per Common Share Merger Consideration in the form of (x) (1) the Accredited Per Common Share Cash Consideration minus (2) the aggregate of the exercise prices of all such holder’s Vested Company Options, and (y) the Accredited Per Common Share Stock Consideration (in the event that the Accredited

Per Common Share Cash Consideration is insufficient to permit reduction by the full amount of such aggregate exercise prices, such Accredited Holder’s Accredited Per Common Share Stock Consideration shall thereafter be reduced based on the Parent Series C Stock Price to satisfy such insufficiency), minus (ii) the Per Common Share Indemnification Escrow Amount, to be withheld and contributed to the Indemnification Escrow Fund, minus (iii) the Per Common Share Adjustment Escrow Amount, to be withheld and contributed to the Adjustment Escrow Fund, minus (iv) the Per Common Share Special Indemnification Escrow Amount, to be withheld and contributed to the Special Indemnification Escrow Fund, plus (v) any Additional Per Share Consideration, subject to (and without limiting any rights or remedies of the Parent Indemnified Parties under this Agreement) the obligation of the holder of Vested Company Options that owns such share of Company Common Stock underlying Vested Company Options immediately prior to the First Effective Time to return to Parent or the applicable Parent Indemnified Parties the amount so received as a result of such conversion to the extent such holder of Vested Company Options has, at any time and from time to time, any unsatisfied payment obligations to such Parent Indemnified Parties pursuant to, and subject to the terms and conditions of, Section 2.14 and Article IX; and

(ii) in the case of a holder of Vested Company Options that is a Non- Accredited Holder, cash in the amount of (A) (1) the Non-Accredited Per Common Share Cash Consideration minus (2) the aggregate exercise prices of all such holder’s Vested Company Options, minus (B) the Per Common Share Indemnification Escrow Amount, to be withheld and contributed to the Indemnification Escrow Fund, minus (C) the Per Common Share Adjustment Escrow Amount, to be withheld and contributed to the Adjustment Escrow Fund, minus (D) the Per Common Share Special Indemnification Escrow Amount, to be withheld and contributed to the Special Indemnification Escrow Fund, plus (E) any Additional Per Share Consideration, (and without limiting any rights or remedies of the Parent Indemnified Parties under this Agreement) the obligation of the holder of Vested Company Options that owns such share of Company Common Stock underlying Vested Company Options immediately prior to the First Effective Time to return to Parent or the applicable Parent Indemnified Parties the amount so received as a result of such conversion to the extent such holder of Vested Company Options has, at any time and from time to time, any unsatisfied payment obligations to such Parent Indemnified Parties pursuant to, and subject to the terms and conditions of, Section 2.15 and Article IX.

After the First Effective Time, each holder of a Company Option shall only be entitled to the payments described in this Section 2.9(d). For the avoidance of doubt, all Company Options that are not Vested Company Options shall be cancelled and shall not have any right to receive any consideration in respect thereof.

(e) Cancellation of Held by the Company. Any shares of Company Capital Stock that are owned by the Company immediately prior to the First Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(f) Effect on Capital Stock of Merger Sub and LLC Merger Sub.

(i) Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Interim Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of common stock shall continue to evidence ownership of such share of common stock of the Interim Surviving Corporation.

(ii) LLC Merger Sub. Each share of common stock of the Interim Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable unit of the Final Surviving Entity. Each unit certificate, if any, of the LLC evidencing ownership of any units shall continue to evidence ownership of such unit of the Final Surviving Entity.

2.10 Surrender of Certificates; Exchange Procedures.

(a) As soon as practicable, and in any event on or before the fifth (5th) Business Day after the Closing, Parent shall cause the Payments Administrator to mail or electronically deliver to each holder of record of an electronic certificate or certificates (the “Company Stock Certificates”) maintained by the Company’s transfer agent, Carta, Inc. (“Carta”), which immediately prior to the First Effective Time represented outstanding shares of Company Capital Stock, (A) a letter of transmittal in a customary form to be negotiated in good faith and mutually agreed to by the Parties (the “Letter of Transmittal”), (B) an option cancellation letter in a customary form to be negotiated in good faith and mutually agreed to by the Parties (“Option Cancellation Letter”), (C) instructions for use in effecting the surrender of the Company Stock Certificates in exchange for Cash Consideration and certificates representing the Stock Consideration, and (D) the Parent Instrument of Accession. After receipt of such Letter of Transmittal (and/or Option Cancellation Letter, as applicable), an Investor Certification Form pursuant to Section 2.9(a) and the Parent Instrument of Accession (to the extent such Company Equityholder is receiving Stock Consideration) (collectively, the “Exchange Documents”), such Company Stockholder shall deliver duly completed and validly executed Exchange Documents, to the Payments Administrator for cancellation at the First Effective Time. Within the later to occur of (i) five (5) Business Days of the receipt by the Payments Administrator of proper confirmation of cancellation of the Company Stock Certificates from Carta and the completed and executed Exchange Documents from the applicable Company Equityholder, or (ii) ten (10) Business Days following the First Effective Time, Parent shall deliver, or cause the Payments Administrator to deliver, in exchange for the cancellation of such Company Stock Certificates, the cash consideration to be paid to each Company Stockholder pursuant to Section 2.9 in accordance with the Payments Agreement and Parent shall deliver the stock consideration to be paid to each Company Equityholder in accordance with this Agreement. Following the First Effective Time, until so cancelled, each outstanding Company Stock Certificate that, prior to the First Effective Time, represented shares of Company Capital Stock, will be deemed from and after the First Effective Time, for all corporate purposes, to evidence only the right to receive the Merger Consideration as provided in this Article II.

(b) No Liability. Notwithstanding anything to the contrary in this Section 2.10, none of the Payments Administrator, the Escrow Agent, Parent, the Interim Surviving Corporation, the Final Surviving Entity or any party hereto shall be liable to any Person for any amount properly paid to a public official in compliance with any applicable abandoned property, escheat or similar Law.

(c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the First Effective Time with respect to Parent Series C Stock with a record date after the First Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Series C Stock to be issued in exchange therefor until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate in accordance with this Section 2.10. Subject to applicable Law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Series C Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such whole shares of Parent Series C Stock. No interest shall be payable on any cash deliverable upon the exchange of any Company Capital Stock for cash.

(d) Return of the Merger Consideration. Any portion of the Merger Consideration that remains unclaimed by the former holders of the Company Capital Stock for twelve (12) months after the First Effective Time shall be delivered to Parent. Any former holder of Company Capital Stock that has not complied with this Section 210 prior to the end of such twelve (12) month period shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws), but only as a general creditor thereof, for payment of its claim for its portion of the Merger Consideration. Any portion of the Merger Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar Law, shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. No interest shall be payable for any shares of Parent Series C Stock delivered to Parent pursuant to this Section 2.10(d) or cash which is subsequently delivered to any former holder of Company Capital Stock.

(e) No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid or payable upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Interim Surviving Corporation of shares of Company Capital Stock that were outstanding at the First Effective Time. If, after the First Effective Time, Company Stock Certificates are presented to the Interim Surviving Corporation or the Final Surviving Entity for any reason, they shall be returned to the presenter for exchange in accordance with the exchange procedures set forth in this Section 2.9.

2.11 Escrow. At the Closing, Parent shall deposit (a) (i) the Indemnification Escrow Amount and (ii) the Special Indemnification Escrow Amount, in each case, with the Escrow Agent to provide a source of funding to the Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to Article IX, and (b) the Adjustment Escrow Amount with the Escrow Agent to provide a source of funding for the adjustment provisions in Section 2.15. The Indemnification Escrow Amount, the Special Indemnification Escrow Amount and the Adjustment Escrow Account shall be held in trust by the Escrow Agent (for a period of one (1) year in the case of the Indemnification Escrow Amount, the Special Indemnity Period (as defined below) in the case of the Special Indemnification Escrow Amount and six (6) months in the case of the Adjustment Escrow Amount) pursuant to the terms of the escrow agreement in a customary form to be negotiated in good faith and mutually agreed to by the parties thereto (the “Escrow Agreement”) and shall be released in accordance with the terms thereof. The Parties hereby acknowledge and agree that each of the Indemnification Escrow Amount, the Special Indemnification Escrow Amount and the Adjustment Escrow Amount shall be treated as an installment obligation for purposes of Section 453 of the Code, and no party shall take any action or filing position inconsistent with such characterization.

2.12 Withholding and Deductions. Each of Parent, the Company, the Interim Surviving Corporation, the Final Surviving Entity, the Payments Administrator and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, or any Related Agreement, to any Person such amounts as Parent, the Company, the Interim Surviving Corporation, the Final Surviving Entity, the Payments Administrator or the Escrow Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of Tax Law; provided, that Parent shall use commercially reasonable efforts to consult with the applicable Company Equityholder prior to withholding any amounts payable hereunder (other than payments that are compensatory) and to cooperate with the applicable Company Equityholder to minimize or eliminate any such withholding. To the extent that amounts are so withheld and timely paid to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes hereof as having been paid to such Person in respect of which such deduction and withholding was made.

2.13 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a Company Stockholder that are outstanding immediately prior to the First Effective Time and which are held by Company Stockholders who have demanded and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL, and who, as of the First Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.9, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

(b) Notwithstanding the provisions of Section 2.13(a), if any Company Stockholder who holds Dissenting Shares as of the First Effective Time shall effectively withdraw or lose (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal or dissenters’ rights under the DGCL, then, as of the later of the First Effective Time and the occurrence of such event, such holder’s shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration pursuant to and subject to Section 2.9 (subject to the escrow contribution provisions of Section 2.11 and the indemnification provisions set forth in Article IX hereof) without interest thereon upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL on the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands.

2.14 Payments At Closing. At the Closing, Parent shall make, or cause to be made, the following payments by wire transfer of immediately available funds, in accordance with the information set forth in the Merger Consideration Spreadsheet prepared in accordance with Section 6.14 of this Agreement:

(a) first, to the respective holders of Debt, if any, in the aggregate amount of the Debt outstanding as of the Closing pursuant to payoff letters from each such holder (A) indicating the amount required to discharge such Company Debt in full and terminate all lines of credit thereunder at the Closing (the “Payoff Amount”) and (B) if such Company Debt is secured by any Liens, agreeing to release such Liens upon receipt of the applicable Payoff Amount;

(b) second, to the payees thereof, the Transaction Expenses in each case as directed in writing by the Company prior to the Closing;

(c) third, to the Company, the Bonus Payments, for further distribution through the Company’s or the Final Surviving Entity’s payroll system to each of the payees entitled to Bonus Payments;

(d) fourth, to the Stockholders’ Representative, the Stockholder Representative Expense Amount;

(e) fifth, to the Payments Administrator, the cash amounts payable pursuant to Section 2.8 in exchange for outstanding shares of Company Series A-2 Stock;

(f) sixth, to the Payments Administrator, the cash amounts payable pursuant to Section 2.8 in exchange for outstanding shares of Company Common Stock; and

(g) seventh, to the Company, the cash amounts payable pursuant to Section 2.9 in exchange for Vested Company Options, for further distribution through the Company’s or the Final Surviving Entity’s payroll system to each of the holders of Vested Company Options.

2.15 Closing Adjustment.

(a) Preparation of Estimated Closing Balance Sheet; Estimated Net Working Capital.

(i) The Company shall prepare in good faith and, at least five (5) Business Days prior to the Closing Date, deliver to Parent a statement (the “Estimated Closing Statement”) setting forth (A) an estimated balance sheet of the Company Group on a consolidated basis, which shall be in form and substance reasonably acceptable to Parent, as of 12:01 a.m., Eastern time, on the Closing Date, reflecting thereon the Company’s best estimate of all balance sheet items of the Company (together with the estimated calculations referenced below, the “Estimated Closing Balance Sheet”), and (B) the calculations (collectively, the “Estimated Closing Calculations”) of (1) Net Working Capital of the Company Group , based on the Estimated Closing Balance Sheet (“Estimated Net Working Capital”), (2) the unpaid Transaction Expenses as of immediately prior to the Closing (“Estimated Transaction Expenses”), (3) the unpaid Debt of the Company Group as of immediately prior to the Closing (“Estimated Debt”) and (4) the estimated Cash of the Company Group as of immediately prior to the Closing (“Estimated Cash”). The Estimated Closing Balance Sheet and the Estimated Closing Calculations shall be prepared and calculated in accordance with GAAP, and to the extent in accordance with GAAP, applied using the same accounting methods as set forth in the sample closing balance sheet attached to this Agreement as Schedule 2.15(a)(i) (collectively, the “Accounting Principles”). The Company shall also deliver at least five (5) Business Days prior to the Closing Date, the Merger Consideration Spreadsheet with the information set forth in Section 6.14. The Company shall also provide reasonable detail supporting each such calculation.

(ii) Following receipt of the Estimated Closing Balance Sheet, the Company shall permit Parent and its representatives at all reasonable times and upon reasonable notice to review the Company Group’s working papers relating to the Estimated Closing Balance Sheet (including the Estimated Net Working Capital, the Estimated Transaction Expenses, the Estimated Debt and the Estimated Cash) as well as the Company Group’s accounting books and records relating to the determination of the Estimated Closing Balance Sheet, and the Company shall, and shall cause each other member of the Company Group to, make reasonably available its representatives responsible for the preparation of the Estimated Closing Balance Sheet in order to respond to the reasonable inquiries of Parent. Prior to Closing, the Parties (other than the Stockholder Representative) shall discuss in good faith the computation of any of the items on the Estimated Closing Balance Sheet (including the Estimated Net Working Capital, the Estimated Transaction Expenses, the Estimated Debt and the Estimated Cash).

(b) Preparation of Final Closing Balance Sheet.

(i) As promptly as practicable, but no later than ninety (90) days after the Closing Date, Parent may, in its sole discretion, prepare and deliver to the Stockholder Representative a statement setting forth (the “Closing Statement”) (A) a balance sheet of the Company Group as of 12:01 a.m., Eastern time, on the Closing Date, reflecting thereon Parent’s determination of the balance sheet of the Company Group on a consolidated basis as of 12:01 a.m., Eastern time, on the Closing Date (the “Closing Balance Sheet”), and (B) the calculations (collectively, the “Closing Calculations”) of (1) the Closing Net Working Capital of the Company based on the Closing Balance Sheet (the “Closing Net Working Capital”), (2) the unpaid Transaction Expenses as of immediately prior to the Closing (the “Closing Transaction Expenses”), (3) the unpaid Debt of the Company Group as of immediately prior to the Closing (the “Closing Debt”), and (4) Cash of the Company Group as of immediately prior to the Closing (“Closing Cash”). The Closing Balance Sheet and Closing Calculations shall be prepared and calculated in accordance with GAAP and the Accounting Principles, to the extent such Accounting Principles are in accordance with GAAP. If Parent does not deliver the Closing Balance Sheet and the Closing Calculations within ninety (90) days after the Closing Date, then the Estimated Closing Balance Sheet shall be deemed the “Final Closing Balance Sheet” and the Estimated Closing Calculations shall be deemed to have been accepted by Parent and shall be final, binding upon the Company Equityholders and Parent and shall not be subject to dispute or review.

(ii) Upon receipt of the Closing Statement, the Stockholder Representative and its accountants will be given reasonable access (including electronic access, as applicable) to the Company’s books, records, calculations, work papers and other documentation of Parent related to the Closing Statement, including but not limited to the individuals responsible for preparing the Closing Statement, as they may reasonably require for the purpose of verifying, and resolving any disputes or responding to any matters or inquiries raised in, the Closing Statement; provided that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Company.

(iii) Unless the Stockholder Representative delivers the Dispute Notice within thirty (30) days after receipt of the Closing Balance Sheet and Closing Net Working Capital, such Closing Balance Sheet shall be deemed the “Final Closing Balance Sheet,” and the Closing Calculations and the Adjustment Amount, shall be deemed to have been accepted by the Stockholder Representative, and each shall be binding upon the Company Equityholder and Parent and shall not be subject to dispute or review. If the Stockholder Representative disagrees with the Closing Balance Sheet, the Closing Calculations or the Adjustment Amount, the Stockholder Representative may, within thirty (30) days after receipt thereof, notify Parent in writing (the “Dispute Notice”), which Dispute Notice shall provide reasonable detail of the nature of each disputed item on the Closing Balance Sheet, including all supporting documentation thereto, and the Stockholder Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet delivered pursuant to this Section 2.15(b)(iii). Parent and the Stockholder Representative shall first use commercially reasonable efforts to resolve such dispute between themselves in good faith, and, if Parent and the Stockholder Representative are able to resolve such dispute, the Closing Balance Sheet shall be deemed the “Final Closing Balance Sheet”, and shall be conclusive and binding upon the Company Equityholders and Parent and shall not be subject to dispute or review, and the Closing Calculations and the Adjustment Amount as revised shall be conclusive and binding upon the Company Equityholders and Parent and shall not be subject to dispute or review. If Parent and the Stockholder Representative are unable to resolve the dispute within fifteen (15) days (or such longer period as Parent and the Stockholder Representative mutually agree) after receipt by Parent of the Dispute Notice, Parent and the Stockholder Representative shall submit the dispute to a nationally recognized independent accounting firm selected by Parent and the Stockholder Representative which shall not have been engaged for any material matter, directly or indirectly, by any party hereto within the preceding two (2) years (the “Accountants”). The Accountants shall be directed to act as experts and not arbiters and shall be directed to determine only those items that remain in dispute on the Closing Balance Sheet, the Closing Calculations and the Adjustment Amount, in each case in accordance with GAAP and the Accounting Principles, to the extent such Accounting Principles are in accordance with GAAP. Each of Parent and the Stockholder Representative shall furnish to the Accountants such workpapers and other documents and information relating to such objections as the Accountants may reasonably request and are available to that party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Accountants any material relating to the determination of the matters in dispute and to discuss such determination with the Accountants. Each of Parent and the Stockholder Representative shall assign a value to each disputed item and the Accountants shall determine each disputed item separately (based on the determination that most closely complies with the terms of this Agreement), but shall not assign a value to any disputed item that is greater than the greatest value for such disputed item assigned to it by either party or less than the smallest value for such disputed item assigned to it by either party. Promptly, but no later than thirty (30) days after engagement, the Accountants shall deliver a written report to Parent and the Stockholder Representative as to the resolution of the disputed items, the resulting Final Balance Sheet as determined by the Accountants shall be deemed the “Final Closing Balance Sheet,” shall be conclusive and binding upon the Company Equityholders and Parent and shall not be subject to dispute or review, and the resulting Closing Calculations and the resulting Adjustment Amount as revised shall be conclusive and binding upon the Company Equityholders and Parent and shall not be subject to dispute or review. The fees and expenses of the Accountants in connection with the resolution of disputes pursuant to this Section 2.15(b)(iii) shall be borne pro rata as between Parent and the Stockholder Representative (on behalf of the Company Equityholders) as a Transaction Expense, in proportion to the allocation of the dollar value of the amounts in dispute as between Parent and the Stockholder Representative (set forth in the written submissions to the Accountants) made by the Accountants such that the party prevailing on the greater dollar value of such disputes pays the less proportion of the fees and expenses. For example, if the Stockholder Representative challenges items in the net amount of $1,000,000 and the Accountants determine that Parent has a valid claim for $400,000 of the $1,000,000, Parent shall bear sixty percent (60%) of the fees and expenses of the Accountants and the

Stockholder Representative (on behalf of the Company Equityholders) shall bear the remaining forty percent (40%) of the fees and expenses of the Accountants as a Transaction Expense. Parent and the Stockholder Representative agree that they will, and agree to cause their respective representatives and independent accountants to, cooperate and assist in the preparation of the Closing Balance Sheet and in the conduct of the reviews referred to in this Section 2.15(b)(iii), including the making promptly available to the extent necessary of books, records, work papers and personnel.

(iv) The Base Cash Consideration, shall be adjusted, dollar for dollar, downwards to the extent that the Adjustment Amount is negative and upwards to the extent the Adjustment Amount is positive. The “Adjustment Amount” means an amount equal to the sum of (A) the difference between the Closing Net Working Capital minus the Estimated Net Working Capital, (B) the Estimated Transaction Expenses minus the Closing Transaction Expenses set forth on the Final Closing Balance Sheet, (C) the Estimated Debt minus the amount the Closing Debt set forth on the Final Closing Balance Sheet and (D) the Closing Cash set forth on the Final Closing Balance Sheet minus the Estimated Cash. Within five (5) Business Days following the determination of the Closing Calculations in accordance with Section 2.15(b)(iii), (x) if the Adjustment Amount is negative, Parent shall be entitled to first recover from the Adjustment Escrow Fund and then, to the extent necessary, at Parent’s option, either from the Indemnification Escrow Fund or directly from the Company Equityholders based on their Pro Rata Shares as set forth on the Merger Consideration Spreadsheet, a total amount equal to the absolute value of the Adjustment Amount (which amount shall be payable by the Escrow Agent to Parent within five (5) Business Days of such determination), and any amounts in the Adjustment Escrow Fund after any amounts payable to Parent pursuant to this clause (x) have been paid in full be released to the Payments Administrator for distribution to the Company Equityholders in accordance with their Pro Rata Share; and (y) if the Adjustment Amount is positive, Parent shall make a cash payment to the Payments Administrator in the amount of the Adjustment Amount for distribution to the Company Equityholders in accordance with their Pro Rata Share and any amounts in the Adjustment Escrow Fund shall be released to the Payments Administrator for distribution to the Company Equityholders in accordance with their Pro Rata Share.

2.16 No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Series C Stock shall be issued in exchange for any Company Capital Stock, and no holder of any of the foregoing shall be entitled to receive a fractional share of Parent Series C Stock. In the event that any holder of Company Capital Stock would otherwise be entitled to receive a fractional share of Parent Series C Stock (after aggregating all shares and fractional shares of Parent Series C Stock issuable to such holder), then such holder shall be paid an amount in Dollars (without interest) determined by multiplying (a) the Parent Series C Stock Price by (b) the fraction of a share of Parent Series C Stock to which such holder would otherwise be entitled. The Parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Series C Stock was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional shares of Parent Series C Stock.

2.17 Transfers of Ownership. If any certificate for shares of Parent Series C Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for shares of Parent Series C Stock in any name other than that of the registered holder of the Certificate surrendered, or will have established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

2.18 Tax Consequences. The Integrated Merger is intended to be treated a single transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. Each party hereto shall cause all Tax Returns relating to the Integrated Merger to be filed on the basis of treating the Integrated Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including filing the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code), and will not knowingly take any action, allow any action to be taken or fail to take any action required hereby that could reasonably be expected to prevent or impede the Integrated Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Except for the covenants in this Section 2.18, and representations set forth in Sections 4.1 and 4.18 of this Agreement, Parent does not make any representations or warranties to the Company or to any Company Equityholder regarding the Tax treatment of the Integrated Merger, or any of the Tax consequences to the Company or any Company Equityholder of this Agreement, the Integrated Merger or any of the other transactions or securityholders of the agreements contemplated hereby. The Company acknowledges that the Company and the Company Equityholders are relying solely on their own Tax advisors in connection with this Agreement. Each Party to this Agreement acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

2.19 Stockholder Representative Expense Amount. Prior to the Closing, the Company will wire to the Stockholder Representative $100,000.00 (the “Stockholder Representative Expense Amount”), which will be held by the Stockholder Representative as agent and for the benefit of the holders of Company Common Stock in a segregated client account and which will be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement, the Escrow Agreement, any Stockholder Representative engagement agreement and any Related Agreements. The Company Equityholders will not receive any interest or earnings on the Stockholder Representative Expense Amount and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will hold the Stockholder Representative Expense Fund separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes, and will not voluntarily make it available to its creditors in the event of bankruptcy. The Stockholder Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Stockholder Representative Expense Fund other than as a result of its Fraud, gross negligence or willful misconduct. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative will deliver the balance of the Stockholder Representative Expense Fund to the Payments Administrator for distribution to the Company Equityholders immediately prior to the First Effective Time, in accordance with their respective Pro Rata Shares as instructed by the Stockholder Representative in writing. For U.S. federal income tax purposes, the Stockholder Representative Expense Fund will be treated as having been received and voluntarily set aside by the Company Equityholders at the First Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are specifically disclosed in the disclosure schedule dated the date hereof and delivered herewith to Parent (the “Company Schedules”), the Company hereby represents and warrants to each of Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

3.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its Business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Company Schedule 3.1(a), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary. The Company has made available to Parent a true and correct copy of the Company Certificate of Incorporation and its By-laws, each as amended to date and in full force and effect on the date hereof. The Company has not violated the Company Certificate of Incorporation or its By-laws. Company Schedule 3.1(b) lists every state or foreign jurisdiction in which the Company has facilities, maintains an office or has an Employee.

3.2 Subsidiaries and the Practices.

(a) Company Schedule 3.2(a)(i) sets forth a complete and accurate list identifying each Person in which the Company, each Subsidiary and to the Knowledge of the Company each Practice owns, holds or has any right to acquire any capital stock or other equity, voting, financial, beneficial or ownership interest and the jurisdiction of organization of such Person. Except as set forth on Company Schedule 3.2(a)(i), none of the Company, any Subsidiary or to the Company’s Knowledge any Practice (A) owns and has never otherwise owned, directly or indirectly, any capital stock of or any other equity interest in, or controlled, directly or indirectly, any other Person or any Subsidiary and (B) does not own and has never otherwise owned, directly or indirectly, any equity or other ownership interest in any partnership, joint venture or similar business entity. Each

Subsidiary and each Practice is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation. Each Subsidiary and each Practice has all requisite power and authority to own, lease and operate its properties and to carry on its Business as now being conducted. Each Subsidiary and each Practice is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction listed on Company Schedule 3.2(a)(ii), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary. The Company has made available to Parent a true and correct copy of each Subsidiary’s and each Practice’s certificate of incorporation and by-laws (or other comparable organizational documents), each as amended to date and in full force and effect on the date hereof. No Subsidiary and no Practice has violated its certificate of incorporation or by-laws or comparable organizational documents. Company Schedule 3.2(a)(iii) lists every state or foreign jurisdiction in which each Subsidiary and each Practice has facilities, maintains an office or has an Employee. Except as set forth in Company Schedule 3.2(a)(iv), none of the Company, any Subsidiary or to the Company’s Knowledge any Practice is and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. There are no Persons that have been merged into or consolidated with or that otherwise are predecessors to any member of the Company, any Subsidiary or to the Company’s Knowledge any Practice. There are no outstanding powers of attorney executed by or on behalf of the Company, any Subsidiary or to the Company’s Knowledge any Practice (except for any power of attorney executed on behalf of any member of the Company Group in favor of the Company).

(b) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) other than Permitted Liens. There are no outstanding (i) securities of any Subsidiary or, to the Company’s Knowledge, any Practice convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary or to the Company’s Knowledge any Practice or (ii) options or other rights to acquire from any Subsidiary or to the Company’s Knowledge any Practice, or obligation on the part of the Company, any Subsidiary or to the Company’s Knowledge any Practice to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary or Practice(the items in clauses (i) and (ii) being referred to collectively as the “Company Group Securities”). There are no outstanding obligations of any member of the Company, any Subsidiary or to the Company’s Knowledge any Practice to repurchase, redeem or otherwise acquire any outstanding Company Group Securities. All of the outstanding share capital of each Subsidiary and to the Knowledge of the Company each Practice has been duly authorized and validly issued and is fully paid and non-assessable.

3.3 Directors and Officers. Company Schedule 3.3 accurately sets forth: (a) the names of the members of the board of directors of each member of the Company Group; (b) names of the members of each committee of the board of directors of each member of the Company Group; and (c) the names and titles of the officers of each member of the Company Group.

3.4 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 59,700,000 shares of common stock, par value $0.0001 per share (the “Company Common Stock”), of which 17,816,544 shares are issued and outstanding as of the date hereof, and 37,205,511 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). Of the authorized Company Preferred Stock:

(i) 1,938,880 shares have been designated Series Seed Preferred Stock, all of which shares are issued and outstanding as of the date hereof;

(ii) 7,565,296 shares have been designated Series Seed-1 Preferred Stock, 4,190,130 of which shares are issued and outstanding as of the date hereof;

(iii) 12,659,487 shares have been designated Series A Preferred Stock, all of which shares are issued and outstanding as of the date hereof;

(iv) 10,752,699 shares have been designated Series A-1 Preferred Stock, none of which shares are issued and outstanding as of the date hereof; and

(v) 4,289,179 shares have been designated Series A-2 Preferred Stock, 2,980,059 of which shares are issued and outstanding as of the date hereof.

The Company does not have any other shares of capital stock authorized, issued or outstanding. As of the date hereof, the outstanding shares of Company Capital Stock are held of record and, to the Knowledge of the Company, beneficially by the Persons, with the addresses of record and in the amounts set forth on Company Schedule 3.4(a). All outstanding shares of Company Capital Stock (x) are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Certificate of Incorporation or By-laws of the Company or any agreement to which the Company is a party or by which it is bound, and (y) have been offered, sold and delivered by the Company in compliance with all applicable Laws. All preferential rights of the Company Preferred Stock in connection with the sale of substantially all of the assets of the Company or a merger involving the Company are set forth in the Company Certificate of Incorporation. Each outstanding share of Company Preferred Stock is convertible into one share of Company Common Stock in accordance with the terms of the Company Certificate of Incorporation. Other than the Accruing Dividends, there are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.

(b) (i) Except as set forth on Company Schedule 3.4(b)(i) and except for the Company’s 2014 Equity Incentive Plan, as amended and restated and in effect on the date hereof (the “Company Option Plan”) and for stock option grants and stock issuances pursuant thereto, no member of the Company Group has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company Option Plan has been duly authorized, approved and adopted by the Company’s board of directors and the Company Stockholders and is in full force and effect. The Company has reserved a total of 5,578,141 shares of Company Common Stock for issuance to Employees of, and consultants or independent contractors to, the Company under the Company Option Plan, of which as of the date hereof (x) 4,500,469 shares are issuable upon the exercise of outstanding, unexercised Company Options, (y) 326,302 shares are available for grant but have not yet been granted pursuant to the Company Option Plan, and (z) 751,370 shares have been issued and are outstanding pursuant to the prior exercise of stock options or other stock rights granted pursuant to the Company Option Plan. No outstanding Company Option permits payment of the exercise price therefor by any means other than by cash or check or, at the discretion of the board of directors of the Company, by the surrender of shares of Company Common Stock, in consideration of services rendered, by delivery of a full recourse promissory note, or any other form permitted by the DGCL. All outstanding Company Options have been offered, issued and delivered by the Company in material compliance with all applicable Laws and with the terms and conditions of the Company Option Plan. Company Schedule 3.4(b)(i) sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of such holder as reflected on the books of the Company, an indication of whether such holder is a Current Employee of any member of the Company Group, the date of grant or issuance of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option and whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement, and whether such option is a nonstatutory stock option or an incentive stock option as defined in Section 422 of the Code. Each Company Option has an exercise price that equals or exceeds the fair market value of a share of Company Common Stock as of the date of grant of such Company Option within the meaning of Section 422 of the Code regardless of whether such Company Option is otherwise intended to be an incentive stock option within the meaning of Section 422 of the Code.

(ii) Except for the Company Options set forth on Company Schedule 3.4(b)(ii) and the Company Warrants set forth on Company Schedule 3.4(b)(iv), there are no Company Stock Rights or agreements of any character, written or oral, to which any member of the Company Group is a party, or by which any member of the Company Group is bound, obligating any member of the Company Group to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Capital Stock or Company Group Securities or obligating any member of the Company Group to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Company Stock Right or any Company Group Securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any member of the Company Group. No member of the Company Group has, or at the First Effective Time will have, any Debt.

(iii) The Company has taken all actions necessary (under the Company Option Plan, any applicable Laws, any equity award or similar agreements in connection with the Option Plan or otherwise) to effectuate the provisions of Section 6.21.

(iv) Company Schedule 3.4(b)(iv) accurately sets forth, with respect to each Company Warrant: (i) the name of the holder of such Company Warrant; (ii) the series and total number of shares of Company Capital Stock that are subject to such Company Warrant and the series and number of shares of Company Capital Stock with respect to which such Company Warrant is immediately exercisable; (iii) the date on which such Company Warrant was issued and the term of such Company Warrant; and (iv) the exercise price per share of Capital Stock purchasable under such Company Warrant. The Company has made available to Parent an accurate and complete copy of each Company Warrant. All outstanding Company Warrants have been offered, issued and delivered by the Company in material compliance with all applicable Laws. All outstanding Company Warrants will have been cancelled or terminated prior to the Closing as provided herein, as applicable, and will be of no further force or effect, without any liability to the Company, the Interim Surviving Corporation, Parent or their Affiliates or any other Person arising therefrom.

(v) Except for the Company Investor Agreements, there are no (x) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of any member of the Company Group to which any member of the Company Group is a party, by which any member of the Company Group is bound, or of which the Company has Knowledge, or (y) agreements or understandings to which any member of the Company Group is a party, by which any member of the Company Group is bound, or of which the Company has Knowledge relating to the voting, registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Capital Stock or Company Group Securities. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby by the Company does not implicate any rights or obligations under the Company Investor Agreements that have not been complied with or waived. The holders of Company Capital Stock and Company Stock Rights have been or will be properly given or shall have properly waived any required notice prior to the Merger. No state or foreign “fair price,” “moratorium,” “control share acquisition,” or other anti- takeover statute or regulation or other similar Law applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

(vi) The Merger Consideration Spreadsheet shall be true and correct in all respects as of the Closing Date.

3.5 Authority. The Company has all requisite corporate power and authority to enter into this Agreement, the Related Agreements and any other agreements, certificates or documents contemplated hereby or thereby to which it is a party and, subject to obtaining the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement and the Related Agreements to which it is a party and the transactions contemplated hereby and thereby (including the Merger), subject only to obtaining the Company Stockholder Approval. The board of directors of the Company has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders, (b) adopted and approved this Agreement and approved the Merger and the other transactions contemplated hereby and thereby, and (c) resolved to recommend that the Company Stockholders adopt and approve this Agreement, the Related Agreements and the other transactions contemplated hereby and thereby, and approve the Merger. The adoption of this Agreement and the Company Stockholder Approval, constitute all the votes, consents or approvals required of the Company Stockholders in connection with this Agreement and the Related Agreements and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger. This Agreement has been, and each of the Related Agreements to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of each of the Related Agreements they will at Closing constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

3.6 No Conflict. The execution and delivery of this Agreement and the Related Agreements, and the consummation of the Merger, and the performance of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the Company Certificate of Incorporation, By-laws or other organizational or constituent documents of any member of the Company Group, (b) any (i) Contract to which any member of the Company Group is a party or to which they or any of their respective properties or assets (whether tangible or intangible) is subject or bound or (ii) Contract described in Section 3.19 or set forth on Company Schedule 3.19, or (c) any Law applicable to any member of the Company Group or any of their respective properties or assets (whether tangible or intangible).

3.7 Consents.

(a) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any foreign or domestic: (i) nation, state, county, city, town, village, district, tribal region or other jurisdiction of any nature; (ii) federal, state, local, municipal or other government, including any department, agency or political subdivision thereof; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, commission, board, bureau, instrumentality or entity and any court or other tribunal); (iv) multi-national organization or body; (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or Tax Authority or power of any nature; or (vi) any agent or representative of any of the foregoing, including, without limitation, any Medicare Administrative Contractor, Recovery Auditor, Zone Program Integrity Contractor, Medicaid contractor or similar Government Program contractor (each, a “Governmental Entity”), is required by or of any member of the Company Group in connection with the execution and delivery of this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings required under the HSR Act and other applicable antitrust or competition Laws, if any.

(b) Company Schedule 3.7(b) sets forth all notices to, and all consents, waivers and approvals of, parties to any Material Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which any member of the Company Group, as the case may be, would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred) after the First Effective Time so as to preserve all rights of, and benefits to, the Interim Surviving Corporation and its Subsidiaries, as the case may be, under such Material Contracts from and after the First Effective Time.

3.8 Company Group Financial Statements and Internal Controls.

(a) Attached to Company Schedule 3.8(a) are true, correct and complete copies of (i) the audited consolidated balance sheets and related audited consolidated statements of income, cash flows and stockholders’ equity of Carena (the “Carena Audited Balance Sheet”) as of and for the fiscal year ended December 31, 2016 and the opinion of MossAdams, LLP, Carena’s independent auditor, thereon (such audited financial statements, collectively, the “Carena Audited Financial Statements”), (ii) the reviewed consolidated balance sheets and related reviewed consolidated statements of income, cash flows and stockholders’ equity of Carena as of and for the fiscal year ended December 31, 2015 and (iii) each of the following consolidated financial statements of the Company Group (collectively, the “Company Group Financial Statements”): (A) the audited consolidated balance sheets and related audited consolidated statements of income, cash flows and Company Stockholders’ equity of the Company Group (the “Company Group Audited Balance Sheet”) as of and for the fiscal years ended December 31, 2015 and December 31, 2016 and the opinion of BDO USA,

LLP, the Company’s independent auditor, thereon (such audited financial statements, collectively, and together with the Carena Audited Financial Statements, the “Company Group Audited Financial Statements”), (B) the unaudited consolidated balance sheet and related unaudited consolidated statement of income of the Company Group (the “Company Group Unaudited Financial Statements”) as of and for the fiscal year ended December 31, 2017 (the “Balance Sheet Date”) and (iii) the unaudited consolidated balance sheet of the Company Group (the “Interim Balance Sheet”) as of February 28, 2018 (such date the “Interim Balance Sheet Date”) and the related unaudited consolidated statement of income for the two (2) month period ended February 28, 2018.

(b) The books and records of the Company Group (i) have been and are being maintained in accordance with generally accepted accounting principles effective in the United States (“GAAP”), except that the unaudited Company Group Financial Statements may not contain all footnotes and customary year-end adjustment required by GAAP and (ii) are complete, properly maintained and do not contain or reflect any inaccuracies or discrepancies.

(c) The Company Group Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and, to the extent in accordance with GAAP, in accordance with the Accounting Principles. The Company Group Financial Statements fairly and accurately present the consolidated financial condition of the Company Group as of such dates and the consolidated results of operations of the Company Group for such periods, and were derived from and are consistent with the books and records of the Company Group; provided, however, that the Company Group Unaudited Financial Statements are subject to normal year-end adjustments (which shall not be material individually or in the aggregate) and the Company Group Unaudited Financial Statements exclude the application of purchase accounting with respect to the Company’s acquisition of Carena. Since December 31, 2015, no member of the Company Group has changed its methods of accounting, accounting principles, accounting practices, collection practices or credit policy.

(d) The Company Group maintains systems of internal accounting and financial reporting controls designed to ensure that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. The Company Group has made available to Parent (x) a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company Group to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company Group to record, process, summarize and report financial data and (y) all reports and other documents concerning internal controls delivered to the Company Group by its auditors since December 31, 2015. There have been no fraud or whistle-blower allegations, whether or not material, that involve management or other Current or Former Employees or consultants.

3.9 No Undisclosed Liabilities.

(a) No member of the Company Group has any Liability, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in any Liability, except for Liabilities (i) reflected in or reserved against on the Interim Balance Sheet or (ii) that are Transaction Expenses.

(b) No member of the Company Group has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, or (v) been convicted of, or pleaded guilty or no contest to, any felony. No member of the Company Group is insolvent. No officer or director of the Company, and to the Knowledge of the Company, no Current Employee has been convicted of, or pleaded guilty or no contest to, any felony.

(c) Company Schedule 3.9 sets forth the amount of, and a breakdown (on a creditor-by-creditor basis) of all Debt of the Company Group.

3.10 Absence of Certain Changes. Except as set forth in Company Schedule 3.10 or as specifically contemplated by this Agreement, since the Balance Sheet Date through the date hereof, there has not been, occurred or arisen any:

(a) transaction by any member of the Company Group that was not in the ordinary course of business and consistent with past practices;

(b) amendments or changes to the Company Certificate of Incorporation or By- laws of the Company or the comparable organizational documents of any other member of the Company Group;

(c) capital expenditure or capital commitment by any member of the Company Group in any amount in excess of $250,000 in any individual case or $500,000 in the aggregate;

(d) payment, discharge or satisfaction of any Liability of any member of the Company Group, other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practices of Liabilities reflected or reserved against in the Interim Balance Sheet;

(e) failure to pay accounts payable when due or any delay in payment or renegotiation thereof;

(f) destruction of, damage to or loss of any assets of any member of the Company Group (whether or not covered by insurance), or termination or cancellation of any Contract to which any member of the Company Group is a party or by which any member of the Company Group is bound with any customer or re-seller of any member of the Company Group’s products or services, or notice of intended termination or cancellation or non-renewal of any Contract or customer relationship with any customer or re-seller of any member of the Company Group;

(g) work stoppage, labor strike or other labor trouble with respect to any Current Employees, current consultants or current independent contractors, or any action, suit, claim, labor dispute or grievance relating to any labor, employment and/or safety matter involving the Current Employees or Former Employees, consultants or independent contractors of any member of the Company Group, including charges of wrongful discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;

(h) adoption of or change in any Tax or other accounting methods, principles or practices or change in any annual Tax accounting period; new or change in any Tax election; settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; filing of any amended Tax Return; entry into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement (other than an Ordinary Commercial Agreement) or closing agreement relating to any Tax; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, in each case by or with respect to any member of the Company Group other than an initial extension obtained in connection with an extension for the filing of any Tax Return;

(i) revaluation by any members of the Company Group of any of their assets, including the writing down of the value of inventory or writing off of notes or accounts receivable;

(j) (A) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or Company Group Securities, or any direct or indirect redemption, purchase or other acquisition by any member of the Company Group of any Company Capital Stock, Company Stock Rights or Company Group Securities, other than repurchases of Company Common Stock from Employees, consultants, independent contractors or other Persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the termination of employment or other services, (B) split, combination or reclassification of any Company Capital Stock, or (C) issuance or authorization of the issuance of any Company Capital Stock or Company Group Securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Options or Company Warrants pursuant to their terms, or any other securities in respect of, in lieu of or in substitution for any Company Capital Stock or Company Group Securities, including any Company Stock Rights;

(k) increase in the salary or other compensation payable or to become payable by any member of the Company Group to any of their Current Employees, or current consultants, independent contractors, or advisors, including the modification of any existing compensation or equity arrangements with such individuals (including any repricing of any Company Stock Rights or any acceleration, promise of acceleration, or amendment of any vesting terms related to thereto held by such individuals), outside the ordinary course of business, or the declaration, payment or commitment or obligation of any kind for the payment, by any member of the Company Group, of a bonus or other additional salary or compensation to any such Person except in any case pursuant to the express terms of Contracts outstanding as of the Balance Sheet Date and disclosed in the Company Schedules;

(l) Employee terminations and/or layoffs by any member of the Company Group;

(m) (A) grant of any severance or termination pay to any Current Employee or Former Employee, consultant or independent contractor except payments made pursuant to written agreements in effect on the date hereof and as disclosed in the Company Schedules, (B) adoption or amendment of any Company Employee Plan, or (C) entering into any employment contract, extension of any employment offer, payment or agreement to pay any bonus or special remuneration to any Current Employee or Former Employee, in each case other than pursuant to standard written agreements in effect on the date hereof and disclosed in Company Schedule 3.20;

(n) entering into any Material Contract (except commercially available in- bound “shrink wrap” or “clickwrap” end-user licenses in the ordinary course of business and consistent with past practices), entered into any termination, extension, amendment or modification of the terms of any Material Contract to which any member of the Company Group is a party or by which any member of the Company Group is bound, or any waiver, release or assignment of any rights or claims thereunder;

(o) sale, lease, license or other disposition of any assets or properties of any member of the Company Group, or creation of any Lien (other than a Permitted Lien) in such assets or properties, except sales or non-exclusive licenses of Company Products in the ordinary course of business and consistent with past practices;

(p) loan by any member of the Company Group to any Person, incurrence by any member of the Company Group of any Debt, guarantee by any member of the Company Group of any Debt, issuance or sale of any debt securities of any member of the Company Group or purchase of or guaranteeing of any debt securities of others, except for advances and loans made by the Company or a Subsidiary to a Practice in the ordinary course of business and advances to Employees for travel and business expenses in the ordinary course of business and consistent with past practices;

(q) waiver or release of any right or claim of any member of the Company Group, including any write-off or other compromise of any account receivable of the Company, except in the ordinary course of business and consistent with past practices;

(r) commencement, or notice or threat of commencement, of any Action with respect to any member of the Company Group or their affairs, or commencement of any litigation by any member of the Company Group or settlement of any lawsuit, proceeding or investigation (regardless of the party initiating the same);

(s) (i) transfer or sale by any member of the Company Group of any rights to the Company Intellectual Property or the entering by any member of the Company Group into of any license agreement (other than non-exclusive end-user license agreements entered into by any member of the Company Group in the ordinary course of business consistent with past practices that do not include any rights with respect to source code), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Company Intellectual Property with any Person, (ii) purchase or other acquisition by any member of the Company Group of any Intellectual Property or the entering by any member of the Company Group into any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any other Person, other than commercially available, in-bound “shrink wrap” or “click-wrap” end-user licenses, or (iii) entering into or amendment of any agreement with respect to the development of any Intellectual Property with a third party;

(t) Material Contract, or modification to any Material Contract, pursuant to which any Person was granted by any member of the Company Group marketing, distribution, reseller, development, manufacturing or similar rights of any type or scope with respect to any Company Intellectual Property, products, services or Technology of any member of the Company Group;

(u) event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or reasonably could be expected to have a Company Material Adverse Effect; or

(v) agreement (whether written or oral) by any member of the Company Group, or any Current Employees thereof, to do any of the things described in the preceding clauses (a) through (u) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).

3.11 Accounts Receivable. Company Schedule 3.11 lists all accounts receivable, notes receivable and other receivables of the Company Group as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since being invoiced. All of the accounts receivable of the Company Group arose from bona fide transactions entered into in the ordinary course of business and are carried at values determined in accordance with GAAP, and to the extent in accordance with GAAP, the Accounting Principles and, to the Company’s Knowledge, will be good and collectible in full, without counterclaim or set off, except to the extent of any reserve for uncollectible accounts receivable set forth on the Interim Balance Sheet. No Person has any Lien on any accounts receivable of any member of the Company Group and no request or agreement for deduction or discount has been made with respect to any accounts receivable of any member of the Company Group. The Company has no Knowledge that any of its customers has any basis for any deduction, discount or refund in respect of accounts receivable or has otherwise indicated its unwillingness to pay any account receivable. No accounts receivable is contingent upon the future performance by the Company Group of any obligation or Contract other than normal warranty repair and replacement. No agreement for deduction, future product or service credit or discount has been made with respect to any of such accounts receivable.

3.12 Restrictions on Business Activities.

(a) Except as set forth on Company Schedule 3.12(a), there is no Contract, judgment, injunction, order or decree to which any member of the Company Group is a party, is subject, or that is otherwise binding on any member of the Company Group that has had, or could reasonably be expected to have, the effect of prohibiting or impairing any business practice of any member of the Company Group, any acquisition of property (tangible or intangible) by any member of the Company Group, the conduct of business by any member of the Company Group as currently conducted or as currently contemplated to be conducted, or otherwise limiting the freedom of any member of the Company Group to engage in any line of business or to compete with any Person, in each case whether arising as a result of a change in control of any member of the Company Group or otherwise. Without limiting the generality of the foregoing, except as set forth on Company Schedule 3.12(a), no member of the Company Group has (i) entered into any agreement under which any member of the Company Group is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers in any geographic area, during any period of time, or in any segment of the market, or (ii) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Technology or products of any member of the Company Group in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.

(b) Except as set forth on Company Schedule 3.12(b), there is no Contract or judgment, injunction, order or decree to which any member of the Company Group is a party, is subject, or that is otherwise binding on any member of the Company Group, that would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any of its Subsidiaries, any acquisition of property (tangible or intangible) by Parent or any of its Subsidiaries, the conduct of business by Parent or any of its Subsidiaries, or otherwise limiting the freedom of Parent or any of its Subsidiaries to engage in any line of business or to compete with any Person after the consummation of the transactions contemplated by this Agreement.

3.13 Title to Properties; Absence of Liens and Encumbrances.

(a) (i) None of the real property used or occupied by a member of the Company Group, in each case together with all buildout, fixtures and improvements created thereon (“Real Property”), is owned by any member of the Company Group, nor has any member of the Company Group ever owned any real property. All of the Real Property is leased or subleased by a member of the Company Group.

(ii) Company Schedule 3.13(ii) sets forth all leases, subleases and other agreements pursuant to which the members of the Company Group derives its rights in the Real Property (the “Leases”), including, with respect to each such Lease, the identity of the landlord or sublandlord, the addresses, the date of such Lease and each amendment thereto, and the aggregate annual rent.

(iii) The Leases are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by any member of the Company Group or, to the Company’s Knowledge, by any other Person, or any event that, with or without notice or lapse of time or both, would constitute a default by any member of the Company Group or, to the Company’s Knowledge, by any other Person. The Company has delivered to Parent complete copies of all Leases, including all amendments and agreements related thereto, and the Leases constitute the entire agreement between any member of the Company Group and each landlord or sublandlord with respect to the Real Property. All rent and other charges currently due and payable by any member of the Company Group under the Leases have been paid.

(iv) A member of the Company Group is the holder of the tenant’s interest under the Leases and has not assigned the Leases nor subleased all or any portion of the premises leased thereunder other than as set forth on Company Schedule 3.13(iv). No member of the Company Group has made any alterations, additions or improvements to the premises leased under the Leases that are required to be removed (or of which any landlord or sublandlord could require removal) at the termination of the applicable Lease terms.

(b) The tangible assets and properties of the Company Group are adequate and sufficient, for the conduct of the Business of the Company Group as currently conducted and are in reasonable operating condition, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used. The Company Group has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, other than Intellectual Property which is addressed in Section 3.13 free and clear of any Liens except for Permitted Liens. The tangible assets and properties of the Company Group constitute all of the tangible assets and properties necessary or useful to the conduct of the Business of the Company Group as currently conducted.

3.14 Governmental Authorization. Company Schedule 3.14 lists each consent, license, permit, grant or other authorization issued to any member of the Company Group or any Employee by any Governmental Entity (a) pursuant to which any member of the Company Group currently operates or holds any interest in any of its properties or (b) that is required for the operation of its Business as currently conducted or, with respect to Company Products and Company Products Under Development, as currently proposed to be conducted, for the holding of any such interest in any of its properties (collectively, the “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the members of the Company Group to operate or conduct their Business as currently conducted or, with respect to Technology, Company Products and Company Products Under Development, as currently proposed to be conducted, or to hold any interest in its properties or assets. No member of the Company Group nor any Employee is in violation of any Company Authorization.

3.15 Intellectual Property.

(a)

(i) Company Schedule 3.15(a)(i) lists and separately identifies (x) all Registered Intellectual Property (setting forth, for each item, the applicable owner of record, jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable) and (y) all products and services that are currently sold, published, offered for sale, or under development by any member of the Company Group. Each item of Registered Intellectual Property that is listed or required to be listed on Company Schedule 3.15(a)(i) other than pending applications, is valid and enforceable. Company Schedule 3.15(a)(i) lists all filings, payments, and other actions required to be made or taken within ninety (90) days after the Closing Date to maintain each item of Registered Intellectual Property.

(ii) Except as set forth on Company Schedule 3.15(a)(ii), the Company Group has complied with all the requirements of all United States and foreign patent offices and all other applicable Governmental Entities to maintain the patents and patent applications included in the Company Registered Intellectual Property (the “Company Patents”) in full force and effect, including payment of all required fees when due to such offices or agencies. There are no prior art references that have not been properly disclosed in all applicable filings or any prior public uses, sales, offers for sale or disclosures that could reasonably be expected to invalidate the Company Patents or any claim thereof, or of any conduct the result of which could reasonably be expected to render the Company Patents or any claim thereof invalid or unenforceable.

(iii) The original, first and joint inventors of the subject matter claimed in the Company Patents are properly represented in the Company Patents, and the applicable statutes governing marking of products covered by the inventions in the Company Patents have been fully complied with.

(b) Except as set forth on Company Schedule 3.15(b), each item of Company Intellectual Property is either: (i) owned solely by the Company or another member of the Company Group free and clear of any Liens; or (ii) rightfully used and authorized for use by the Company or any other member of the Company Group pursuant to a valid and enforceable written license. Other than in-bound “shrink-wrap” and “click-wrap” end-user licenses and similar generally available commercial binary code end-user licenses in each case that are not used for software development or in any software, products or services provided by the Company Group to its customers (“Commercial Software”), or agreements between the Company and its employees with respect to the ownership of any Intellectual Property by the Company in the Company’s standard form thereof, Company Schedule 3.15(b) identifies all of the Company Intellectual Property that is used or held for use by any member of the Company Group pursuant to a license or other grant of rights by a third party and the agreement pursuant to which such license or other rights are granted (together with such Commercial Software, the “Inbound Licenses”). Company Schedule 3.15(b) identifies each Contract pursuant to which any Company Intellectual Property is licensed, sold, assigned, or otherwise conveyed or provided by any member of the Company Group (“Outbound Licenses”) and identifies the Company Intellectual Property subject to such Outbound License.

(c) Except as set forth on Company Schedule 3.15(c), each member of the Company Group is in material compliance with and has not materially breached, violated or defaulted under, or received written notice, or to the Knowledge of the Company any other notice, that it has breached, violated or defaulted under, any of the terms or conditions of any Inbound License or Outbound License, nor are there any circumstances that to the Knowledge of the Company would be reasonably expected to constitute or give rise to any such breach, violation or default. Each such Inbound License and Outbound License is in full force and effect, and no member of the Company Group is in default thereunder, nor to the Knowledge of the Company, is any other party thereto in default thereunder. Immediately following the Closing Date, the Interim Surviving Corporation will be permitted to exercise all of rights of any member of the Company Group under such Inbound Licenses and Outbound Licenses to the same extent the members of the Company Group would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which any member of the Company Group would otherwise have been required to pay had the transactions contemplated by this Agreement not occurred. Except pursuant to the Inbound Licenses, no member of the Company Group is obligated to provide any consideration (whether financial or other) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by any member of the Company Group or the Interim Surviving Corporation, as successor to any member of the Company Group in the Company Intellectual Property.

(d) Except as set forth on Company Schedule 3.15(d), the conduct of Business by the members of the Company Group as currently conducted and as conducted in the prior six (6) years, including through the sale, marketing, distribution or provision of the Company Products by members of the Company Group, does not infringe, misappropriate or otherwise violate any other Person’s rights in any Intellectual Property, or give rise to any claim of unfair competition under any applicable Law.

(e) The transactions contemplated by this Agreement and the Related Agreements will not alter or impair any rights of any members of the Company Group in any Company Intellectual Property. Except as set forth on Company Schedule 3.15(e), no claims (i) challenging the validity, enforceability, effectiveness or ownership by any member of the Company Group of any of the Owned Intellectual Property have been asserted against any member of the Company Group or, to the Company’s Knowledge, are threatened by any Person nor, to the Company’s Knowledge, does there exist any valid basis for such a claim or (ii) that the Company Products or any member of the Company Group infringes, misappropriates or otherwise violates any intellectual property or other proprietary or personal right of any Person have been asserted against any member of the Company Group or, to the Company’s Knowledge, are threatened by any Person. There are no legal or governmental proceedings, including interference, re- examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Owned Intellectual Property, other than review of pending patent and trademark applications, and no such proceedings have been threatened. To the Company’s Knowledge, except as set forth on Company Schedule 3.15(e), there is no unauthorized use, infringement, or misappropriation of any Company Intellectual Property by any third party, including by any Current Employee or Former Employee.

(f) Except as set forth on Company Schedule 3.15(f), each member of the Company Group has obtained from all parties (including Current Employee or Former Employees) who have created any portion of, or otherwise who would have any rights in or to, the Company Intellectual Property owned by such member of the Company Group valid and enforceable written assignments of any such Intellectual Property to such member of the Company Group and has made available true and complete copies of such assignments to Parent. Except as set forth on Company Schedule 3.15(f), no funds or facilities of any university or Governmental Entity were used in the development of any Owned Intellectual Property and no university or Governmental Entity or employee or staff member thereof has any rights in any Owned Intellectual Property.

(g) Except as set forth on Company Schedule 3.15(g), each member of the Company Group has taken commercially reasonable measures to establish and preserve its ownership of, and rights in, all Company Intellectual Property owned by such member of the Company Group. Without limiting the foregoing, no member of the Company Group has made any of its trade secrets or other confidential or proprietary information that it intended to maintain as confidential (including source code with respect to Company Intellectual Property) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information, each of which agreements is listed on Company Schedule 3.16(g).

(h) Company Schedule 3.15(h) contains a list and description of (i) all Software that constitutes Owned Intellectual Property (“Proprietary Software”) and (ii) all other Software, other than Commercial Software, that is licensed to or used by the Company or a Subsidiary pursuant to an Inbound License (“Third Party Software”). The Company and its Subsidiaries have maintained proprietary notices, confidentiality and non-disclosure agreements and such other measures as are reasonably designed to protect the Intellectual Property contained therein or relating thereto. Except as listed in Company Schedule 3.15(h): (i) the Proprietary Software includes the Source Code Materials reasonably necessary to develop, maintain, support, compile and deploy all releases or separate versions of the same; (ii) the Proprietary Software includes Source Code Materials that are reasonably necessary for the hosting, operation and/or use of such

Software; (iii) the Source Code Materials for the Proprietary Software are materially complete and accurate; (iv) none of the source code of any Proprietary Software has been published, disclosed or delivered to any third party; (v) no licenses or rights (including contingent rights) have been granted by any member of the Company Group, to any third party to access, use or distribute any source code of any Proprietary Software; and (vi) all Software-based products and services of the Company Group made available to customers and end-users materially conforms to any specifications, manuals, guides, descriptions and other similar documentation, in written or electronic form, made available by the Company Group to customers and end-users.

(i) Except as set forth on Company Schedule 3.15(i), none of the Proprietary Software contains, is derived from, links or calls to, is distributed with, or is being or was developed using any Open Source Software that is licensed under any terms that has obligated or could obligate any member of the Company Group to disclose or distribute any Proprietary Software or any component thereof in source code form to any third party. Company Schedule 3.15(i) lists all Public Software Licenses under which any member of the Company Group licenses any Open Source Software that links or calls to, or is distributed with, any Proprietary Software, or from which any Proprietary Software was derived or developed. Each member of the Company Group is in material compliance with and has not materially breached, violated or defaulted under, or received written notice, or to the Knowledge of the Company any other notice, that it has breached, violated or defaulted under, any of the terms or conditions of any Public Software License.

(j) The Proprietary Software does not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. The Proprietary Software and, to the Knowledge of the Company, any other Company Intellectual Property does not contain any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the Software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any third party.

(k) No member of the Company Group has transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property owned by any member of the Company Group or used or held for use in any Company Product or used or held for use with respect to any Company Products Under Development to any Person.

(l) No member of the Company Group or any Current Employee or Former Employee has participated in any standards setting activities or joined any standards setting organizations that would affect the proprietary nature of the Company Intellectual Property owned by any member of the Company Group or restrict the ability of any member of the Company Group to enforce, license, or exclude others from using the Company Intellectual Property.

(m) There is no governmental prohibition or restriction on the use of any Company Intellectual Property owned by any member of the Company Group in any jurisdiction in which any member of the Company Group currently conducts or has conducted business or on the export or import of any of the Company Intellectual Property from or to any such jurisdiction.

(n) Company Schedule 3.16(n) contains a list and description (showing in each case the registered or other owner) of all Social Media Assets used by any member of the Company Group. The use of such Social Media Assets by each member of the Company Group complies with and has complied with all terms and conditions, terms of use, subscription agreements and other agreements and contracts applicable to such Social Media Assets and all Laws.

(o) Except as set forth on Company Schedule 3.15(n), no member of the Company Group’s professional services Contracts with their customers, Contracts with merchants, Contracts with outside consultants for the performance of professional services on the behalf of any member of the Company Group or any of their respective customers, nor any Contract with any end user or reseller of the Company’s or any of its Subsidiaries’ products, confers upon any Person other than the Company or its Subsidiaries any ownership right with respect to any Intellectual Property developed in connection with such Contract.

(p) The Company Group owns, leases or licenses all Software, hardware, computer and telecommunications equipment and other information technology and related services (collectively, “Information Systems”) that it uses for the Business. The Information Systems are in good working condition. In the last twelve (12) months, there have been no material failures, breakdowns, outages or unavailability of such Information Systems, and the Company Group’s disaster recovery and business continuity plans (“DR Plans”) were not activated other than for testing purposes. On and after the Closing Date, the Information Systems will be in the possession, custody or control of the Company Group and, except as set forth on Company Schedule 3.15(p), available for use, as existing immediately prior to the Closing Date, free and clear of all Liens except Permitted Liens. The Company has made available to Parent a true and complete copy of the DR Plans. The DR Plans are consistent with or exceed industry standards and applicable Law. The Company Group has conducted testing of the DR Plans not less frequently than annually (and in any event, upon a material change to the DR Plans) and corrected any material deficiencies in the DR Plans or deficiencies in compliance of the Company Group with the DR Plans.

3.16 Privacy and Data Protection.

(a) Each member of the Company Group is, and at all times have been, in material compliance with all Contracts (or portions thereof) between any member of the Company Group and business associates, vendors, marketing affiliates, and other customers and business partners, that are applicable to the use and disclosure of Protected Health Information and Personal Data.

(b) Each member of the Company Group has, and at all times have had, all applicable policies and procedures required by HIPAA and Privacy Laws with respect to the collection, use, storage, transfer, retention, deletion, destruction, disclosure and other forms of processing of Protected Health Information.

(c) No member of the Company Group is a party to, or the subject of any pending, or to the Knowledge of the Company, threatened claim, charge, complaint, action, arbitration, audit, hearing, investigation, demand, litigation, or suit (whether civil, criminal, administrative, investigative, or informal and whether at law, in equity or otherwise) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator, which involves a claim against any member of the Company Group for any breach, misappropriation, unauthorized disclosure, dissemination, or any similar violation or infringement of any Protected Health Information or Personal Data.

(d) Except as set forth on Company Schedule 3.16(d), no member of the Company Group has reported any data breaches (as defined under HIPAA or Privacy Laws) to any Governmental Entity or to any patient.

(e) Neither the execution, delivery nor performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement will result in any violation of any Business Associate Agreements or Privacy Agreements or any HIPAA and Privacy Laws.

(f) No member of the Company Group is currently under investigation by any Governmental Entity regarding such member of the Company Group’s protection, storage, use, and disclosure of Protected Health Information or Personal Data, and neither the Business nor any member of the Company Group has received written complaints from any person or Governmental Entity regarding the Company Group’s or the Business’s protection, storage, use, and disclosure of Protected Health Information and Personal Data.

(g) No member of the Company Group is bound by any Contract or other obligation that prohibits any member of the Company Group or the Business from using Personal Data, or other information if such information has been de-identified.

3.17 Health Care Matters.

(a) Except as set forth on the Company Schedule 3.17(a), each member of the Company Group and the operations of the Business are, and at all times have been, conducted in compliance with all applicable Health Care Laws. No member of the Company Group or, to the Knowledge of the Company, its managers, Employees and agents (while acting in such capacity) has received notice of, and there are no pending or, to the Company’s Knowledge, threatened legal Actions relating to non-compliance by any member of the Company Group or its managers, Employees or agents (while acting in such capacity) under any Health Care Law.

(b) The Company has made available to Parent all of the Company Group’s Health Care Permits. Each member of the Company Group has and maintains in full force and effect all Health Care Permits necessary for the conduct of its Business as currently conducted or as currently contemplated to be conducted by such member of the Company Group and to carry out the transactions contemplated by this Agreement. The Company Group has (i) not received written notice, and no Governmental Entity is considering limiting, suspending, terminating, adversely amending or revoking any Health Care Permit, and (ii) not received written notice of any deficiencies requiring corrective action plans that have not been completed and accepted by the Governmental Entity. All such Health Care Permits are valid and in full force and effect and each member of the Company Group is in compliance with the terms and conditions of the applicable Health Care Permits and with the Health Care Laws and rules and regulations of the Governmental Entities having jurisdiction with respect to such Health Care Permits.

(c) Each member of the Company Group and each licensed professional or other individual employed by or contracted with such member of the Company Group or who otherwise provides health care services through such member of the Company Group meets all applicable requirements of participation and coverage of, and where applicable are parties to valid supplier or other participation agreements for payment by, Medicare, Medicaid, any other state or federal government health care programs, any private insurance company, health maintenance organization, preferred provider organization, managed care organization, government contracting agency, or any other Payor program (“Programs”). There are no Actions pending or, to the Knowledge of the Company, threatened which would result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Program, supplier or other participation agreement or result in the exclusion of any member of the Company Group or any of its Employees or agents from any Program. No member of the Company Group, its owners, or their respective officers, directors or managers (acting on behalf of the Company Group) have engaged in any activities which are cause for civil penalties of such member of the Company Group or mandatory or permissive exclusion from any Program. Each Company Group Practitioner has properly reassigned his or her right to payment for such services to the Company Group. Set forth in Company Schedule 3.17(c) is a correct and complete list, with respect to each member of the Company Group, of all provider numbers and NPIs relating to such member of the Company Group or for which such member of the Company Group has used in connection with the enrollment in, and billing of, Programs of a Governmental Entity.

(d) (i) No member of the Company Group, or to the Company’s Knowledge any Company Group Practitioner has had the right to receive reimbursements pursuant to any Program terminated, suspended or limited as a result of any investigation or action whether by any federal or state Governmental Entity or other third party; and (ii) no member of the Company Group has been the subject of any inspection, investigation, validation review or program integrity review, survey, audit, monitoring or other form of review by any Governmental Entity, professional review organization, accrediting organization or certifying agency based upon any alleged violation of any Health Care Law or Program, nor has any member of the Company Group received any complaint, notice of material noncompliance or notice of material deficiency related to any Health Care Law or Program in connection with the operations of the Company Group and the Business.

(e) No member of the Company Group, or to the Company’s Knowledge any Company Group Practitioner: (i) is a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (ii) has any reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity, or (iii) has been a defendant in any qui tam or false claims act litigation.

(f) To the Company’s Knowledge, each Company Group Practitioner has at all times he or she has provided services through any member of the Company Group been and is duly licensed to practice in the state where the patient in question is located. If applicable, to the Company’s Knowledge, each Company Group Practitioner who is permitted by law to dispense or prescribe drugs has been and is validly registered with the United States Drug Enforcement Administration (the “DEA”) in his or her home state, as the case may be, under the Controlled Substances Act and holds a valid state controlled substances registration as such may be required. No event has occurred and, to the Knowledge of the Company, no fact, circumstance or condition exists that has or could reasonably be expected to result in the denial, loss, revocation, rescission or restriction of or to any such professional license, DEA or state controlled substances registration.

(g) Except as set forth Company Schedule 3.17(h), to the Company’s Knowledge no Company Group Practitioner (i) has had a final judgment or settlement without judgment entered against him or her in connection with a malpractice or similar action, (ii) is the subject of any criminal complaint, indictment or criminal proceedings; or (iii) is subject to any proceeding based on any allegation of engaging in illegal, immoral or other misconduct (of any nature or degree), relating to his or her practice.

(h) Except as set forth on Company Schedule 3.17(i), no member of the Company Group or any of its Affiliates, or to the Company’s Knowledge no Company Group Practitioner or any of its Affiliates, have engaged in any activities which are prohibited under the Health Care Laws.

(i) No member of the Company Group or to the Company’s Knowledge any Company Group Practitioner has ever been indicted or charged or, debarred, excluded, suspended or investigated in connection with any violation of any Law involving false or fraudulent billing practices, or relating to its participation in Programs. Each member of the Company Group and to the Company’s Knowledge each Company Group Practitioner has billed all Programs in compliance with all applicable Laws and contractual obligations.

3.18 Product Warranties; Services. (a) Except as set forth on Company Schedule 3.18(a), each product (including any software product) manufactured, sold, licensed, leased or delivered by any member of the Company Group (the “Company Products”) conforms with the Company-agreed specifications for such Company Product, all applicable contractual commitments and all applicable express and implied warranties. Except as set forth on Company Schedule 3.18(a), no member of the Company Group has any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any member of the Company Group giving rise to any Liability) for replacement or repair thereof, indemnification with respect thereto or other damages in connection therewith except Liabilities for replacement or repair incurred in the ordinary course of business consistent with past practice and in an amount, number and severity that is consistent with past practice and industry standards. Except as set forth on Company Schedule 3.18(a), no Company Product is subject to any guaranty, warranty, or other indemnity offered by or binding upon any member of the Company Group beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law. There have been no product recalls, withdrawals or seizures by any Governmental Authority with respect to any Products manufactured, sold or delivered by the Company during the past five (5) years.

(b) All services provided by any member of the Company Group to any third party (“Services”) were performed in conformity with the terms and requirements of all applicable express and implied warranties, all applicable Contracts and with all applicable Laws. There is no Action pending or threatened against any member of the Company Group relating to any Services and, to the Company’s Knowledge, there is no reasonable basis for the assertion of any such Action. No member of the Company Group has any Liability, whether for indemnification or any damages or otherwise (and to the Company’s Knowledge there is no basis for any present or future Action against any member of the Company Group giving rise to any liability or obligation) with respect to such Services.

3.19 Agreements, Contracts and Commitments. (a) Company Schedule 3.19 sets forth each of the following Contracts (each such Contract listed or that should be listed on Schedule 3.19, a “Material Contract”) to which any member of the Company Group is a party or by which they or their properties or assets are bound:

(i) any collective bargaining Contract;

(ii) the Carena Earn Out Termination Agreement;

(iii) any Employment Agreement which involves base compensation in excess of $150,000;

(iv) any bonus or any other incentive compensation, deferred compensation, severance, salary continuation, pension, profit sharing or retirement plan, or any other employee benefit plan or arrangement, that is not listed on Company Schedule 3.28(a);

(v) any commission and/or sales Contract with an Employee, individual consultant or salesperson, or under which a firm or other organization provides commission or sales-based services to any member of the Company Group;

(vi) any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement and the Related Agreements or the value of any of the benefits of which will be calculated on the basis of the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements;

(vii) any fidelity or surety bond or completion bond;

(viii) any lease of tangible personal property having a value individually in excess of $250,000;

(ix) any Contract of indemnification or guaranty to any third party (other than agreements for the sale or resale of Company Products entered into in the ordinary course of business);

(x) any Contract containing any covenant limiting the freedom of any member of the Company Group to engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity to any geographic territory, any customer, or any product or service;

(xi) any Contract relating to capital expenditures and involving future payments in excess of $250,000 in any individual case or $500,000 in the aggregate;

(xii) any Contract entered into since December 31, 2014, relating to the acquisition or disposition of a material amount of assets of a business or any equity or ownership interest in any business enterprise outside the ordinary course of any member of the Company Group’s Business or any Contract relating to the acquisition of a material amount of assets of a business of or any equity or ownership interest in any business enterprise;

(xiii) any Contract relating to the borrowing of money or the extension of credit or evidencing $500,000 or more of any Debt or securing such Debt;

(xiv) any unpaid or unperformed purchase order or other similar Contract (including for services) involving in excess of $150,000 in any individual case or $500,000 or more in the aggregate;

(xv) any dealer, distribution, joint marketing (including any pilot program), development, content provider, destination site or merchant Contract;

(xvi) any Contracts that provide for source code escrow arrangements;

(xvii) any sales representative, original equipment manufacturer, value added re-seller, re-marketer or other Contract for distribution of any member of the Company Group Products or Services, or the products or services of any other Person;

(xviii) any Contract pursuant to which any member of the Company Group has advanced or loaned any amount to any Company Equityholder or any Employee, consultant or independent contractor thereof or any of its Subsidiaries or the Practices or Practitioners, other than business travel advances in the ordinary course of business consistent with past practice;

(xix) any joint venture, partnership, strategic alliance or other Contract involving the sharing of profits, losses, costs or liabilities with any Person or any development, data-sharing, marketing, resale, distribution or similar arrangement relating to any product or service;

(xx) any Contract pursuant to which any member of the Company Group agreed to provide “most favored nation” pricing or other similar terms and conditions to any Person with respect to any member of the Company Group’s sale, distribution, license, or support of any Company Products or Services or any of its Subsidiaries;

(xxi) any Contract obligating any member of the Company Group to provide development, maintenance, support or other professional services on a fixed price, maximum fee, cap, milestone or other basis that provides for payment other than on an unrestricted “time and materials” basis; or

(xxii) any other Contract that involves $150,000 or more and is not cancelable without penalty upon thirty (30) days’ notice or less.

(b) Each Material Contract set forth or required to be set forth on Company Schedule 3.19 is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now of hereinafter in effect relating to or affected creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). To the Knowledge of the Company, no party obligated to any member of the Company Group pursuant to any such Material Contract is in default thereunder. The members of the Company Group are in compliance with and have not materially breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any such Material Contract, nor does the Company have Knowledge of any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). No Member of the Company Group has incurred any cost over-runs on any Contract set forth or required to be set forth on

Company Schedule 3.19 that is material and no member of the Company Group has a reasonable basis to believe it will incur any such cost over-runs. The Company has made available to Parent accurate and complete copies of all Material Contracts required to be set forth on Company Schedule 3.19, including all amendments relating thereto.

(c) There is no Contract to which any member of the Company Group is a party involving a reseller, Payor, distributor, sales representative or other Person involved in the marketing, sale or solicitation of orders for any Company Product or Service (each, a “Channel Partner”) which, if terminated by the applicable member of the Company Group or not renewed, in each case in accordance with the terms of such Contract, would result in any Liability to any Person in excess of the applicable Company Group Member’s obligations under the express terms of such Contract.

3.20 Change of Control Payments to Employees. Company Schedule 3.20 sets forth each plan or Contract of any member of the Company Group pursuant to which any amounts may become payable (whether currently or in the future) to Current Employee or Former Employees or Company Group Practitioner or as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements.

3.21 Related Party/Affiliate Transactions. There are no Liabilities of any member of the Company Group to any Related Party other than ordinary course, Employee- and director-related compensation and reimbursement Liabilities. No Related Party has any interest in any property (real, personal or mixed, tangible or intangible) used by any member of the Company Group in the conduct of the Business. No member of the Company Group is subject to any ongoing transactions pursuant to which any Company Group member purchases any services, products, or Technology from, or sells or furnishes any services, products or Technology to, any Related Party. All transactions pursuant to which any Related Party has purchased any Services, Company Products, or Technology from, or sold or furnished any services, products or Technology to, any member of the Company Group (each, a “Related Party Transaction”) have been on an arms-length basis on terms no less favorable to the applicable member of the Company Group than would be available from an unaffiliated party.

3.22 Compliance with Laws. Other than with respect to Laws referenced in Sections 3.15 (Intellectual Property), 3.16 (Privacy and Data Protection), 3.17 (Health Care Matters), 3.26 (Environmental Matters), 3.28 (Employee Plans), 3.29 (Employment Matters), 3.30 (Foreign Corrupt Practices Act) and 3.34 (Taxes), which sections will govern the Company’s representations and warranties as to compliance with Laws that are the subject matter of such sections, (a) each member of the Company Group has complied with and is in compliance with, and has not violated and is not in violation of, and has not received any notices of violation with respect to, any Law. No member of the Company Group has received any written notice from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of or failure to comply with any Law.

(b) Each member of the Company Group has complied with, is in compliance with, and none of them has taken any action that has violated or could reasonably be expected to result in a violation of any Law related to the import and export of commodities, software, technology or other Intellectual Property, including the USA Patriot Act, the Export Administration Act, the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Foreign Asset Control Regulations, customs Laws and any rules or regulations issued under any of the foregoing.

3.23 Litigation. Except as set forth on Company Schedule 3.23, there is no Action of any nature pending or threatened in writing against any member of the Company Group, any of their respective properties or assets or any of their respective Current Employees or Former Employees or any Company Group Practitioner in connection with their role as employees of any member of the Company Group or the provision of services to the Practices, as the case may be. No member of the Company Group or their respective properties is subject to any order that impairs such Company Group member’s ability to operate. Company Schedule 3.23 lists each Action that has been commenced during the past five (5) years by or against any member of the Company Group or against any Company Group Practitioner (relating to or arising from his or her provision of services to any Practice) and includes a brief description of each such Action and the status or outcome thereof of each such proceeding.

3.24 Insurance. Company Schedule 3.24 sets forth all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, Company Group Practitioners or Employees of any member of the Company Group or any Affiliate thereof, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by any member of the Company Group or any Affiliate thereof pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company Group has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. There is no pending claim that will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and any member of the Company Group and its Affiliates are otherwise in compliance with the terms of such policies and bonds. The Company has no Knowledge of a threatened termination of, or material premium increase with respect to, any of such policies. No member of the Company Group nor any Company Group Practitioner or, to the Company’s Knowledge, any Affiliate thereof has ever maintained, established, sponsored, participated in or contributed to any self- insurance plan or program.

3.25 Minute Books and Records. The minute books and other similar records of the Company Group contain complete and accurate records of all actions taken by any Company Stockholders, the equity holders of any other Company Group member, boards of director or any committees thereof. The books and records of the Company Group accurately reflect the assets, Liabilities, business, financial condition and results of operations of the Company Group and have been maintained in accordance with good business and bookkeeping practices.

3.26 Environmental Matters. Except as has not had or could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a) Hazardous Material. No member of the Company Group has: (i) operated any underground storage tanks at any property that any member of the Company Group has at any time owned, operated, occupied or leased; or (ii) released any substance that has been designated by any Governmental Entity or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the actions of any member of the Company Group, or, to the Company’s Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that any member of the Company Group has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. No member of the Company Group has transported, stored, used, manufactured, disposed of, released or exposed its Current Employees or Former Employees or others to Hazardous Materials in violation of any Law, nor has any member of the Company Group disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”), in violation of any Law promulgated to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

(c) Permits. The Company Group currently holds all Company Authorizations necessary for the conduct of their respective Hazardous Material Activities and other business as such activities and business are currently being conducted.

(d) Environmental Liabilities. No Action, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company’s Knowledge, threatened, concerning any Company Authorization, Hazardous Material or any Hazardous Materials Activity of any member of the Company Group. To the Knowledge of the Company, there is no fact or circumstance that could reasonably be expected to involve any member of the Company Group in any environmental litigation or impose upon any member of the Company Group any environmental liability.

3.27 Brokers’ and Finders’ Fees. No member of the Company Group has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby or by the Related Agreements.

3.28 Employee Plans.

(a) Employee Plan Schedule. Company Schedule 3.28(a) sets forth each Company Employee Plan. No member of the Company Group has any stated plan, intention or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing), or to enter into any Company Employee Plan.

(b) Employee Plan Documents. The Company has made available to Parent (i) correct and complete copies of each Company Employee Plan, including all amendments thereto, (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan, (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust, (iv) if any Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (v) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Company Employee Plan, (vi) the most recent IRS determination or opinion, (vii) copies of all material applications and correspondence regarding actual or pending audits or investigations to or from the IRS, DOL or any other Governmental Entity with respect to any Company Employee Plan, (viii) all material written agreements and contracts relating to each Company Employee Plan, including fidelity or ERISA bonds, administrative service agreements, group annuity contracts and group insurance contracts, (ix) all communications material to any Current Employee or Former Employee or Current Employees or Former Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to the Company and which are not reflected in the current summary plan description and plan document, (x) all forms, including form of notices, relating to the provision of post-employment continuation of health coverage, (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries of each Company Employee Plan, (xii) all discrimination and qualification tests, if any, for each Company Employee Plan for the most recent plan year, and (xiii) all registration statements, annual reports (Form 11- K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(c) Employee Plan Compliance. The members of the Company Group have performed all obligations required to be performed by them under each Company Employee Plan and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance in all material respects with applicable Law, including ERISA and the Code. Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received a favorable determination letter or opinion letter from the IRS with respect to such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the so called “GUST” and EGTRRA legislation, or has a period of time remaining under applicable Treasury regulations or IRS pronouncements in which to apply for and obtain such a letter. To the Knowledge of the Company, no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan. There are no Actions pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or fiduciary thereto or against the assets of any Company Employee Plan. Each Company Employee Plan that is not a bilateral agreement and each Company Employee Plan that is a bilateral agreement with a third party benefits provider can be amended, terminated or otherwise discontinued after the First Effective Time in accordance with its terms subject to applicable notice requirements, without liability to the Company, any other member of the Company Group, Parent or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan. All annual reports and other filings required by the DOL or the IRS to be made have been timely made. No member of the Company Group nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 501(i) of ERISA or Section 4975 through 4980D of the Code. No Company Employee Plan is sponsored or maintained by any Co-Employer. Any Company Employee Plan that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in all material respects in compliance with Section 409A of the Code and the regulations thereunder. No member of the Company Group has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such Person pursuant to Section 409A or Section 280G of the Code. Each Company Option is exempt from or in compliance with the requirements of Section 409A.

(d) Status. No member of the Company Group or any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in, or contributed to, any plan that is subject to Title IV of ERISA or Section 412 of the Code. No member of the Company Group or any ERISA Affiliate has incurred, nor do they reasonably expect to incur, any liability with respect to any transaction described in Section 4069 of ERISA. No Company Employee Plan is a multiple employer plan as defined in Section 210 of ERISA.

(e) Multiemployer Plans. At no time has any member of the Company Group or any ERISA Affiliate contributed to or been requested to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(f) No Post-Employment Obligations. No Company Employee Plan provides, or has any Liability to provide, life insurance, medical or other employee welfare benefits to any Current Employee or Former Employee upon his or her retirement or termination of employment for any reason, except as may be required by Law, and no member of the Company Group has ever represented, promised or contracted (whether in oral or written form) to any Current Employee or Former Employee (either individually or to Current Employee or Former Employees as a group) that such employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Law.

(g) Effect of Transaction. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, any Company Employee Plan, trust or loan that could reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Current Employee or Former Employee, as expressly contemplated by this Agreement or as set forth on Schedule 3.28(g). No payment or benefit which will or may be made with respect to any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) in connection with the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will be characterized as a parachute payment within the meaning of Section 280G(b)(2) of the Code.

(h) Affordable Care Act. Each member of the Company Group is in compliance in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), as well as any similar provisions of state or local Law. No excise tax, penalty, or “employer shared responsibility” payment under the ACA, including under Sections 4980D and 4980H of the Code, is outstanding, has accrued, has arisen, or has been assessed with respect to any period prior to the Closing, with respect to any Company Employee Plan. No member of the Company Group has any unsatisfied obligations to any Current Employee or Former Employees or qualified beneficiaries pursuant to the ACA, or any federal, state or local Law governing health care coverage or benefits that would result in any material liability to any member of the Company Group.

3.29 Employment Matters.

(a) Company Schedule 3.29(a) sets forth, (i) with respect to each Current Employee (including any Employee who is on a leave of absence or on layoff status subject to recall), (A) the name of such Employee and the date as of which such Employee was originally hired by any member of the Company Group, and whether the Employee is on an active or inactive status, (B) such Employee’s title and classification as exempt or non-exempt, (C) such Employee’s annualized cash compensation as of the date of this Agreement (except vacation and paid time off accrual amounts, which are set forth as of the last day of the month immediately preceding the date of this Agreement), including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, severance pay potential, and any other compensation forms, and (D) any governmental authorization, permit or license that is held by such Employee and that is used in connection with any member of the Company Group’s Business, and (ii) with respect to each Current Employee or Former Employee, whether such Current Employee or Former Employee has executed the Company’s standard form nondisclosure, confidentiality and assignment of inventions agreement.

(b) Company Schedule 3.29(b) contains a list of Persons who are currently performing services for any member of the Company Group and are classified as “consultants” or “independent contractors,” the respective compensation of each such “consultant” or “independent contractor”, the location in which each such Person provided services to any member of the Company Group, and whether the Company is party to a consulting or independent contractor agreement with such Person. Any such agreements have been made available to Parent and are set forth on Company Schedule 3.29(b). Any Persons now or heretofore engaged by any member of the Company Group as independent contractors, rather than employees, have been properly classified as such, are not entitled to any compensation or benefits to which employees are or were at the relevant time entitled, and were and have been engaged in accordance with all applicable Laws.

(c) Each Employment Agreement and each visa or work permit for a Current Employee is set forth on Company Schedule 3.29(c) and a copy of each Employment Agreement, work permit or visa and any amendment thereto has been made available to Parent. Except as set forth in Company Schedule 3.29(c), the employment of each of the Employees is terminable by the applicable member of the Company Group at will.

(d) The Company has made available to Parent accurate and complete copies of all current employee manuals and handbooks, employment policy statements and Employment Agreements with respect to each member of the Company Group.

(e) (i) None of the Current Employees has given any member of the Company Group written notice terminating his or her employment with any member of the Company Group, or terminating his or her employment upon a sale of, or business combination relating to, any member of the Company Group or in connection with the transactions contemplated by this Agreement, or expressed or otherwise indicated that he or she will not accept employment with Parent, (ii) to the Knowledge of the Company, no member of the Company Group has a present intention to terminate the employment of any Current Employee, (iii) to the Company’s Knowledge, no Current Employee has received, or is currently considering, an offer to join a business that is competitive with any member of the Company Group’s business, (iv) to the Company’s Knowledge, no Current Employee, consultant or independent contractor is a party to or is bound by any employment contract, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other contract with any Person, or subject to any judgment, decree or order of any Governmental Entity, any of which would reasonably be expected to have a material adverse effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for any member of the Company Group, or (B) the Company Group’s Business or operations, (v) to the Company’s Knowledge, no Current Employee, current independent contractor or current consultant is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee, independent contractor or consultant to be employed or retained by any member of the Company Group, as the case may be, and (vi) no member of the Company Group is, and neither has ever been, engaged in any dispute or litigation with an Employee regarding intellectual property matters.

(f) No member of the Company Group is presently, nor have they been in the past, a party to or bound by any union Contract, collective bargaining Contract or similar Contract. To the Knowledge of the Company, no member of the Company Group knows of any activities or proceedings of any labor union to organize any Employees.

(g) No member of the Company Group is engaged, or has ever been engaged, in any unfair labor practice of any nature, which, if adversely determined, would, result in any material liability to any member of the Company Group. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Current Employee or Former Employees, consultants or independent contractors of any member of the Company Group with respect to any member of the Company Group. There is not now pending, and to the Company’s Knowledge no Person has threatened to commence, any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.

(h) The Current Employee or Former Employees and contractors have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any other similar Law. No member of the Company Group is delinquent to, or has failed to pay, any of its employees, consultants or independent contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to such individuals. No member of the Company Group is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Current Employee or Former Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(i) Except as set forth in Company Schedule 3.29(i), (A) no member of the Company Group has a severance pay practice or policy, (B) no member of the Company Group is liable for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with any member of the Company Group’s policies) to any Current Employee or Former Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of any member of the Company Group, applicable Law or otherwise, and (C) as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by any member of the Company Group of any Persons employed by any member of the Company Group on or prior to the Closing Date, the Company will not have (x) any liability that exists or arises or in the future will exist or arise, under any member of the Company Group’s benefit or severance policy, practice, agreement, plan, program, Law applicable thereto or otherwise, including severance pay, bonus compensation or similar payment, or (y) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Current Employee or Former Employee.

(j) Each member of the Company Group is in material compliance with all applicable Laws, Contracts and promises respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Current Employee or Former Employees.

(k) There are no claims pending or, to the Company’s Knowledge, threatened, before any Governmental Entity by any Current Employee or Former Employees or any other Person for damages, penalties or compensation or benefits arising out of any member of the Company Group’s status as employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge, breach of contract, tort, unfair competition, wage and hour violations or otherwise. In addition, there are no pending, or to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against any member of the Company Group under any workers compensation policy or long-term disability policy.

(l) The members of the Company Group, and to the Company’s Knowledge, each Employee, is in material compliance with all applicable visa and work permit requirements, and no visa or work permit held by an Employee will expire during the twelve (12) month period beginning on the date hereof.

(m) Company Schedule 3.29(m) sets forth each Contract between any member of the Company Group and any officer, director, employee or agent (including the Company Group Practitioners) with respect to indemnification of any such Person for providing services to any member of the Company Group or any of their respective Affiliates (collectively, the “D&O Indemnification Agreements”).

3.30 Foreign Corrupt Practices Act. Each member of the Company Group, and, to the Company’s Knowledge, each Current Employee or Former Employee and agent, including any Channel Partners, of any member of the Company Group, has complied with and is in compliance with, and none of them has taken any action that has violated or would reasonably be expected to result in a failure to comply with or a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, dated 21 November 1977, any other Laws that prohibit commercial bribery, domestic corruption or money laundering, and the standards established by the Financial Action Task Force on Money Laundering. The books and records of each member of the Company Group have been and are maintained in compliance with the applicable requirements of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

3.31 Bank Accounts. Company Schedule 3.31 lists the name of each bank or other financial institution at which any member of the Company Group has an account, deposit or safe deposit box, the account number thereof and the names of all Persons authorized to draw thereon or to have access thereto.

3.32 Customers, Payors and Suppliers. Company Schedule 3.32 sets forth true and complete lists of the top twenty customers, Payors and suppliers of the Company Group (measured in terms of total revenues (for customers and Payors) or total expenses (for suppliers)) attributable to each such Person during the twelve (12) month period ended March 31, 2018 (each Person identified on at least one of such lists, a “Top Customer, Payor or Supplier”), showing the total sales by the Company Group to each such customer or Payor and the total purchases by the Company Group from each such supplier, during such period. Since the Balance Sheet Date, no Top Customer, Payor or Supplier has (x) ceased or materially reduced its purchases from or sales or provision of services to the Company Group or changed the pricing or other terms of the business it does with the Company Group, or (y) threatened to cease or materially reduce such purchases or sales or provision of services. No Top Customer, Payor or Supplier has pending or to the Company’s Knowledge, has any reasonable basis to threaten, any Action against any member of the Company.

3.33 Company Stockholder Confidentiality Obligations. Each Company Equityholder is currently subject to confidentiality and nondisclosure obligations pursuant to the Company Investor Agreements, or another written agreement that would protect any information with respect to this Agreement and its terms and the transactions contemplated hereby, such obligations will survive the date of this Agreement, and nothing contained in this Agreement or the Related Agreements, or the transactions contemplated hereby and thereby, including the Merger and issuance of Parent Series C Stock, will relieve any Company Equityholder of such obligations; provided that the foregoing shall not restrict any Common Stockholder from sharing such information with its attorneys, tax and financial advisors.

3.34 Taxes.

(a) The members of the Company Group have filed all Tax Returns required to be filed (determined with regard to extensions). The members of the Company Group have paid all Taxes owed (whether or not shown, or required to be shown, on Tax Returns). The members of the Company Group have withheld Taxes required to have been withheld and paid such Taxes to the appropriate Tax Authority. All Tax Returns filed by the Company and the Subsidiaries were complete and correct in all material respects. No member of the Company Group has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in any “reportable transaction” as defined in Section 6707A(c)(1) of the Code. There are no Liens for Taxes upon any of any member of the Company Group’s assets other than Liens for Taxes not yet due or delinquent.

(b) None of the Tax Returns filed by any member of the Company Group or Taxes payable by any member of the Company Group is currently the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment, to the Company’s Knowledge, has been threatened in writing.

(c) No member of the Company Group is currently the beneficiary of any extension of time within which to file any Tax Return, other than an extension requested in the ordinary course of business of no longer than six (6) months, and no member of the Company Group has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency that will remain in effect after the Closing Date.

(d) No member of the Company Group is a party to any Contract or plan (including any Company Stock Rights) that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. None of the shares of outstanding capital stock of any member of the Company Group is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(e) No member of the Company Group is a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income Tax purposes. The Company is not, and has not been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Within the past three (3) years, no member of the Company Group has ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a tax-free transaction pursuant to Section 355 of the Code. Except as set forth on Company Schedule 3.34(e), no member of the Company Group (nor any predecessor) has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income Tax purposes or (ii) made a similar election under any comparable provision of any state, local or non-U.S. Tax Law. No member of the Company Group owns, directly or indirectly, any interests in an entity that is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(f) No member of the Company Group is a party to any Tax sharing agreement or similar arrangement (including an indemnification agreement or arrangement), other than an Ordinary Commercial Agreement. No member of the Company Group has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or non-U.S. Tax purposes (other than a group the common parent of which is the Company), and no member of the Company Group has any liability for the Taxes of any Person (other than a member of the Company Group) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), or as a transferee or successor, or otherwise pursuant to applicable Law.

(g) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date that is made on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (iv) installment sale or open transaction made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date in excess of the Company Group’s available net operating losses as of the Closing Date (taking into account all limitations under applicable Tax Law of such net operating losses including the transactions contemplated by this Agreement); or (vi) election pursuant to Section 108(i) of the Code.

(h) Company Schedule 3.34(h) lists all jurisdictions (whether foreign or domestic) to which any material amount of income Tax is properly payable by any member of the Company Group. No written claim has ever been made by a Tax Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that any member of the Company Group is or may be subject to Tax in that jurisdiction. No member of the Company Group has, or has ever had, a permanent establishment in a foreign country, as determined pursuant to any applicable Tax treaty or convention between the United States and such foreign country.

(i) The Company has made available to Parent correct and complete copies of all income Tax Returns for which the applicable statute of limitations has not expired, and all examination reports, and statements of deficiencies assessed against or agreed to by any member of the Company Group with respect to such Tax Returns.

(j) Each plan, program, arrangement or agreement which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Company Schedule 3.34(j). Each plan, program, arrangement or agreement there identified has been operated in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose, as determined under applicable guidance of the Department of Treasury and Internal Revenue Service.

(k) No member of the Company Group is subject to, nor has applied for any private letter ruling of the Internal Revenue Service or comparable rulings of any Tax Authority. No member of the Company Group nor any other Person on its behalf has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(l) Each transaction or agreement (whether written or oral) between or among the Company and any Subsidiary (or any of their Affiliates) have been conducted in an arm’s length manner consistent with the transactions or agreements entered into by a member of the Company Group with unrelated third parties.

(m) Each member of the Company Group has collected all material sales, use and value added Taxes required to be collected (or has been furnished properly completed exemption certificates), and has remitted such amounts to the appropriate Tax Authorities.

(n) Prior to the First Effective Time, no member of the Company Group has taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Integrated Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o) No member of the Company Group has made an election under Section 965(h) of the Code to pay any Taxes under Section 965 of the Code in installments in a taxable period (or portion thereof) beginning after the Closing Date.

(p) This Section 3.34, and Sections 3.7, 3.10 and 3.28 (to the extent such Sections relate to Taxes) contain the sole and exclusive representations and warranties of the Company Group with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based on the representations made in this Section 3.34 or Sections 3.7, 3.10 and 3.28, and shall not be based on the representations set forth in any other provision of this Agreement. Nothing in this Section 3.34 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credits, Tax basis or other Tax asset or attribute of the Company Group in any taxable period (or portion thereof) beginning after the Closing Date or (ii) any Tax position that Parent or its Affiliates may take in respect of any taxable period (or portion thereof) beginning after the Closing Date.

3.35 Non-Reliance. In connection with the due diligence investigation of Parent by the Company, the Company has received and may continue to receive from Parent certain estimates, projections, forecasts, judgments, opinions and other forward-looking information, as well as certain business plan and cost related plan information, regarding Parent, and its businesses and operations (including any estimates, projections, forecasts, judgments, opinions or other forward- looking information, business plans, cost-related plans or other material provided or made available to the Company, the Company’s Affiliates, their Representatives, or any other Person in certain “data rooms,” confidential information memoranda, management presentations or due diligence discussions in anticipation or contemplation of any of the transactions contemplated by this Agreement) (all such information collectively “Parent Estimates and Forward-Looking Information”). The Company acknowledges that (i) there are uncertainties inherent in attempting to offer such Parent Estimates and Forward-Looking Information, (ii) the Company is taking full responsibility for making, and are relying solely on, its and its Representatives own evaluation of the adequacy and accuracy of all Parent Estimates and Forward-Looking Information and (iii) the Company will have no claim against Parent, any of the stockholders of Parent, or any of their respective equityholders, directors, officers, employees, Affiliates, or Representatives, or any other Person, with respect thereto. The Company acknowledges and agrees that in connection with this Agreement and the transactions contemplated hereby, except for the representations and warranties of Parent set forth in Article IV and the Related Agreements, the Company has not relied on any representations or warranties, express or implied, relating to Parent, Parent’s businesses or operations or otherwise, including any information or materials, documents or Parent Estimates and Forward-Looking Information.

3.36 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (as qualified by the Company Schedules hereto), neither the Company, any Subsidiary, nor any other Person makes any other express or implied representation or warranty with respect to the Company, any Subsidiary or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to such exceptions as are specifically disclosed in the disclosure schedule dated the date hereof and delivered herewith to the Company (the “Parent Schedules”), Parent and Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

4.1 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated. The LLC (a) is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, (b) is a disregarded entity for U.S. federal income Tax purposes and (c) will continue to be treated as a disregarded entity for federal income Tax purposes following the Closing.

4.2 Authority; Noncontravention.

(a) Power; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and corporate authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby (including the Merger, the issuance sale and delivery of the Parent Series C Stock and the issuance sale and delivery of the Parent Common Stock upon conversion of the Parent Series C Stock). The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Related Agreements to which it is a party and the consummation by Parent and Merger Sub of the transaction contemplated hereunder and thereunder (including the Merger, the issuance sale and delivery of the Parent Series C Stock and the issuance sale and delivery of the Parent Common Stock upon conversion of the Parent Series C Stock), have been duly authorized and approved by their respective boards of directors (and prior to the First Effective Time shall be adopted by Parent as the sole stockholder of Merger Sub) and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Related Agreements to which it is a party and the consummation by it of the transactions hereunder and thereunder (including the Merger, the issuance sale and delivery of the Parent Series C Stock and the issuance sale and delivery of the Parent Common Stock upon conversion of the Parent Series C Stock). This Agreement has been and, when delivered at the Closing, the Related Agreements to which Parent or Merger Sub is a party shall be, duly executed and delivered by Parent and Merger Sub. Assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, this Agreement constitutes and the Related Agreements to which Parent or Merger Sub is a party shall, when delivered at the Closing, constitute, the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles. The share of Parent Series C Stock to be issued in connection with the Merger have been duly authorized by Parent and, when issued, sold and delivered in accordance with this Agreement, will be validly issued and outstanding, fully paid and nonassessable shares of Parent Series C Stock, as applicable, free and clear of all Liens other than Permitted Liens. The applicable number of shares of Parent Common Stock to be issued upon conversion of the shares of Parent Series C Stock have been duly reserved by Parent for issuance and, when so issued and delivered, will be duly authorized, validly issued and outstanding, fully paid and nonassessable shares of Parent Common Stock, free and clear of all Liens other than Permitted Liens and free of restrictions on transfer imposed by Parent other than restrictions on transfer under federal and state securities laws and under the Parent Investor Agreement. Other than as may be set forth in the Parent Investor Agreement, neither the issuance, sale nor deliver of the shares of Parent Series C Stock nor the issuance and delivery of the shares of Parent Common Stock to be issued upon the conversation of the shares of Parent Series C Stock is subject to any preemptive rights of stockholders of Parent. Assuming the accuracy of the representations and warranties of the Company and the Company Equityholders (including in the Investor Certification Form), the shares of Parent Series C Stock and any Parent Common Stock to be issued upon the conversion thereof will be issued in compliance with all federal and state securities laws.

(b) No Violations. Neither the execution and delivery of the Agreement or the Related Agreements to which Parent or Merger Sub is a party, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby (including the Merger, the issuance sale and delivery of the Parent Series C Stock and the issuance sale and delivery of the Parent Common Stock upon conversion of the Parent Series C Stock), nor compliance by Parent and Merger Sub with any of the terms or provisions hereof or thereof, shall (a) violate any provision of the organizational documents of Parent or Merger Sub or (b) assuming that the consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, (i) violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets, or (ii) constitute a default under, result in the termination of or cancellation under, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub under, any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party, except for such violations, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger, (a “Parent Material Adverse Effect”).

4.3 Financials. The audited consolidated financial statements of the Parent Group dated as of and for the years ended December 31, 2015 and 2016, its preliminary unaudited financial statements (including balance sheet, statement of cash flows and income statement) for the year ended December 31, 2017 and the three-month period ended March 31, 2018 (the “Parent Financial Statements”) (a) comply with the books and records of Parent, which have been maintained in accordance with good business practice, (b) have been prepared in conformity with GAAP, except that the preliminary unaudited Parent Financial Statements may not contain all footnotes required by GAAP and (c) fairly present the financial position of the Parent Group as the dates thereof and the results of operations, changes in financial positions or cash flows, as the case may be, for the periods presented therein, subject in the case of the preliminary unaudited Parent Financial Statements to normal year-end audit adjustments. Except as set forth on Parent Schedule 4.3, since January 1, 2018, there has not been to Parent’s Knowledge, any other event or condition of any character, other than events affecting the economy or Parent’s industry generally, that could reasonably be expected to materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of Parent.

4.4 No Undisclosed Liabilities.

(a) No member of the Parent Group has any Liabilities of the type required to be reflected on a balance sheet prepared in accordance with GAAP, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in any such Liability, except for Liabilities reflected in or reserved against in the Parent Financial Statements.

(b) No member of the Parent Group has at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, or (v) been convicted of, or pleaded guilty or no contest to, any felony. No member of the Parent Group is insolvent. No current employees of any member of the Parent Group has been convicted of, or pleaded guilty or no contest to, any felony.

4.5 Governmental Approvals. Except for (a) the filing of the Certificate of Merger and the LLC Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (b) filings required under and compliance with other applicable requirements of, any Antitrust Laws and foreign antitrust Laws (in each case, if required), no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement and the Related Agreements by Parent and Merger Sub to which they are a party or the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby (including the Merger), other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.6 Ownership and Operations of Merger Sub. Parent is the record owner of all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Related Agreements, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

4.7 Capitalization. As of the date of this Agreement, the authorized capital stock of Parent consists of 25,000,000 shares of Common Stock, par value $0.01 per share (the “Parent Common Stock”), and 12,077,778 shares of Preferred Stock, par value $0.01 per share (the “Parent Preferred Stock”), of which 3,200,000 shares have been designated Series A Convertible Preferred Stock, 833,334 shares have been designated as Series B Convertible Preferred Stock and 8,044,444 shares have been designated as Series C Convertible Preferred Stock. 4,598,042 shares of Parent Common Stock are issued and outstanding, and of the Parent Preferred Stock outstanding, 3,178,650 shares of Parent Series A Convertible Preferred Stock are issued and outstanding, 787,725 shares of Series B Convertible Preferred Stock are issued and outstanding, and 4,626,625 shares of Series C Convertible Preferred Stock are issued and outstanding. Parent has reserved 2,348,321 shares of Parent Common Stock for issuance to officers, directors, employees and consultants of Parent pursuant to its 2006 Equity Incentive Plan, as amended, duly adopted by the board of directors of Parent and approved by Parent’s stockholders (the “Parent Stock Plan”). Of such reserved shares of Parent Common Stock, 12,350 shares have been issued pursuant to restricted stock purchase agreements, options to purchase 2,108,874 shares have been granted and are currently outstanding, and 52,821 shares of Parent Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Parent Stock Plan. Each share of the Parent Preferred Stock is convertible into one share of the Parent Common Stock (subject in each case to subsequent adjustment in accordance with the terms thereof). Parent has provided to the Company a complete and accurate list, as of the date of this Agreement, of holders of capital stock of Parent, showing number of shares of capital stock, and the class or series of such shares, held by each Parent stockholder.

4.8 Parent Intellectual Property. As of the date hereof, Parent owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Parent Intellectual Property (as defined below) without any known conflict with, or infringement of, the rights of others. To Parent’s Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by Parent violates any license or infringes any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to Parent Intellectual Property, nor is Parent bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person. Parent has not received any communications alleging that Parent has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other person. To Parent’s Knowledge, it has obtained and possesses valid licenses to use all of the software programs present on the computers and other software- enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with Parent’s business. To Parent’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or persons it currently intends to hire) made prior to their employment by Parent. Each employee and consultant has assigned to Parent all intellectual property rights he or she owns that are related to Parent’s business as now conducted and as presently proposed to be conducted. Parent has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement. For purposes of this Section 4.8, (i) Parent shall be deemed to have knowledge of a patent right if Parent has actual knowledge of the patent right and (ii) “Parent Intellectual Property” shall mean all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases that are owned, used by or are necessary to Parent in the conduct of Parent’s business as now conducted and as presently proposed to be conducted.

4.9 Parent Personal Data. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Data, Parent is and has been in material compliance with all applicable Laws in all relevant jurisdictions, Parent’s privacy policies and the requirements of any contract or codes of conduct to which Parent is a party, in each case that could reasonably be expected to materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of Parent. Parent has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Data collected by it or on its behalf from and against unauthorized access, use and/or disclosure. Parent is and has been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations that could reasonably be expected to materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of Parent.

4.10 Privacy and Data Protection.

(a) Each member of the Parent Group is, and at all times has been, in material compliance with all Contracts (or portions thereof) between any member of the Parent Group and business associates, vendors, marketing affiliates, and other customers and business partners, that are applicable to the use and disclosure of Protected Health Information and Personal Data.

(b) Each member of the Parent Group has, and at all times has had, all applicable policies and procedures required by HIPAA and Privacy Laws with respect to the collection, use, storage, transfer, retention, deletion, destruction, disclosure and other forms of processing of Protected Health Information.

(c) No member of the Parent Group is a party to, or the subject of any pending, or to the Knowledge of Parent, threatened, claim, charge, complaint, action, arbitration, audit, hearing, investigation, demand, litigation, or suit (whether civil, criminal, administrative, investigative, or informal and whether at law, in equity or otherwise) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator, which involves a claim against any member of the Parent Group for any breach, misappropriation, unauthorized disclosure, dissemination, or any similar violation or infringement of any Protected Health Information or Personal Data.

(d) Except as set forth on Parent Schedule 4.10(d), no member of the Parent Group has reported any data breaches (as defined under HIPAA or Privacy Laws) to any Governmental Entity or to any patient.

(e) Neither the execution, delivery nor performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement will result in any violation of any Parent Business Associate Agreements or Privacy Agreements or any HIPAA and Privacy Laws.

(f) No member of the Parent Group is currently under investigation by any Governmental Entity regarding such member of the Parent Group’s protection, storage, use, and disclosure of Protected Health Information or Personal Data, and neither the Business nor any member of the Parent Group has received written complaints from any person or Governmental Entity regarding the Parent Group’s or the business of the Parent Group’s protection, storage, use, and disclosure of Protected Health Information and Personal Data.

(g) No member of the Parent Group is bound by any Contract or other obligation that prohibits any member of the Parent Group or the business of the Parent Group from using Personal Data, or other information if such information has been de-identified.

4.11 Health Care Matters.

(a) Except as set forth on the Parent Schedule 4.11(a), each member of the Parent Group and the operations of their businesses, and at all times have been, conducted in compliance with all applicable Health Care Laws, except for any such noncompliance that would not reasonably be expected to have a Parent Material Adverse Effect. No member of the Parent Group or, to the Knowledge of Parent, its managers, Employees and agents (while acting in such capacity) has received notice of, and there are no pending or, to the Parent’s Knowledge, threatened legal Actions relating to non-compliance by any member of the Parent Group or its managers, employees or agents (while acting in such capacity) under any Health Care Law.

(b) Parent Schedule 4.11(b) sets forth a complete list of the Parent Group’s Health Care Permits. Each member of the Parent Group has and maintains in full force and effect all Health Care Permits necessary for the conduct of its business as currently conducted or as currently contemplated to be conducted by such member of the Parent Group and to carry out the transactions contemplated by this Agreement. The Parent Group has (i) not received written notice, and no Governmental Entity is considering limiting, suspending, terminating, adversely amending or revoking any Health Care Permit, and (ii) not received written notice of any deficiencies requiring corrective action plans that have not been completed and accepted by the Governmental Entity. All such Health Care Permits are valid and in full force and effect and each member of the Parent Group is in compliance with the terms and conditions of all such Health Care Permits and with the Health Care Laws and rules and regulations of the Governmental Entities having jurisdiction with respect to such Health Care Permits. All applications and subsequent filings relating to all Health Care Permits have been accurate, complete and correct and all filings have been timely made in accordance with Health Care Laws.

(c) Each member of the Parent Group and each licensed professional or other individual employed by or contracted with such member of the Parent Group or who otherwise provides health care services through such member of the Parent Group meets all applicable requirements of participation and coverage of, and where applicable are parties to valid supplier or other participation agreements for payment by a Program. There are no Actions pending or to the Knowledge of Parent threatened which would result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Program, supplier or other participation agreement or result in the exclusion of any member of the Parent Group or any of its employees or agents from any Program. No member of the Parent Group, its owners, or their respective officers, directors or managers (acting on behalf of the Parent Group) have engaged in any activities which are cause for civil penalties of such member of the Parent Group or mandatory or permissive exclusion from any Program. Each Parent Group Practitioner has properly reassigned his or her right to payment for such services to the Parent Group. Set forth in Parent Schedule 4.11(c) is a correct and complete list, with respect to each member of the Parent Group, of all provider numbers and NPIs relating to such member of the Parent Group or for which such member of the Parent Group has used in connection with the enrollment in, and billing of, Programs of a Governmental Entity.

(d) All reports, documents, claims, applications, and notices required to be filed, maintained or furnished to any Governmental Entity, under any Program, have been so filed, maintained or furnished as required and all such reports, documents, claims, applications and notices were complete and correct on the date filed.

(e) (i) No member of the Parent Group, or any Parent Group Practitioner has had the right to receive reimbursements pursuant to any Program terminated, suspended or limited as a result of any investigation or action whether by any federal or state Governmental Entity or other third party; and (ii) no member of the Parent Group has been the subject of any inspection, investigation, validation review or program integrity review, survey, audit, monitoring or other form of review by any Governmental Entity, professional review organization, accrediting organization or certifying agency based upon any alleged violation of any Health Care Law or Program, nor has any member of the Parent Group received any complaint, notice of material noncompliance or notice of material deficiency related to any Health Care Law or Program in connection with the operations of the Parent Group and the business.

(f) No member of the Parent Group or, to the Knowledge of Parent, any Parent Group Practitioner: (i) is a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (ii) has any reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity, or (iii) has been a defendant in any qui tam or false claims act litigation.

(g) Each Parent Group Practitioner has at all times he or she has provided services through any member of the Parent Group been and is duly licensed to practice in the state where the patient in question is located. Each Parent Group Practitioner who is permitted by law to dispense or prescribe drugs has been and is validly registered with the DEA in his or her home state, as the case may be, under the Controlled Substances Act and holds a valid state controlled substances registration as such may be required. No event has occurred and, to the Knowledge of Parent, no fact, circumstance or condition exists that has or could reasonably be expected to result in the denial, loss, revocation, rescission or restriction of or to any such professional license, DEA or state controlled substances registration.

(h) Parent Schedule 4.11(h) sets forth that information Known to Parent regarding each Parent Group Practitioner (i) that has had a final judgment or settlement without judgment entered against him or her in connection with a malpractice or similar action, (ii) is the subject of any criminal complaint, indictment or criminal proceedings; or (iii) is subject to any proceeding based on any allegation of engaging in illegal, immoral or other misconduct (of any nature or degree), relating to his or her practice.

(i) Except as set forth on Parent Schedule 4.11(i), no member of the Parent Group, no Parent Group Practitioner, or any of their respective Affiliates, have engaged in any activities which are prohibited under the Health Care Laws.

(j) No member of the Parent Group or any Parent Group Practitioner has ever been indicted or charged or, debarred, excluded, suspended or investigated in connection with any violation of any Law involving false or fraudulent billing practices, or relating to its participation in Programs. Each member of the Parent Group and each Parent Group Practitioner has billed all Programs in compliance with all applicable Laws and contractual obligations.

4.12 Availability of Funds. Parent shall have available to it at the times required by this Agreement, sufficient funds to pay the Estimated Merger Consideration, to make the other payments contemplated hereby and to consummate the transactions contemplated herein (including the Merger, the issuance sale and delivery of the Parent Series C Stock and the issuance sale and delivery of the Parent Common Stock upon conversion of the Parent Series C Stock).

4.13 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates.

4.14 Compliance with Laws. Other than with respect to laws referenced in Sections 4.8 (Intellectual Property), 4.9 (Parent Personal Data), 4.10 (Privacy and Data Protection), 4.11 (Health Care Matters) and 4.16 (Foreign Corrupt Practices Act), which sections will govern Parent’s representations and warranties as to compliance with Laws that are the subject matter of such sections, (a) each member of the Parent Group has complied with and is in compliance with, and has not violated and is not in violation of, and has not received any notices of violation with respect to, any Law. No member of the Parent Group has received any written notice from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of or failure to comply with any Law.

(c) Each member of the Parent Group has complied with, is in compliance with, and none of them has taken any action that has violated or could reasonably be expected to result in a violation of any Law related to the import and export of commodities, software, technology or other Intellectual Property, including the USA Patriot Act, the Export Administration Act, the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Foreign Asset Control Regulations, customs Laws and any rules or regulations issued under any of the foregoing.

4.15 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or, to Parent’s Knowledge, investigation pending or currently threatened in writing (i) against Parent, Merger Sub, or, to Parent’s Knowledge, any officer, director or key employee of Parent or Merger Sub in their respective capacities serving Parent; or (ii) to Parent’s Knowledge, that questions the validity of this Agreement or the right of Parent or Merger Sub to enter into or to consummate the transactions contemplated by this Agreement. There is no action, suit, proceeding or investigation by Parent or Merger Sub pending or which Parent or Merger Sub intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to Parent) involving the prior employment of any of Parent’s employees, their services provided in connection with Parent’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

4.16 Foreign Corrupt Practices Act. Each member of the Parent Group, and, to Parent’s Knowledge, each Employee and agent, including any Channel Partners, of any member of the Parent Group, has complied with and is in compliance with, and none of them has taken any action that has violated or would reasonably be expected to result in a failure to comply with or a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, dated 21 November 1977, any other Laws that prohibit commercial bribery, domestic corruption or money laundering, and the standards established by the Financial Action Task Force on Money Laundering. The books and records of each member of the Parent Group have been and are maintained in compliance with the applicable requirements of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

4.17 Customers, Payors and Suppliers. Parent Schedule 4.17 sets forth true and complete lists of the top two customers of the Parent Group (measured in terms of total revenues attributable to each such Person during the twelve month period ended March 31, 2018 (each Person identified on such list, a “Parent Top Customer”), showing the total sales by the Parent Group to each such customer during such period. Since December 31, 2017, no Parent Top Customer has (x) ceased or materially reduced its purchases from the Parent Group or changed the pricing or other terms of the business it does with the Parent Group, or (y) threatened to cease or materially reduce such purchases. No Parent Top Customer has pending or to the Parent’s Knowledge, has any reasonable basis to threaten, any Action against any member of the Parent Group.

4.18 Non-Reliance. In connection with the due diligence investigation of the Company by Parent, Parent has received and may continue to receive from the Company certain estimates, projections, forecasts, judgments, opinions and other forward-looking information, as well as certain business plan and cost related plan information, regarding the Company, and its businesses and operations (including any estimates, projections, forecasts, judgments, opinions or other forward-looking information, business plans, cost-related plans or other material provided or made available to Parent, Parent’s Affiliates, their Representatives, or any other Person in certain “data rooms,” confidential information memoranda, management presentations or due diligence discussions in anticipation or contemplation of any of the transactions contemplated by this Agreement) (all such information collectively “Company Estimates and Forward-Looking Information”). Parent acknowledges that (i) there are uncertainties inherent in attempting to offer such Company Estimates and Forward-Looking Information, (ii) Parent is taking full responsibility for making, and are relying solely on, its and its Representatives own evaluation of the adequacy and accuracy of all Company Estimates and Forward-Looking Information and (iii) Parent will have no claim against the Company, any of the Company Equityholders, or any of their respective equityholders, directors, officers, employees, Affiliates, or Representatives, or any other Person, with respect thereto. Parent acknowledges and agrees that in connection with this Agreement and the transactions contemplated hereby, except for the representations and warranties of the

Company set forth in Article III and the Related Agreements, Parent has not relied on any representations or warranties, express or implied, relating to the Company Group, the Company Group’s Businesses or operations or otherwise, including any information or materials, documents or Company Estimates and Forward-Looking Information.

4.19 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (as qualified by the Parent Schedules hereto), neither Parent, Merger Sub, nor any other Person makes any other express or implied representation or warranty with respect to Parent, Merger Sub, the Parent Series C Stock or the transactions contemplated by this Agreement, and Parent and Merger Sub each disclaim any other representations or warranties.

ARTICLE V

CONDUCT PRIOR TO THE FIRST EFFECTIVE TIME

5.1 Conduct of Business of the Company Group. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 and the First Effective Time, (x) except to the extent that Parent shall otherwise consent in writing, such consent not to be unreasonably withheld, conditioned or delayed, the Company shall, and shall cause each other member of the Company Group to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its Debts when due, to pay or perform other obligations when due, and to use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and Key Employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the First Effective Time and (y) except as expressly contemplated by this Agreement, the Company shall not, and shall cause each other member of the Company Group to not, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed:

(a) Re-price or amend the terms of any Company Stock Right, other than accelerating the vesting thereof;

(b) Enter into any Contract, make any payments (other than pursuant to and as required by the terms of existing Contracts) or enter into any commitment or transaction, in each case other than in the ordinary course of business;

(c) Issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or Company Group Securities or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (except for (i) the issuance of Company Common Stock upon conversion of any presently outstanding shares of Company Preferred Stock, (ii) the issuance of Company Common

Stock upon exercise of presently outstanding vested Company Stock Rights or (iii) the issuance of Company Capital Stock upon conversion of convertible promissory notes outstanding on the date of this Agreement; provided, that the Company promptly notifies Parent of such grant, issuance, exercise or conversion);

(d) (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any material assets constituting all or substantially all of the business of or equity securities of, or by any other manner, any business or any Person, or (ii) otherwise acquire or agree to acquire any material assets outside of the ordinary course of business consistent with past practices;

(e) Hire or engage any employees, independent contractors or consultants, or promote any Current Employees or change the employment status or titles of any of the Current Employees, or cause any reductions in force, except for the hiring, engagement, or promotion of employees, independent contractors or consultants in the ordinary course of business at compensation rates comparable to other Current Employees, independent contractors or consultants at similar levels;

(f) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement;

(g) Accelerate, beyond the normal collection cycle, collection of accounts receivable or delay beyond normal payment terms payment of any accounts payable;

(h) Take any action that would reasonably be expected to cause a breach of any of the provisions of Section 3.10 had such action occurred after the Balance Sheet Date and prior to the date of this Agreement (without regard to disclosures on the Company Schedules); or

(i) Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (h) above, or any other action that would prevent the Company Group from performing or cause any member of the Company Group not to perform its covenants hereunder.

5.2 No Control of the Company Group’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the Company Group’s operations prior to the First Effective Time. Prior to the First Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

ARTICLE VI

CERTAIN COVENANTS

6.1 Access to Information. From the date hereof through and including the First Effective Time and except as otherwise prohibited by applicable Law, the Company shall afford Parent and its accountants, legal counsel, and other representatives reasonable and timely access upon prior notice during normal business hours during the period prior to the First Effective Time to (a) all of the properties, facilities, books, contracts, commitments, records, Tax Returns, Current Employees, customers and partners of the Company Group and (b) all other information concerning the business, finances, properties, products, services, litigation, technology and personnel of the Company Group as Parent may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

6.2 Updated Financials.

(a) The Company agrees to provide Parent and its accountants, legal counsel, and other representatives’ copies of any internal financial statements prepared by the Company promptly upon request. Promptly, but in no event later than twenty-one (21) calendar days after the end of each month from the date hereof until the Closing Date, the Company shall provide Parent with a copy of the true and correct unaudited balance sheets and related statements of income and cash flows of the Company Group as of and for the period ended the most-recent month-end prepared in the form of the Interim Financial Statements.

(b) As soon as reasonably practicable, the Company shall deliver to Parent audited consolidated financial statements for the year ended December 31, 2017, which financial statements shall be prepared in accordance with GAAP, and to the extent in accordance with GAAP, the Accounting Principles on the same basis as the financial statements for such entity for the year ended December 31, 2016 and shall have been audited by the Company’s independent auditors using professional standards and procedures for conducting such reviews as required for audited financial statements filed pursuant to Regulation S-X Rule 3-05 with the SEC, at Parent’s sole reasonable cost and expense only with respect to undertaking compliance with Regulation S- X Rule 3-05.

(c) As soon as reasonably practicable and in any event no later than the earlier to occur of forty-five (45) days after the end of the applicable fiscal quarter and the Closing Date, the Company shall deliver to Parent unaudited consolidated financial statements for each interim quarterly period or periods ended after December 31, 2017, together with interim financial statements for the same period in the prior year, which interim financial statements shall be prepared in accordance with GAAP, and to the extent in accordance with GAAP, the Accounting Principles, on the same basis as the financial statements for such entity the year ended December 31, 2017 and shall have been reviewed by the Company’s independent auditors using professional standards and procedures for conducting such reviews as required by Rule 10-01 of Regulation S- X for interim financial statements filed in a periodic report with the SEC, at Parent’s sole reasonable cost and expense only with respect to undertaking compliance with Regulation S-X Rule 3-05.

(d) The Company shall use reasonable best efforts to prepare, or assist Parent in the preparation of, any financial statements of the Company to the extent requested by Parent (in addition to the financial statements set forth in clauses (b) and (c) of this Section 6.2) and required in connection with any filing by Parent under the Securities Act.

(e) In addition, if the Closing Date does not coincide with the last day of a fiscal quarter, the Company shall deliver, within forty-five (45) days after the Closing Date, such financial information for the Company for the portion of such fiscal quarter ending on the Closing Date that is required by the Company to establish an opening balance sheet for the Company as of the close of business on the Closing Date or for purposes of preparing pro forma financial statements (which financial information need not be reviewed as set forth above).

(f) The Company shall use its commercially reasonable efforts at Parent’s sole cost and expense to cause the Company’s independent auditors to provide reasonable and customary assistance and cooperation in connection with potential future financings, including, (A) rendering customary “comfort letters” under AU Section 634 (or other applicable standard) for a public offering or a Rule 144A private placement of securities with respect to financial information contained in the offering materials relating to such financings, including providing customary representations to such auditors and furnishing drafts of such comfort letters (which shall provide “negative assurance” comfort) which such auditors are prepared to issue upon completion of customary procedures and (B) providing consents for use of their reports in any filings required to be made by Parent pursuant to the Securities Act or the Exchange Act, where such financial information is included.

6.3 Confidentiality.

(a) The Parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement, dated as of November 15, 2017 (the “Nondisclosure Agreement”), which Nondisclosure Agreement will continue in full force and effect in accordance with its terms.

6.4 Public Disclosure. Promptly after the execution of this Agreement and receipt by Parent and the Company of Company Stockholder Approval and the Minimum Joinder Threshold, Parent and the Company may each issue a mutually acceptable press release announcing the execution and delivery of this Agreement. Unless otherwise required by Law (including applicable securities Laws) or by regulatory authority, the Parties hereto(other than the Stockholder Representative) shall not (nor shall they permit, any Representative or Affiliate to), directly or indirectly, issue any statement or communication with any third party regarding the existence of the subject matter of this Agreement or the transactions contemplated hereby, including the Merger, (including any claim or dispute arising out of or related to this Agreement or the interpretation, entering into, performance, breach or termination hereof) without the prior written consent of the other Parties; provided, that such approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the immediately preceding sentence, in the event that the Company or Parent is required by Law to make any such disclosure, each of the Company or Parent, as applicable, shall notify the other Party prior to making such disclosure and shall use commercially reasonable efforts to give the other Party an opportunity (as is reasonable under the circumstances) to comment on such disclosure. Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, following Closing, the Stockholder Representative shall be permitted to, following the public announcement of the Merger, publicly announce that it has been engaged to serve as the Stockholder Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

6.5 Consents. The Company shall promptly apply for or otherwise promptly seek and use its commercially reasonable efforts to promptly obtain all consents and approvals listed on Schedule 6.5.

6.6 Antitrust Filings.

(a) Parent and the Company will each make, or cause its Affiliates to make, no later than five (5) Business Days after the date of this Agreement all filings required under the HSR Act and such other filings as Parent deems necessary or desirable in connection with the Merger under other applicable antitrust or competition Laws (collectively, the “Antitrust Filings”) with the appropriate Governmental Entity designated by Law to receive such filings. Parent shall each pay any filing fees for which it is responsible in connection with the Antitrust Filings.

(b) As promptly as is reasonably practicable after receiving any request from any appropriate Governmental Entity for information, documents, or other materials in connection with the review of the Antitrust Filings, Parent or the Company, as the case may be, shall use its commercially reasonable efforts to comply with such request. The Company and Parent shall each cooperate reasonably with the other in connection with resolving any inquiry or investigation by any Governmental Entity relating to the Antitrust Filings (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing Party prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith). The Company and Parent shall each promptly inform the other of any communication with, and any proposed understanding, agreement, or undertaking with any Governmental Entity relating to its Antitrust Filing. The Company and Parent shall each give the other reasonable advance notice of, and the opportunity to participate in (directly or through its representatives) any inquiry or investigation by, or any material meeting or conference (whether by telecommunications or in person) with, any Governmental Entity relating to the Antitrust Filings. To the extent permitted by applicable Laws, and subject to all applicable privileges (including the attorney client privilege), each of the Parties (other than the Stockholder Representative) consider in good faith the views of each other, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws. For the avoidance of doubt, any strategy in connection with proceedings under or relating to the HSR Act or other Antitrust Laws shall be determined by Parent in its sole discretion. Each of the Parties may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Section 6.6(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(c) The Parent shall use reasonable best efforts to resolve questions or objections, if any, of any Governmental Entity. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require or be construed to require Parent or any of its Affiliates, in order to obtain the consent or successful termination of any review of any Governmental Entity regarding the Merger, to (i) sell or hold separate, or agree to sell or hold separate, before or after the First Effective Time, any assets, businesses or any interests in any assets or businesses, of Parent or any of its Affiliates or of the Interim Surviving Corporation or the Final Surviving Entity (or to consent to any sale, or agreement to sell, by Parent or by the Interim Surviving Corporation or the Final Surviving Entity of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Parent of any assets or businesses (including any assets or businesses of the Interim Surviving Corporation or the Final Surviving Entity), (ii) enter into any contract or be bound by any obligation that Parent may deem in its sole discretion to have an adverse effect on the benefits to Parent of the Merger, (iii) modify any of the terms of this Agreement or the Merger, or the transactions contemplated hereby or thereby, or (iv) initiate or participate in any legal proceeding with respect to any such matters.

(d) In the event that Parent is required, in order to obtain the consent or successful termination of any review under any Law regarding the Merger, to take any of the actions set forth in Section 6.6(c), Parent shall have the right to abandon its efforts to obtain approval under such antitrust or anti-competition Law of the Merger, notwithstanding this Section 6.6. If Parent so elects to abandon its efforts to seek such approval, it shall promptly give notice of such abandonment to the Company.

6.7 Conditions to the Merger; Further Assurances. Subject to Sections 6.6(c) and 6.6(d), each of the Parties to this Agreement (other than the Stockholder Representative)shall use its commercially reasonable efforts to (a) effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; (b) comply promptly with all legal requirements which may be imposed on such Party with respect to the Merger and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Merger; and (c) obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such Party, its Subsidiaries or members of the Company Group as applicable, or members of the Company Group as applicable in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

6.8 Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) the occurrence or non- occurrence of any event that is likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the First Effective Time, (b) any failure to comply with or satisfy in any material respect any of its covenants, conditions or agreements to be complied with or satisfied by it hereunder and (c) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions to the other party’s obligations set forth in Article VIII incapable of satisfaction; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect any remedies otherwise available to the Party receiving such notice, including any indemnification available under Article IX, or any condition to any Person’s obligations under Article VIII.

6.9 Information Statement. As promptly as practicable after the execution of this Agreement, the Company shall prepare, in compliance with applicable Law and the Company Certificate of Incorporation and By-laws, an information statement relating to the consent solicitation of the Company Stockholders to be conducted in connection with the Merger which shall contain appropriate disclosure regarding Parent and the Parent Series C Stock (together with any amendments thereof or supplements thereto, the “Information Statement”). Parent shall furnish all information concerning it and the holders of its capital stock as the Company may reasonably request in connection with such actions and the preparation of the Information Statement. The Company shall mail the Information Statement to its Company Stockholders as soon as practicable, but in no event later than three (3) Business Days, following the execution of this Agreement. The Information Statement shall include the unanimous recommendation of the Company’s board of directors that adoption of the Merger Agreement by the Company Stockholders is advisable and that the Company’s board of directors has unanimously determined that the Merger is fair and in the best interests of the Company Stockholders. No amendment or supplement to the Information Statement will be made by the Company without the approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed). If at any time prior to the First Effective Time, any event or circumstance relating to Parent or any Subsidiary of Parent, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Information Statement, Parent shall promptly inform the Company. If at any time prior to the First Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Information Statement, the Company shall promptly inform Parent. The Information Statement and any amendments or supplements thereto, when distributed or otherwise disseminated to the Company Stockholders, will comply as to form with the applicable requirements of all Laws. The Information Statement, as supplemented or amended, if applicable, at the time such Information Statement or any amendment or supplement thereto is first mailed to Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

6.10 Blue Sky Laws. Parent shall use its commercially reasonable efforts to comply with the securities and blue sky Laws of all jurisdictions which are applicable to the issuance of the Parent Series C Stock pursuant hereto. The Company shall use its commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky Laws of all jurisdictions which are applicable in connection with the issuance of Parent Series C Stock pursuant hereto.

6.11 Continuing Employees. As soon as practicable after the date of this Agreement and in any event prior to the Closing Date, the Company shall, at Parent’s request, use reasonable efforts to assist Parent with its efforts to enter into an employment agreement/offer letter with each of the Continuing Employees, including all Key Employees.

6.12 Continuing Employee Confidentiality and Non-Solicitation Agreements. At the request of Parent, the Company will use its commercially reasonable efforts to cause the Continuing Employees to execute, prior to the Closing, Parent’s form of Employee Confidentiality and Non-Solicitation Agreement, it being understood that such Employee Confidentiality and Non-Solicitation Agreements shall be effective contingent upon the Closing.

6.13 Benefit Arrangements.

(a) Subject to the other provisions of this Section 6.13, Parent agrees that all full-time Employees of any member of the Company Group who continue employment with the Interim Surviving Corporation after the First Effective Time (the “Continuing Employees”) shall have the opportunity to participate, or to continue to participate, in employee benefit plans and arrangements of the Interim Surviving Corporation or, at Parent’s election, of Parent, that satisfy the obligations of Section 6.13(b), including medical/dental/vision insurance, and life insurance(collectively, the “Plans”). Parent intends to transition the Continuing Employees into Plans maintained by Parent or its Subsidiaries effective December 1, 2018 or, if the Closing has not occurred by such date on the next open enrollment or renewal date with respect thereto. Subject to Section 6.13(b), participation of the Continuing Employees in such Plans shall be in accordance with the terms and conditions of the Plans; provided, however, that nothing in this Section 6.13 or elsewhere in this Agreement shall limit the right of Parent or the Interim Surviving Corporation to amend or terminate any such benefit at any time. Nothing in this Section 6.13 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Interim Surviving Corporation or any other Subsidiary of Parent, and the employment of each Continuing Employee shall be “at will” employment, if permitted under applicable Law.

(b) Notwithstanding Section 6.13(a), Parent will cause the Continuing Employees, for the one (1) year period following the Closing Date: (i) to have base salary, incentive compensation and benefits (excluding equity compensation) that are substantially similar, in the aggregate, to the incentive compensation and benefits provided by any member of the Company Group to the Continuing Employees (and their eligible dependents) immediately prior to the Closing Date. With respect to all benefits provided to Continuing Employees following the Closing Date, (ii) each such Continuing Employee will receive credit for purposes of eligibility to participate and vesting under such Plan (excluding any stock option or equity incentive plans of Parent) for years of service with the Company (or any of its Subsidiaries) prior to the Closing Date, and (iii) subject to any required third party insurer’s consent (which Parent will use best efforts to acquire), Parent will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Parent in which such employees and their eligible dependents will participate to be waived (to the extent not applicable under the Company’s plans) and will provide credit for any co-payments and deductibles prior to the Closing Date but in the plan year which includes the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply for such plan year after the Closing Date.

(c) The Company shall take all necessary actions to cause its 401(k) plans and 125 Plan to be terminated prior to the First Effective Time, including having the Company’s board of directors vote to so terminate the Company’s 401(k) plans and any and all Company Employee Plans intended to meet the requirements of Code Section 125 (each, a “125 Plan”) (unless Parent provides written notice to the Company that any or all such 401(k) plans and/or 125 Plans shall not be terminated). As soon as practicable after the Closing Date, Parent shall permit the Continuing Employees to enroll in Parent’s 401(k) plan.

(d) Parent Stock Option Grants to Continuing Employees. It is Parent’s intent to cause Parent’s Board of Directors to approve stock option grants for Continuing Employees in such amounts based on Parent’s current new hire option grant policies, with standard four (4) year vesting schedules consistent with other Parent employees. The allocation of stock option grants among Continuing Employees shall be determined by Parent in its discretion on a case-by-case basis, taking into account the planned roles and responsibilities of all Continue Employees.

6.14 Merger Consideration Spreadsheet. The Company shall deliver to Parent, not less than five (5) Business Days prior to the Closing Date, a spreadsheet in a form reasonably acceptable to Parent, containing the following information, together with a certificate duly executed on behalf of the Company by the chief executive officer and chief financial officer of the Company, containing the representation and warranty of the Company that (x) all of such information is accurate and complete (and in the case of dollar amounts, properly calculated) as of the Closing, and (y) except for the shares of Company Capital Stock, Company Options and Company Warrants set forth in the Merger Consideration Spreadsheet, no security of the Company, no security instrument or obligation that is or may become convertible into or exchangeable for any security of the Company, and no subscription, option, share of restricted stock, restricted stock unit, stock appreciation right, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any securities of the Company is authorized or outstanding immediately prior to the First Effective Time or will become authorized or outstanding at the First Effective Time (such spreadsheet and the accompanying certificate, the “Merger Consideration Spreadsheet”):

(a) (i) the aggregate amount of all Estimated Transaction Expenses, together with a breakdown thereof (including the aggregate dollar amount of any Transaction Expenses relating to the D&O Policy and any Equity Release Payments), (ii) the Estimated Net Working Capital, together with a breakdown thereof (iii) the Estimated Cash Amount, together with a breakdown thereof, (iv) the Estimated Debt, together with a breakdown thereof and (v) the Fully Diluted Common Share Count;

(b) With respect to each Company Stockholder:

(i) such Person’s name, last known mailing address, status as an Accredited or Non-Accredited Holder and email address;

(ii) the number, class and series of Company Capital Stock held by such Person and the respective certificate number(s) representing such shares, and the respective date(s) and prices of acquisition of such shares;

(iii) the number and type of Company Stock Rights, other than Company Options which required information is set forth in clause (c) below, held by such Person that were or are to be immediately prior to the First Effective Time, exercised, terminated or converted immediately prior to the First Effective Time, the terms of such Stock Rights;

(iv) the portion of the Accredited Per Series A-2 Share Merger Consideration, the Non-Accredited Per Series A-2 Share Cash Value, the Accredited Per Common Share Merger Consideration, and/or the Non-Accredited Per Common Share Cash Value, as applicable, to be paid to such Company Stockholder in respect of such holder’s shares at the Closing, including a breakdown thereof, and each such Company Stockholder’s Pro Rata Share, expressed as a percentage;

(v) the cash amount to be contributed by each Company Stockholder, if any, to the Adjustment Escrow Fund, the Indemnification Escrow Fund, the Special Indemnification Escrow Fund and the Stockholder Representative Expense Fund; and

(vi) whether any payroll or employment Taxes are to be withheld from the consideration that such Company Stockholder is entitled to receive pursuant to this Agreement and the amount of any such Taxes required to be withheld from any payment to be made hereunder and the net cash amount to be paid to such Person as a result of any such withholding amount;

(vii) the net cash amount to be paid to such Company Stockholder by the Payments Administrator upon surrender of such stockholder’s Company Stock Certificates in accordance with Section 2.9 (after deduction of any amounts to be contributed to the Adjustment Escrow Fund, the Indemnification Escrow Fund, the Special Indemnification Escrow Fund or the Stockholder Representative Expense Fund with respect to the shares of Capital Stock held by such stockholder); and

(viii) (A) the identification of any shares that were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares and whether such election under Section 83(b) of the Code was, to the Company’s Knowledge, timely made.

(c) With respect to each holder of Vested Company Options:

(i) such Person’s name, last known mailing address and email address;

(ii) the exercise price per share and the number of shares of Common Stock subject to such Company Option;

(iii) the vesting schedule applicable to such Company Option;

(iv) the Tax status of each Option held by such holder under Section 422 of the Code;

(v) the number of shares of Company Common Stock, if any, that will be vested under such Vested Company Option as of the First Effective Time, whether vested due to acceleration pursuant to the Company Option Plan, passage of time or otherwise; and

(vi) the aggregate exercise prices of such holders Vested Company Options as of the First Effective Time.

(d) a funds flow spreadsheet, in form and substance reasonably satisfactory to Parent, showing: (i) the aggregate amount to be delivered by Parent (or such other entity as designated by Parent) in connection with the transactions contemplated by this Agreement; and (ii) wire transfer instructions for each payment to be made by Parent (or such other entity as designated by Parent) in connection with the transactions contemplated by this Agreement, including a breakdown of all amounts to be delivered pursuant to Section 2.13.

6.15 Joinder Agreement. The Company shall use reasonable best efforts to cause a joinder agreement in the form of Exhibit A hereto (each a “Joinder Agreement”) to be executed on or prior to the Closing Date by all of the Company Stockholders.

6.16 D&O Insurance. Prior to Closing Date, the Company shall purchase and fully pay the premium (or include the premium payable as a Transaction Expense if not paid prior to the Closing) for directors’ and officers’ fiduciary liability run-off insurance (“D&O Policy”) which shall provide run-off coverage for six (6) years following the Closing Date and a three (3) year extended reporting period for its errors and omissions insurance, each of which shall by its terms survive the Closing, having limits, terms and conditions no less favorable than the terms of such insurance policies currently maintained by each member of the Company Group and the Company shall cause such insurance to be bound not later than the Closing Date.

6.17 Medical Malpractice Insurance. Prior to Closing Date, the Company shall purchase and fully pay the premium (or include the premium payable as a Transaction Expense if not paid prior to the Closing) for medical malpractice liability run-off insurance (“Med Mal Policy”) which shall provide run-off coverage for six (6) years following the Closing Date, which shall by its terms survive the Closing, having limits, terms and conditions no less favorable than the terms of such insurance policies currently maintained by each member of the Company Group and the Company shall cause such insurance to be bound not later than the Closing Date.

6.18 R&W Insurance Efforts. The Company shall cooperate, and shall cause each other member of the Company Group to cooperate, with Parent, and shall execute and deliver such documents and take such actions as Parent may reasonably request, in order to enable Parent to obtain the R&W Insurance Policies. Parent shall use commercially reasonable efforts to obtain and bind the Excess Insurance Policy prior to the Closing, provided Parent shall not be obligated to pay more than $100,000 to do so.

6.19 No Solicitation. Until the earlier of the First Effective Time and the date of termination of this Agreement pursuant to Section 10.1 hereof, the Company shall not (nor shall the Company permit any of the other members of the Company Group or any of their respective employees, stockholders, advisors, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (a) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, assets, Intellectual Property or Technologies of any member of the Company Group, or any amount of the Company Capital Stock or any Company Group Securities (whether or not already outstanding), whether by merger, purchase of assets, purchase of securities, tender offer, exclusive license or otherwise, or effect any such transaction (a “Proposal”), (b) disclose any confidential information to any Person concerning the business, Intellectual Property, Technologies or properties of any member of the Company Group (other than in the ordinary course of business in connection with sales, distribution or product development matters), or afford to any Person access to their respective properties, Technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any Person to make any Proposal, or (d) enter into any agreement with any Person with respect to a Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) that are the subject matter of clause (a), (b), (c) or (d) above. In the event that the Company or any of the Company’s Affiliates shall receive, prior to the First Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, with respect to a Proposal, or any request for disclosure or access as referenced in clause (d) above, the Company shall immediately (i) suspend any discussions with such offeror or Person with regard to such offer, proposal, or request and (ii) notify Parent thereof, including information as to the material terms of the Proposal and the identity of the Person making such Proposal or request.

The Parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.19 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the Parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.19 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Current Employee or Former Employee, Company Equityholder, agent, advisor, representative or Affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

6.20 Resignation of Officers and Directors. The Company shall obtain the resignation of all officers and directors of the Company and such officers and directors of the other members of the Company Group as Parent designates in writing, effective as of the First Effective Time.

6.21 Company Options. At or prior to the First Effective Time, the board of directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to effectuate the provisions of Section 2.9(d) and cause the Company Option Plan to terminate and ensure that no further Company Options shall be granted thereunder.

6.22 Termination and Amendment of Certain Agreements; Notices. The Company shall take all such steps as may be necessary to (i) terminate, as of the Closing, each of the Company Investor Agreements and the agreements set forth on Schedule 6.22, (ii) amend, as of the Closing, each of the agreements set forth on Schedule 6.22, including all agreements containing most favored nation clauses, and (iii) deliver all required notifications of the Merger and the other transactions contemplated hereby as set forth on Schedule 6.22.

6.23 Transfers of Securities. To the extent that the Company or the Company has any rights of first refusal or consent rights to impede any transfers of shares of Company Capital Stock, the Company shall fully exercise such rights between now and the Closing Date and, in any event, shall notify Parent promptly upon receipt of any notice that triggers such right of first refusal or consent right to impede a transfer of any shares of the Company Capital Stock.

6.24 Parent Investor Agreement. The Company and Parent shall use commercially reasonable efforts to cause the Parent Certificate of Adherence to be executed on or prior to the Closing Date by all of the Accredited Holders entitled to receive Parent Series C Stock at the Closing.

6.25 State Takeover Statutes. In the event that any “fair price,” “moratorium,” “control share acquisition,” or other anti-takeover statute or regulation or any anti-takeover provision of the Company Certificate of Incorporation or By-Laws is or becomes prior to the First Effective Time, or at the First Effective Time will be, applicable to the any member of the Company Group, shares of Company Capital Stock or equity of any of its Subsidiaries, the Merger or the other transactions contemplated by this Agreement, the Company, at the direction of the board of directors of the Company, shall use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

6.26 Company Equityholder Confidentiality Obligations. The Company will use its reasonable best efforts to enforce any confidentiality and nondisclosure obligations with respect to this Agreement or its terms and the transactions contemplated hereby that any Company Equityholder is currently subject to pursuant to the Company Investor Agreements or any other written agreement that would protect any information with the Company, and ensure that such obligations will survive the date of this Agreement; provided that the foregoing shall not restrict any Common Stockholder from sharing such information with its attorneys, tax or financial advisors.

6.27 Payoff Letters and Lien Releases. The Company shall obtain and deliver to Parent customary payoff letters in connection with the repayment of (a) the Debt set forth on Schedule 6.27 (the “Payoff Letters”) and (b) the recipients of payments with respect to Transaction Expenses, and to make arrangements for the delivery of, subject to the receipt of the applicable payoff amounts, customary lien releases to Parent as soon as practicable after the Closing.

6.28 Open Source Software. As soon as practicable following the date of this Agreement, the Company, in cooperation with Parent, will take all actions reasonably requested by Parent to evaluate version 7 and version 9 of the Company’s Software using a code-scan performed by Black Duck for Open Source Software and Public Software Licenses (and related mobile applications) as well as the version 10 mobile application, and any software in production before the Closing Date. The results shall be reviewed by the Company and Parent and the Company shall take all actions reasonably requested by Parent to address any uses of any Open Source Software and Public Software Licenses and related Company software licenses. The Company shall, at the Company’s sole cost and expense, complete any “Black Duck” scan or similar scan of the Company’s Open Source Software and Public Software Licenses as provided herein; provided, that the Company shall bear the cost of no more than two (2) “Black Duck” or similar scans (included as a Transaction Expenses) in addition to any scans of software in production before the Closing Date, which, for the avoidance of doubt, will be at the sole cost and expense of the Company.

6.29 Special Indemnification Escrow Amount. Promptly following the Agreement Date and receipt of the “Black Duck” scans referenced in Section 6.28 above, Parent and the Company shall meet and agree on the Special Indemnification Escrow Amount and a period of time that the Special Indemnification Escrow Amount shall be held in trust by the Escrow Agent (the “Special Indemnity Period”). If Parent and the Stockholder Representative are unable to agree on the Special Indemnification Escrow Amount and Special Indemnity Period within fifteen (15) days of such meeting, Parent and the Stockholder Representative shall submit the dispute to Charles River Associates, StoneTurn Group or any other nationally recognized software experts capable of reviewing and addressing Open Source Software and Public Software Licenses, their proper use and proper coding/re-coding to remediate issues, which experts shall not have been engaged for any material matter, directly or indirectly, by any party hereto within the preceding two (2) years (the “Code Experts”). The Code Experts shall be directed to review the Company’s Software and the results of all review of the Company’s use of Open Source Software and Public Software Licenses (including in versions 7, 9 and 10 of the Company’s Software (including any mobile applications)). Promptly, but no later than ten (10) days after engagement each of Parent and the Company shall furnish to the Code Experts the Company’s Software, results of the “Black Duck” scans and other documents and information relating to such objection Open Source Software and Public Software Licenses as the Code Experts may reasonably request and are available to that party or its Affiliates. Each of Parent and the Company shall provide the Code Experts with a value for the Special Indemnification Escrow Amount and the Special Indemnity Period that it believes is sufficient to properly remediate and make the Company’s Software compliant with any necessary Open Source Software and Public Software Licenses and to satisfy in full any Losses reasonably likely to be indemnifiable pursuant to Section 9.2(a)(vii) below. The Code Experts shall determine an amount for the Special Indemnification Escrow Amount and a length of time for the Special Indemnity Period that is not greater than the value submitted by Parent, if any, or less than the value submitted by the Company, if any. Promptly, but no later than thirty (30) days after engagement, the Code Experts shall deliver a written report to Parent and the Company as to the resolution of the Special Indemnification Escrow Amount and the Special Indemnity Period, which amount and period shall be conclusive and binding upon the Company Equityholders and Parent and shall not be subject to dispute or review. The fees and expenses of the Code Expert shall be borne fifty percent (50%) by the Company and fifty percent (50%) by Parent. Parent and the Company agree that they will, and agree to cause their respective representatives and independent accountants to, cooperate and assist in the matters contemplated by this Section 6.29, including the making promptly available to the extent necessary of books, records, work papers and personnel.

ARTICLE VII

TAX MATTERS

7.1 Tax Covenants.

(a) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid fifty-percent (50%) by the Company Equityholders and fifty-percent (50%) by Parent when due. The Indemnifying Parties shall cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any Transfer Taxes and to enable any of the foregoing to comply with any Return filing requirements for such Transfer Taxes. The Person(s) required by applicable Law to file any necessary Tax Returns and other documentation with respect to any Transfer Taxes shall timely file, or shall cause to be timely filed, with the relevant Governmental Entity each such Tax Return and shall timely pay to the relevant Governmental Entity all Transfer Taxes due and payable thereon (subject to reimbursement in accordance with this Section 7.1(a)), and, if required by applicable Law, Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) Tax Returns.

(i) The Company will prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns with respect to the members of the Company Group for any Pre-Closing Tax Period that are filed prior to the Closing Date. All such Tax Returns filed after the date hereof shall be prepared in accordance with past practice, except as required pursuant to applicable Law. With respect to Tax Returns filed during the period beginning on the date of this Agreement and ending on the Closing Date, prior to filing such Tax Returns, the Company shall permit the Parent to review and comment on each such Tax Return. The Company shall make any reasonable changes suggested by Parent. The Company shall furnish Parent with a copy of such Tax Returns at least thirty (30) days before such Tax Returns are due. The Company shall pay all Taxes due with respect to such Tax Returns upon the filing of such Tax Returns

(ii) Parent will prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns with respect to the members of the Company Group for any Pre-Closing Tax Period that are filed after the Closing Date. All such Tax Returns shall be prepared in accordance with past practice, except as required pursuant to applicable Law. Prior to filing such Tax Returns, Parent shall permit the Stockholder Representative to review and comment on each such Tax Return. Parent shall make any reasonable changes suggested by the Stockholder Representative. Parent shall furnish the Stockholder Representative with a copy of such Tax Returns at least thirty (30) days before such Tax Returns are due.

(iii) Parent, the LLC, and the Company will not (and will not permit their respective Affiliates to) (i) except for Tax Returns prepared and filed in accordance with Section 7.1(b)(ii), file or amend any Tax Returns of the Company Group (or otherwise initiate discussions or examinations with a Governmental Entity, other than with respect to sales and use tax in Arizona, Connecticut, the District of Columbia, Indiana, New Mexico, New York, Ohio, South Carolina, Tennessee, Texas and Washington) with respect to any Pre-Closing Tax Period, (ii) with respect to Tax Returns prepared and filed in accordance with Section 7.1(b)(ii), after the date such Tax Returns are filed pursuant to Section 7.1(b)(ii), amend any such Tax Return, (iii) make or change any Tax election or change any method of accounting that has retroactive effect to any Tax Return of the Company Group for a Pre-Closing Tax Period, or (iv) agree to extend or waive the statute of limitations with respect Taxes of the Company Group for a Pre-Closing Tax Period, in each such case except (A) with the prior written consent of the

Stockholder Representative (which will not be unreasonably withheld, delayed, or conditioned), or (B) if such action could not form the basis for a claim of indemnification pursuant to this Agreement. Notwithstanding the foregoing, Parent or the Company may initiate discussions or examinations and enter into a voluntary disclosure agreement with a Governmental Entity with respect to sales and use tax in Arizona, Connecticut, the District of Columbia, Indiana, New Mexico, New York, Ohio, South Carolina, Tennessee, Texas and Washington; provided that Parent and the Company shall consult with the Stockholder Representative and consider in good faith any input from the Stockholder Representative regarding any such discussions or examinations.

(c) Tax Contests.

(i) Parent shall deliver a written notice to the Stockholder Representative promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of any of the Company Group for which the Company Equityholders may have an indemnification obligation pursuant to this Agreement (a “Tax Claim”) and shall describe in reasonable detail the facts constituting the basis for such Tax Claim, the nature of the relief sought, and the amount of the claimed Losses (including Taxes), if any (the “Tax Claim Notice”), provided, however, that the failure or delay to so notify the Stockholder Representative shall not relieve the Indemnifying Parties of any claim of indemnification pursuant to this Agreement, except to the extent that the Company Equityholders are materially prejudiced thereby.

(ii) With respect to Tax Claims that relate solely to a Pre-Closing Period, the Stockholder Representative may elect to assume and control the defense of such Tax Claim (at the Company Equityholders’ expense) by written notice to Parent within twenty (20) days after delivery by Parent to the Stockholder Representative of the Tax Claim Notice. If the Stockholder Representative elects to assume the defense of any Tax Claim, (x) the Stockholder Representative shall keep Parent reasonably informed of all material developments and events relating to such Tax Claim, (y) Parent shall have the right to participate in (but not control) the defense of such Tax Claim (including participating in any discussions with the applicable Governmental Entity regarding such Tax Claims) and (z) the Stockholder Representative shall not settle or compromise such Tax Claim without Parent’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

(iii) In connection with any Tax Claim that the Stockholder Representative does not or cannot elect to control pursuant to Section 7.1(c)(ii), such Tax Claim shall be controlled by Parent; provided, that (x) Parent shall keep the Stockholder Representative reasonably informed of all material developments and events relating to such Tax Claim, (y) the Stockholder Representative shall have the right to participate in (but not control) the defense of such Tax Claim (including participating in any discussions with the applicable Governmental Entity regarding such Tax Claims), and (z) Parent shall not settle or compromise any such Tax Claim without the prior written consent of the Stockholder Representative, such consent not to be unreasonable withheld, conditioned or delayed.

(iv) Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Claims shall be governed exclusively by this Section 7.1(c).

(d) Income Tax Matters. Pre-Closing Taxes shall be calculated in accordance with the following assumptions (whether or not the Tax Returns described in Section 7.1(b) are in fact prepared in accordance with these assumptions):

(i) The taxable year of each member of the Company Group ends as of the end of the day on the Closing Date;

(ii) No election under Section 338 of the Code (or any comparable applicable provision of state, local or non-U.S. Tax Law) is made with respect to the acquisition of the stock of the Company Group;

(iii) No Taxes are incurred by any member of the Company Group on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement); and

(iv) To the extent permitted by Law (including subject to any applicable limitations), any net operating losses of the Company Group arising in taxable periods ending (or deemed to end) on or prior to the Closing Date are applied against income arising in Pre-Closing Tax Periods (including, if permitted by applicable Law, pursuant to a carryback).

(e) Parent and the Stockholder Representative, on behalf of the Company Equityholders, shall cooperate, as and to the extent reasonably requested by the other party, in connection with (i) the filing of any Tax Returns of or with respect to the Company Group or their respective operations, and (ii) any audit, examination, voluntary disclosure or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of the Company Group or their respective operations (a “Tax Contest”). Such cooperation shall include retaining and providing records and information that are reasonably relevant to any such Tax Return or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(f) Parachute Payments. The Company shall use its commercially reasonable efforts to ensure that no agreement, contract, arrangement or plan (including the Company Options) of any member of the Company Group or, for this purpose, any options granted by Parent to employees of the Company pursuant to the transactions contemplated by this Agreement, will result, separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code and shall deliver any evidence that Parent may request with regard to such efforts.

(g) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of Taxes that is allocable to the portion of such Straddle Period ending on (and including) the Closing Date shall (i) in the case of Taxes that are imposed on a periodic basis (such as real property taxes), be deemed to be the amount of such Taxes for the entire period (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (ii) in the case of Taxes that are not described in clause (g) above (such as income Taxes, Taxes imposed in connection with any sale or other transfer or assignment of property, and payroll and similar Taxes), be deemed to be equal to the amount that would have been payable if the taxable year or period of the Company ended on the Closing Date.

(h) 965 Taxes. For purposes of this Agreement, all Section 965 Taxes shall be deemed owed and due for the Pre-Closing Tax Period regardless of when actually paid.

(i) Transaction Deductions. The members of the Company Group shall make a timely election under Revenue Procedure 2011-29, 2011-18 I.R.B. 746, to apply the seventy percent (70%) safe-harbor to any Transaction Expenses that are “success based fees” as defined in Treasury Regulation Section 1.263(a)-5(f); To the extent allowed under applicable Law, all Transaction Deductions shall be allocated to the taxable period (or portion thereof) that ends on the Closing Date.

ARTICLE VIII

CONDITIONS TO THE INTEGRATED MERGER

8.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger, this Agreement, any of the Related Agreements or any of the transactions contemplated hereby or thereby illegal or otherwise prohibiting or preventing the consummation of the Merger, this Agreement, any of the Related Agreements or any of the transactions contemplated hereby or thereby.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity brought by any Governmental Entity seeking any such order, restraint or prohibition.

(d) Regulatory Approvals. The waiting period required by the HSR Act and the regulations promulgated thereunder shall have expired or been terminated. All approvals, authorizations or clearances required under any applicable antitrust or competition Laws with respect to the Antitrust Filings shall have been obtained and all requirements thereunder shall have been satisfied.

8.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct on and as of the date of this Agreement and shall be so true and correct in all material respects (without giving effect to “material,” “material adverse effect,” “Company Material Adverse Effect” or any other materiality qualifications in such representations and warranties) as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain so true and correct in all material respects (without giving effect to “material,” “material adverse effect,” “Company Material Adverse Effect” or any other materiality qualifications in such representations and warranties) as of such date), and the Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub.

(c) Escrow Agreement. Each of Parent, the Stockholder Representative and the Escrow Agent shall have executed and delivered to the Company the Escrow Agreement.

(d) R&W Insurance Policy. The R&W Insurance Policy will be in effect, with all premiums due in connection with binding such policies and causing such policies to be in effect paid.

8.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each of the representations and warranties of the Company in this Agreement shall be (i) true and correct as of the date hereof and (ii) true and correct in all material respects (without giving effect to “material,” “material adverse effect,” “Company Material Adverse Effect” or any other materiality qualifications in such representations and warranties) as of the Closing as though such representations and warranties were made as of the Closing, except for (x) those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all material respects (without giving effect to “material,” “material adverse effect,” “Company Material Adverse Effect” or any other materiality qualifications in such representations and warranties) as of such date and (y) for the Fundamental Representations which shall be true and correct as of the date hereof and as of the Closing as though such Fundamental Representations were made as of the Closing.

(b) Agreements and Covenants. The Company and the Company Equityholders shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. There shall not have occurred any events, occurrences, changes, effects or conditions of any character that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Company Stockholder Approval. The Company Stockholder Approval, including approval of the holders of at least ninety five percent (95%) of all of the outstanding Company Capital Stock as of immediately prior to the Closing, including all Company Stockholders who hold one percent (1%) or more of all of the outstanding Company Capital Stock, and all directors and officers of the Company, to the extent they own Company Capital Stock, shall have been obtained.

(e) R&W Insurance Policy. All of the conditions set forth in the R&W Binder that are required to be satisfied on or prior to the Closing Date in order for the R&W Insurance Policy to be issued in the form specified in the R&W Binder (with no additional limitations, reductions, exclusions, conditions or qualifications) shall have been satisfied.

(f) Joinder Agreements. Parent shall have received executed Joinder Agreements signed by the Company Equityholders that hold at least ninety five percent (95%) of all of the outstanding Company Capital Stock and Vested Company Options, together, as of immediately prior to the Closing, including all Company Equityholders who hold one percent (1%) or more of all of the outstanding Company Capital Stock and Vested Company Options, together, and all directors and officers of the Company, each of which shall be in full force and effect.

(g) Accredited Holders. Parent shall have received executed Investor Certification Forms signed by Company Equityholders that constitute at least 80% of the Fully Diluted Common Stock Outstanding as of immediately prior to the Closing, which demonstrate to Parent that each such holder is an Accredited Holder.

(h) Closing Balance Sheet; Closing Net Working Capital. Not less than five (5) Business Days prior to the Closing Date, Parent shall have received from the Company the Estimated Closing Balance Sheet pursuant to and in accordance with Section 2.15(a).

(i) Certificates of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing, the conditions set forth in Sections 8.3(a), (b), and (c) have been satisfied.

(j) Certificate of Secretary of the Company. Parent shall have received (i) a certificate with respect to each member of the Company Group, in each case, validly executed by the Secretary of such member of the Company Group, certifying as to the terms and effectiveness of the Company Certificate of Incorporation and By-laws (in the case of the Company) and the equivalent organizational documents for each other member of the Company Group, and (ii) in the case of the Company, (A) the valid adoption of resolutions of the board of directors of the Company (whereby the Merger, this Agreement, the Related Agreements to which the Company is or will be a party, and the other transactions contemplated hereby and thereby were unanimously approved by the board of directors), and (B) the valid adoption of this Agreement and approval of the Merger, the Related Agreements to which the Company is or will be a party and the other transactions contemplated hereby and thereby, in each case, by the Company Stockholder Approval whereby all requisite approvals of this Agreement, the Merger, the Related Agreements to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby were obtained.

(k) Good Standing Certificates. Parent shall have received a good standing certificate with respect to each member of the Company Group from the applicable jurisdiction of formation and any jurisdiction in which such Company Group member is qualified to do business, in each case, dated as of date not more than five (5) Business Days prior to the Closing Date.

(l) Certification of Non-U.S. Real Property Holding Corporation Status. The Company shall have delivered to Parent a statement in accordance with U.S. Treasury Regulations Section 1.897-2(a) and Section 1.1445-2(c)(3) in a form reasonably acceptable to Parent.

(m) Employment Acceptances. At least 90% of the full time employees of the members of the Company Group as of the date hereof to whom Parent shall have offered employment on either a continuing or a transitional basis and all Key Employees shall have accepted such offers on or before the Closing and shall not have notified the Company or Parent of any intention to withdraw such acceptance or terminate their employment. All Key Employees shall have entered into an employment agreement and confidentiality, non-solicitation and non- competition agreement, each in a customary form to be negotiated in good faith and mutually agreed to by the parties thereto.

(n) Resignations. Parent shall have received resignation letters executed and delivered by the directors and officers of the Company and such officers and directors of the other members of the Company Group as have been identified by Parent prior to Closing, in each case effective as of the First Effective Time.

(o) Termination of Section 401(k) Plans and 125 Plans. The Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing the Company’s compliance in full with Section 6.13.

(p) Company Stock Rights. All of the outstanding Company Stock Rights, other than Vested Company Options entitled to receive payment pursuant to Section 2.8(d), which such Vested Company Options shall, immediately after payment pursuant to Section 2.8(d), be terminated, shall have been exercised, terminated or by their terms converted into the right to receive the Merger Consideration prior to the Closing. The Company Option Plan shall have been terminated as contemplated by Section 6.21.

(q) Conversion of Company Preferred Stock. Except as otherwise provided herein, all outstanding shares of Company Preferred Stock, except for the Company Series A-2 Stock and the Company Series Seed-1 Stock, shall have been converted into shares of Company Common Stock effective immediately prior to the First Effective Time pursuant to the Company Certificate of Incorporation.

(r) Termination of Certain Agreements. All Company Investor Agreements, D&O Indemnification Agreements and the agreements set forth on Schedule 6.22 shall have been terminated to the reasonable satisfaction of Parent and the Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing the Company’s compliance in full with Section 6.22.

(s) Amendment of Agreements. The Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing the amendment of the agreements set forth on Schedule 6.22 and the Company’s compliance in full with Section 6.22.

(t) Third-Party Consents. Parent shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals and waivers set forth on Schedule 6.5 in form and substance reasonably satisfactory to Parent.

(u) Termination of Carena Earn-Out. The Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing the Company’s termination of the Carena Earn Out and execution and delivery of the Carena Earn Out Termination Agreement.

(v) Notices. The Company shall have sent the Notices required pursuant to Section 6.22.

(w) Escrow Agreement. The Stockholder Representative and the Escrow Agent shall have executed and delivered to Parent the Escrow Agreement.

(x) Section 280G Payments. The Company shall have delivered to Parent the evidence that may be required by Section 7.1(e) in form and substance reasonably acceptable to Parent.

(y) Merger Consideration Spreadsheet. Not less than three (3) Business Days prior to the Closing Date, Parent shall have received from the Company the Merger Consideration Spreadsheet in form and substance reasonably acceptable to Parent, pursuant to and in accordance with Section 6.14.

(z) 2017 Audit. Parent shall have received true, correct and complete copies of the audited consolidated balance sheets and related audited consolidated statements of income, cash flows and Company Stockholders’ equity of the Company Group as of and for the fiscal year ended December 31, 2017 (together, the “2017 Audited Financial Statements”) and the opinion of BDO USA, LLP, the Company’s independent auditor, thereon, such 2017 Audited Financial Statements to be the substantially same in all material respects as the Company Group Unaudited Financial Statements.

(aa) Payoff Letters. The Payoff Letters in accordance with Section 6.27, and drafts of any instruments and documents necessary to release any and all Liens securing such Debt identified on Schedule 6.27, including any necessary UCC termination statements or other releases (which have been approved by the applicable creditor named thereon), in each case, in form and substance reasonably satisfactory to Parent.

(bb) Loan Repayment. Any loans (other than travel advances, payroll advances and other advances made in the ordinary course of business, which do not exceed $10,000 in the aggregate) by any member of the Company Group to any of their Current Employee or Former Employees shall have been repaid and no such loans shall be outstanding.

(cc) Open Source Software. The Company shall have performed or complied in all respects, in Parent’s sole discretion, with all covenants and obligations set forth in Section 6.28 and the Special Indemnification Escrow Amount and Special Indemnity Period shall have been determined in accordance with Section 6.29.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;

INDEMNIFICATION; LIMITATIONS

9.1 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of the Company set forth in this Agreement (including the Company Schedules) or in any certificate, document or other instrument delivered by or on behalf of the Company pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Parent or Merger Sub, and the First Effective Time and shall terminate at 5:00 PM Eastern time the twelve (12) month anniversary of the Closing Date (the “Base Survival Date”), except that (i) claims with respect to Fraud or intentional misrepresentation and (ii) the representations and warranties (the “Fundamental Representations”) set forth in Sections 3.1 (Organization of the Company), 3.2(a), (b) (Subsidiaries), 3.4 (Company Capital Structure), 3.5 (Authority), 3.6 (No Conflict), 3.27 (Brokers’ and Finders’ Fees), and 3.34 (Tax) shall so survive but shall terminate on the date that is sixty (60) days following the expiration of all applicable statutes of limitation (as the same may be extended or waived), and except, in all cases, with respect to any Loss, claim or breach of which any Indemnified Party shall have provided timely written notice to the Indemnifying Party prior to such termination, given in good faith based on facts reasonably expected to establish a valid claim under this Article IX. For the avoidance of doubt and notwithstanding the foregoing, the limitations on survival set forth in this Section 9.1 shall not control with respect to the R&W Insurance Policies, which contains limitations on survival periods which may be longer or otherwise different than those hereunder and that shall control for purposes thereunder.

(b) The representations, warranties and covenants made by Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of Parent or Merger Sub at Closing pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Company, and the First Effective Time and shall terminate at the earlier of (i) 5:00 PM Eastern time on the twelve (12)-month anniversary of the Closing Date and (ii) an initial public offering of Parent or an Affiliate of Parent.

(c) The respective covenants, agreements and obligations of the Company and or the Stockholder Representative, set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the First Effective Time and shall terminate at 5:00 PM Eastern time on the Base Survival Date; provided, however, that any covenant, agreement or obligation of the Stockholder Representative that, by its terms, contemplates performance after the Closing Date, shall survive the Closing until fully performed.

9.2 Indemnification.

(a) As an integral term of the Merger, after the Closing, each Company Equityholder shall, severally and not jointly, in accordance with such Company Equityholder’s Pro Rata Share, indemnify, defend and hold harmless Parent, Merger Sub, the Interim Surviving Corporation, the Final Surviving Entity and each of their respective officers, directors, employees, partners, members, agents and Affiliates (the “Parent Indemnified Parties”) against any and all Losses incurred or suffered by any such Parent Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(i) the failure of any representation or warranty of the Company set forth herein (as modified by the Company Schedules) or in any certificate, document or other instrument delivered at Closing or in the Merger Consideration Spreadsheet pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing;

(ii) any failure by the Company to fully perform, fulfill or comply with any covenant set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement;

(iii) any Dissenting Share Payments;

(iv) any claim by any current or former holder or alleged current or former holder of any equity interest or equity security of any member of the Company Group (including any predecessors), relating to or arising out of the Merger, this Agreement, the transactions contemplated hereby;

(v) defending any Third Party Claim alleging the occurrence of facts or circumstances or raising claims that, if assumed to be true, would entitle an Indemnified Party to indemnification hereunder;

(vi) any Pre-Closing Taxes;

(vii) any Fraud or intentional misrepresentation of any Company Equityholder (in which case only such Company Equityholder will be required to indemnify the Parent Indemnified Parties) or the Company on the Parent (“Fraud Claims”); and

(viii) regardless of any disclosure on the Company Schedules, (A) the Open Source Software disclosures set forth on Schedule 3.15(i), (B) any violations of Public Software Licenses resulting from or otherwise related to the Company’s use of Open Source Software, as well as any improper use of Open Source Software and (C) the failure of any representation or warranty of the Company set in Section 3.15(i) to be true and correct in all respects as of the date of this Agreement and as of the Closing.

(b) Parent and Merger Sub shall, jointly and severally, indemnify, defend and hold harmless the Company Equityholders (the “Equityholder Indemnified Parties”) against any and all Losses incurred or suffered by any such Company Equityholder Indemnified Parties directly or indirectly as a result of, with respect to or in connection with (i) the failure of any representation or warranty of Parent or Merger Sub set forth herein to be true and correct in all respects as of the date of this Agreement and as of the Closing; or (ii) any failure by Parent or Merger Sub to fully perform, fulfill or comply with any covenant set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement. Notwithstanding anything to the contrary herein, (i) Parent and Merger Sub shall not have any liability for any Losses under Section 9.2(b)(i) unless and until the Company Equityholder Indemnified Parties have suffered aggregate Losses under Section 9.2(b)(i) in an aggregate amount equal to the Deductible, and the Company Equityholder Indemnified Parties shall only be entitled to indemnification for such Losses to the extent such Losses exceed the Deductible and (ii) the maximum aggregate liability of Parent and Merger Sub to all Company Equityholder Indemnified Parties shall be limited to the amount equal to $6,900,000.

9.3 Limitations.

(a) Notwithstanding any other provision of this Agreement to the contrary, the Company Equityholders’ liability for any and all Losses pursuant to Section 9.2(a)(i), shall be limited as set forth in this Section 9.3(a).

(i) Except with respect to breaches of Fundamental Representations, the Company Equityholders shall not have any liability for any Losses under Section 9.2(a)(i) unless and until the Parent Indemnified Parties have suffered aggregate Losses under Section 9.2(a)(i) in an aggregate amount equal to the Deductible, and the Parent Indemnified Parties shall only be entitled to indemnification for such Losses to the extent such Losses exceed the Deductible.

(ii) Except with respect to breaches or inaccuracies of Fundamental Representations, or Losses arising out of or resulting from any Loss that is the subject of an exclusion under the R&W Insurance Policies (“Excluded Claims”), the maximum aggregate liability of the Company Equityholders for any and all Losses pursuant to Section 9.2(a)(i) shall not exceed the Indemnification Escrow Amount.

(b) Notwithstanding anything to the contrary herein, the maximum aggregate liability of the Company Equityholders (i) for breaches or inaccuracies of any Fundamental Representations; (ii) pursuant to clauses (ii)-(viii) of Section 9.2(a) (“Specified Indemnities”) or (iii) for any Excluded Claims, shall be limited to an amount equal to the aggregate Merger Consideration actually received by the Company Equityholders pursuant to this Agreement and the Merger (including deemed receipt of the Adjustment Escrow Amount and the Indemnification Escrow Amount and the Special Indemnification Escrow Amount). Notwithstanding anything to the contrary contained herein, the individual indemnification obligation of each Company Equityholder to the Parent Indemnified Parties with respect to any and all claims pursuant to this Article IX shall be limited to the Merger Consideration actually received by such Company Equityholder pursuant to this Agreement and the Merger (including deemed receipt of the Adjustment Escrow Amount and the Indemnification Escrow Amount and the Special Indemnification Escrow Amount); provided, however, that in the case of a Fraud Claim based upon the Fraud or intentional misrepresentation of a particular Company Equityholder, such Company Equityholder shall have no limit on liability for such Fraud Claim.

(c) The following priority of recovery shall apply to claims for indemnification pursuant to Section 9.2(a).

(i) From and after the Closing Date until the Base Survival Date, any indemnification sought by a Parent Indemnified Party (other than with respect to Excluded Claims) shall (i) first be subject to the Deductible, (ii) thereafter be recovered from the Indemnification Escrow Funds until such time as the Indemnification Escrow Funds are exhausted and (iii) thereafter be recovered against the R&W Insurance Policies in accordance with the procedures and subject to the limitations set forth therein.

(ii) From and after the Base Survival Date, any indemnification sought by a Parent Indemnified Party (other than with respect to Excluded Claims) shall (i) first be subject to the Deductible and (ii) thereafter be recovered against the R&W Insurance Policies in accordance with the procedures and subject to the limitations set forth therein.

(iii) From and after the Closing Date (A) until the Base Survival Date, any indemnification sought by a Parent Indemnified Party in respect of an Excluded Claim (other than in respect of Section 9.2(a)(vii)) shall (i) first be subject to the Deductible, (ii) thereafter be recovered from the Indemnification Escrow Funds until such time as the Indemnification Escrow Funds are exhausted and (iii) thereafter be recovered from the Company Equityholders in accordance with the terms of this Agreement, and (B) following the Base Survival Date, any indemnification sought by a Parent Indemnified Party in respect of an Excluded Claim (other than in respect of Section 9.2(a)(vii)) shall (i) first be subject to the Deductible, and (ii) thereafter be recovered from the Company Equityholders in accordance with the terms of this Agreement.

(iv) Any indemnification sought by a Parent Indemnified Party in respect of a Specified Indemnity (other than in respect of Section 9.2(a)(viii)) shall (i) first be recovered against the R&W Insurance Policies in accordance with the procedures and subject to the limitations set forth therein and (ii) thereafter be recovered from the Company Equityholders in accordance with the terms of this Agreement.

(v) Any indemnification sought by a Parent Indemnified Party in respect of Section 9.2(a)(viii) shall be recovered from the Special Indemnification Escrow Funds until such time as the Special Indemnification Escrow Funds are exhausted and (ii) thereafter be recovered from the Company Equityholders in accordance with the terms of this Agreement

(vi) For the sake of clarity, to the extent any facts giving rise to Losses pursuant to the indemnification provided for in Section 9.2(a)(ii)-(viii) also constitute a breach of a representation or warranty, the Purchaser Indemnified Parties shall first seek recovery under the R&W Insurance Policies to the extent that recovery is available thereunder before seeking recovery directly from the Company Equityholders.

(vii) Notwithstanding the foregoing or anything to the contrary herein, in the event that Losses pursuant to Excluded Claims exceed the amounts available for recovery in the Indemnification Escrow Amount and such Losses either are not recoverable or exceed the coverage available under the R&W Insurance Policies, the Parent Indemnified Parties shall be entitled to recover the amount by which such Losses exceed the sum of the amount available for recovery in the Indemnification Escrow Amount and the amount recoverable under the R&W Insurance Policies directly from each Company Equityholder, severally and not jointly, in accordance with such Company Equityholder’s Pro Rata Share, up to the Merger Consideration actually received by such Company Equityholder pursuant to this Agreement.

(viii) Without limiting the effect of any other limitation contained in this Article IX and without limiting Parent’s rights to recover against the R&W Insurance Policies, no claim for any individual Loss under Section 9.2(a) may be asserted under this Article IX directly against the Company Equityholders unless the amount of such Loss (together with all Losses from any similar circumstances giving rise to such Loss) equals or exceeds $20,000, in which case the full amount of the Loss will be recoverable under this Article IX.

(d) On the Base Survival Date, any remaining amounts left in the Indemnification Escrow Fund (less any then-pending claims) will be released to the Payments Administrator for further distribution to the Company Equityholders in accordance with the terms of the Escrow Agreement.

(e) On last day of the Special Indemnity Period, any remaining amounts left in the Special Indemnification Escrow Fund (less any then-pending claims) will be released to the Payments Administrator for further distribution to the Company Equityholders in accordance with the terms of the Escrow Agreement.

(f) For purposes of calculating the amount of Losses resulting from, and for determining the existence of, a breach or inaccuracy of a representation or warranty contained in this Agreement, the Company Schedules, the Parent Schedules or any other certificate furnished pursuant hereto, all qualifications as to “materiality” and “Material Adverse Effect” or words of similar import shall be disregarded and without effect (as if such standard or qualification were deleted from such representation or warranty to the extent it makes such representation or warranty less restrictive); provided that (i) the references to “materiality”, “material”, “in all material respects” and “Material Adverse Effect” in the representations and warranties set forth in and Section 3.10(u) shall not be disregarded.

(g) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Parent Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Parent or Merger Sub or any agent of Parent or Merger Sub with respect to, or any knowledge acquired (or capable of being acquired) by Parent or Merger Sub or any agent of Parent or Merger Sub at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation, and no Parent Indemnified Party shall be required to show that it relied on any such representation, warranty, covenant or obligation of the Company in order to be entitled to indemnification pursuant to this Article IX. The waiver by Parent or Merger Sub of any conditions set forth in Article VIII will not affect or limit the provisions of this Article IX in any manner.

(h) No Indemnified Party shall be entitled to indemnification for any punitive damages, except to the extent that punitive damages are finally awarded and actually paid by the Parent Indemnified Party to an unaffiliated third party in connection with an action against such Parent Indemnified Party.

(i) Except with respect to Fraud Claims, and any adjustments made to the Merger Consideration pursuant to Section 2.15, and without limiting Parent’s rights under the R&W Insurance Policies, indemnification pursuant to this Article IX and Section 7.1 shall be the sole and exclusive remedy of the Parties (other than the Stockholder Representative) and any parties claiming by or through any party (including the Parent Indemnified Parties and the Company Equityholder Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement and none of Parent, Merger Sub, the Company or any Company Equityholder shall have any other rights or remedies in connection with any breach of this Agreement. Nothing in this Section 9.3(h) shall prevent or prohibit a Party from seeking and/or obtaining specific performance in accordance with Section 11.5.

(j) Following the Closing, no Company Equityholder shall have any right of indemnification, contribution or subrogation against the Company or any Subsidiary with respect to any indemnification made by or on behalf of any Company Equityholder under Section 9.2 if the Merger and the transactions contemplated by this Agreement are consummated.

(k) No Duplication of Recovery.

(i) Any Losses for which any Parent Indemnified Party is entitled to indemnification under this Article IX shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.

(ii) Parent shall not be entitled to recover any amount from an indemnification claim under this Article IX if such amount is specifically identified and accounted for in the final determination of the Closing Balance Sheet and Closing Calculations pursuant to Section 2.15 of this Agreement.

(iii) Payments in respect of any Loss will be limited to the amount of any liability or damage that remains after deducting any indemnity, contribution or other similar payment actually received by the Parent Indemnified Parties (or the Company) in respect of any such claim, net of any cost of recovery, increase in premium or other similar payment or expense and net of any insurance proceeds actually received with respect thereto (other than payments received under the R&W Insurance Policies).

(l) The Company, Parent and the Company Equityholders agree to treat each indemnification payment pursuant to this Article IX as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

(m) In the event indemnification is sought by a Parent Indemnified Party directly from a Company Equityholder in accordance with the terms of this Agreement, any such indemnification payments by a Company Equityholder may be made in either cash or Parent Series C Stock (valued at the Parent Series C Stock Price) at the Company Equityholder’s election.

9.4 No Circular Recovery. No Company Equityholder shall make any claim for indemnification against Parent Indemnified Parties based on the fact that such Company Equityholder was a controlling person, director, Employee or agent of any member of the Company Group (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to Law, the organizational documents of any Company Group member, a Contract or otherwise) with respect to any claim brought by a Parent Indemnified Party against any Company Equityholder under or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby. With respect to any claim brought by a Parent Indemnified Party against any Company Equityholder under or relating to this Agreement, any Related Agreement or the transactions contemplated hereby or thereby, each Company Equityholder expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company Group with respect to any indemnification obligation or any other liability to which such Company Equityholder may become subject under or in connection with this Agreement or the Escrow Agreement.

9.5 Procedures.

(a) General. Promptly after the discovery by any Parent Indemnified Party or Company Equityholder Indemnified Party, as applicable, of any Loss or Losses, claim or breach, including any claim (a “Third Party Claim”) by a third party (“Third Party Claimant”) that reasonably would be expected to give rise to a claim for indemnification hereunder, the party seeking indemnification, which in the case of a Company Equityholder Indemnified Party, shall be the Stockholder Representative on behalf of such Person (the “Indemnified Party”) shall deliver to the other party, which in the case of a Company Equityholder Indemnified Party, shall be the Stockholder Representative on behalf of such Person (the “Indemnifying Party”) a certificate (a “Claim Certificate”) that:

(i) states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specifies in reasonable detail, to the extent practicable, the Losses included in the amount so stated, the date (if any) such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder; provided, that no delay on the part of the Indemnified Party in notifying the Indemnified Party shall relieve the Indemnifying Party of any liability or obligations hereunder, except to the extent that the Indemnifying Party has been materially prejudiced thereby, and then only to such extent.

(b) Objections. If the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall deliver a written notice to such effect to the Indemnified Party within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate. Thereafter, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties within sixty (60) days of receipt by the Indemnified Party of such written objection with respect to each of such claims to which the Indemnifying Party has objected. If the Indemnified Party and the Indemnifying Party agree with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, an instruction to the Escrow Agent. Should the Indemnified Party and the Indemnifying Party fail to agree as to any particular item or items or amount or amounts, then each party shall be entitled to pursue its available remedies for resolving the claim for indemnification.

(c) Third Party Claims.

(i) The Indemnified Party shall, subject to Section 9.5(c)(iv) and the rights of the R&W Insurer to assume the defense of any such Loss or legal proceeding pursuant to the R&W Insurance Policies, permit the Indemnifying Party, at its sole cost and expense (which expenses shall not be applied against any indemnification limitation contained herein) and upon written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of written notice of such Loss, to assume the defense of any such Loss or legal proceeding; provided, that, the Indemnifying Party acknowledges in writing its responsibility to indemnify, defend and hold the Indemnified Party harmless in connection with such Loss and any obligations resulting therefrom, including any settlement or judgment related thereto. If the Indemnifying Party assumes the defense of any such Loss or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such Loss or legal proceeding, shall diligently conduct such defense, and shall take all steps reasonably necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any order arising from, any such Loss or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless the order or proposed settlement (i) involves solely the payment of money damages, (ii) is fully recoverable under the R&W Insurance Policies or pursuant to an available escrow amount hereunder, (iii) does not impose an injunction or other equitable relief upon the Indemnified Party, and (iv) provides for the express and unconditional release of the Indemnified Party from all liabilities and obligations with respect to such claim with prejudice and does not require any admission of wrongdoing, in which case no consent will be required. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its sole cost and expense. An Indemnified Party shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required in the event that such settlement expressly releases the Indemnifying Party from all liabilities and obligations with respect to such claim. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of the Indemnified Party to give such notice (or by delay by the Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. For all purposes hereof, all notices that relate to any Loss for which a Parent Indemnified Party may seek indemnification pursuant to this Article IX shall, to the extent that the Loss is or may be covered by the R&W Insurance Policies, also be provided to the R&W Insurer.

(ii) If the Indemnifying Party does not assume the defense of any such Loss of a third party or legal proceeding resulting therefrom in accordance with the terms of this Section 9.5, the Indemnified Party may defend against such Loss or legal proceeding in such manner as it reasonably deems appropriate.

(iii) With respect to any defense of a Loss of a third party or a legal proceeding resulting therefrom, each party shall cooperate in good faith and in all respects with each other Party and its representatives (including its counsel) in the investigation, negotiation, settlement, trial and/or defense of such Loss or legal proceeding (and any appeal arising therefrom). The Parties shall cooperate with each other in any notifications to and information requests of any insurers. No individual representative of any Person, or its respective Affiliates, shall be personally liable for any Loss or Losses under this Agreement, except as specifically agreed to by said individual representative or as set forth in this Agreement.

(iv) Notwithstanding the provisions of Section 9.5(c)(i), the Indemnifying Party shall not be entitled to control, but may participate in, at its own expense (or, if the Stockholder Representative represents such Indemnifying Party, at the expense of the Company Equityholders), and the Indemnified Party shall be entitled to control, the defense or settlement (including the selection of counsel) of any claim that (A) seeks non-monetary relief, (B) involves criminal or quasi-criminal allegations or regulatory enforcement actions, (C) involves or relates to current or potential customers, suppliers or other parties material to the conduct of the business the Any member of the Company Group, (D) if successful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Company or its reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business), (E) may impose liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification under this Agreement, or (F) gives rise to a conflict of interest that, under applicable principles of legal ethics, in the reasonable judgment of counsel to the Indemnified Party, would prohibit a single counsel from representing both the Indemnifying Party and the Indemnified Party in connection with the defense of such claim.

(d) Agreed Claims. Claims for Losses specified in any Claim Certificate to which the Indemnifying Party did not object in writing within thirty (30) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 9.4(b) and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.” The Indemnified Party shall be entitled to payment for any Agreed Claims within five (5) Business Days of the determination of the amount of any such Agreed Claims.

9.6 Stockholder Representative; Power of Attorney.

(a) Appointment; Authority. By virtue of the adoption of this Agreement and the approval of the Merger by the Company Equityholders, each Company Equityholder (regardless of whether or not such Company Equityholder votes in favor of the adoption of this Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby initially appoints, as of the date of this Agreement, Shareholder Representative Services LLC (together with its permitted successors, the “Stockholder Representative”), as his, her or its true and lawful agent and attorney-in-fact to enter into any Related Agreement and any other agreement in connection with the transactions contemplated by this Agreement, and to, after the Closing: (i) give and receive notices and communications to or from Parent (on behalf of itself or any other Indemnified Party) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby; (ii) authorize deliveries (including by means of not objecting to claims) to Parent of cash from the Escrow Amount; (iii) object to any claims pursuant to Section 9.4; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims; (v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party, against any such Company Equityholder or by any such Company Equityholder against any Indemnified Party or any dispute between any Indemnified Party and any such Company Equityholder, in each case relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby; (vi) to the extent permitted by applicable Law, amend this Agreement, the Escrow Agreement or any other Related Agreement or any other agreement referred to herein or contemplated hereby; and (vii) take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Stockholder Representative may resign at any time. The Stockholder Representative may be replaced from time to time by the holders of a majority in interest of the Escrow Amount upon not less than ten (10) days’ prior written notice to Parent and with Parent’s written consent, which shall not be unreasonably withheld, conditioned or delayed. No bond shall be required of the Stockholder Representative. Notices or communications to or from the Stockholder Representative after the Closing shall constitute notice to or from each of the Company Equityholders. The Stockholder Representative accepts its appointment hereunder.

(b) No Liability. The Stockholder Representative shall not be liable for any act done or omitted hereunder in connection with the Stockholder Representative’s services pursuant to this Agreement and any agreements ancillary hereto except in the event of liability directly resulting from the Stockholder Representative’s gross negligence or willful misconduct. The Stockholder Representative will incur no liability of any kind while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Equityholders shall indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Stockholder Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Stockholder Representative Loss is suffered or incurred; provided, that in the event that any such Stockholder Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Equityholders the amount of such indemnified Stockholder Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Company Equityholders, any such Stockholder Representative Losses may be recovered by the Stockholder Representative from (i) the funds designated as the Stockholder Representative Expense Amount, and (ii) the amounts in the Adjustment Escrow Account and Indemnification Escrow Amount at such time as remaining amounts would otherwise be distributable to the Company Equityholders; provided, that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Equityholders from their obligation to promptly pay such Stockholder Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Company Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this Section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(c) Access. The Stockholder Representative shall have reasonable access to relevant information about the Company and the reasonable assistance of the Company’s employees for purposes of performing its duties and exercising its rights hereunder.

(d) Notice. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholder Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Company Equityholders and shall be final, binding and conclusive upon each such Company Equityholder; and each Parent Indemnified Party and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Company Equityholder. Each Parent Indemnified Party are hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Stockholder Representative.

(e) Role of Stockholder Representative. Without limiting the generality or effect of Section 9.5(a), any and all claims and disputes between or among any Indemnified Party, the Stockholder Representative and/or any one or more Company Equityholders relating to this Agreement or the Escrow Agreement or the transactions contemplated hereby or thereby shall in the case of any claim or dispute asserted by or against or involving any such Company Equityholder (other than any claim against or dispute with the Stockholder Representative), be asserted or otherwise addressed solely by the Stockholder Representative on behalf of such Company Equityholder (and not by such Company Equityholder acting on its own behalf).

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date regardless of whether this Agreement and/or the Merger have been approved by the Company Stockholders:

(a) by written agreement of the Company and Parent;

(b) by either Parent or the Company if the Closing Date has not occurred by 5:00 p.m., New York time, on the date that is sixty (60) days following the date of this Agreement (the “Termination Date”); provided, that the Termination Date shall be automatically extended for an additional ninety (90) days if Parent or the Company or any representative thereof receives any follow-on request for additional information and documentary materials from the U.S. Department of Justice or the U.S.

Federal Trade Commission under the HSR Act (or any foreign equivalent) before the Outside Date; provided, further, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose willful and material breach of this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement which has not been cured at the time of such termination;

(c) by either Parent or the Company if there shall be a final non-appealable order of a Governmental Entity in effect prohibiting consummation of the Merger; or if there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(d) by Parent if there shall have been any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

(e) by Parent, if within twenty-four (24) hours of the execution and delivery of this Agreement, (i) the Company Stockholder Approval, including the approval of the directors and officers of the Company, has not been obtained and delivered to Parent, (ii) Joinder Agreements have not been executed and delivered to Parent by the Company Stockholders representing the Company Stockholder Approval and the directors and officers of the Company (the “Minimum Joinder Threshold”) and (iii) consent/approval of the holders of a majority of the outstanding unpaid principal amount of the Series 2017A Notes has not been obtained consenting to the transactions contemplated by this Agreement and contingently converting all such notes immediately prior to the Closing in accordance with their terms;

(f) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 9.3(a) or 9.3(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by the Company prior to the Termination Date through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 10.1(f) prior to the earlier of the Termination Date or the date that is twenty (20) days following the Company’s receipt of written notice from Parent of such breach, it being understood that Parent may not terminate this Agreement pursuant to this Section 10.1(e) if such breach by the Company is cured within such twenty (20) day period so that the conditions would then be satisfied; or

(g) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 9.2(a) or 9.2(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by Parent prior to the Termination Date through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 10.1(g) prior to the earlier of the Termination Date or the date that is twenty (20) days following Parent’s receipt of written notice from the Company of such breach, it being understood that the Company may not terminate this Agreement pursuant to this Section 10.1(g) if such breach by Parent is cured within such twenty (20) day period so that the conditions would then be satisfied.

10.2 Effect of Termination. Except as otherwise set forth in this Section 10.2, any termination of this Agreement under Section 10.1 will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties hereto. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect, except (i) as set forth in Sections 6.2 and 6.3, Section 9.6(b), this Section 10.2, Section 10.3 and Article XII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the Parties contained in the Nondisclosure Agreement, all of which obligations shall survive termination of this Agreement.

10.3 Amendment. Except as is otherwise required by applicable Law, prior to the Closing, this Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed by the Parties. Except as is otherwise required by applicable Law, after the Closing this Agreement may be amended at any time by execution of an instrument in writing signed by Parent and the Stockholder Representative. For purposes of resolution of disputes and other matters between any Indemnified Parties and one or more Company Equityholders after the First Effective Time under Article IX or otherwise, it is understood that the Stockholder Representative shall have the authority to bind all the Company Equityholders.

10.4 Extension; Waiver. At any time prior to the First Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other Party hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. From and after the First Effective Time, Parent, on the one hand, and the Stockholder Representative, on the other, may, to the extent legally allowed, (x) extend the time for the performance of any of the obligations of the other Party hereto, (y) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, or (z) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if, and to the extent that, set forth in an instrument in writing signed on behalf of such Party. No delay or failure by any Party to assert any of its rights or remedies shall constitute a waiver of such rights or remedies.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed delivered, given and received (a) when delivered in person, (b) when transmitted by email or facsimile (with written confirmation of completed transmission), (c) on the third (3rd) Business Day following the mailing thereof by certified or registered mail (return receipt requested) or (d) when delivered by an express courier (with written confirmation of delivery) to the Parties hereto at the following addresses (or to such other address or facsimile number as such Party may have specified in a written notice given to the other parties):

(a) if to Parent, the Interim Surviving Corporation, or the Final Surviving Entity, to:

American Well Corporation

75 State Street, 26th Floor

Boston, MA 02109

Attn: Bradford F. Gay

Facsimile No:

Email:

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: William S. Perkins

Marc D. Mantell

Facsimile No:

Email:

(b) if to the Company, to:

Avizia, Inc.

12018 Sunrise Valley Dr., #315

Reston, VA 20191

Attn: Michael Baird

Email:

and, if on or before the Closing Date, with a copy (which shall not constitute notice) to:

Cooley LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive

Reston, VA 20190-5656

Attn: Brian Burke

Facsimile No:

Email:

(c) if to the Stockholder Representative or, if after the Closing, to the Company Equityholders, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Facsimile No:

Phone No.:

Email:

(d) with a copy (which shall not constitute notice) to:

Cooley LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive

Reston, VA 20190-5656

Attn: Brian Burke

Facsimile No:

Email:

(e) If to a Company Stockholder or a holder of Vested Company Options (prior to Closing), to his, her or its address and facsimile on the Merger Consideration Spreadsheet.

11.2 Interpretation and Construction.

(a) For purposes of this Agreement, unless a clear contrary intention appears: (i) the singular number shall include the plural, and vice versa; (ii) reference to any gender includes each other gender; (iii) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (iv) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (v) all references in this Agreement to “Schedules,” “Sections,” “Annexes” and “Exhibits” are intended to refer to Schedules, Sections, Annexes and Exhibits to this Agreement, except as otherwise indicated; (vi) the table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement; (vii) “or” is used in the inclusive sense of “and/or”; (viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (ix) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; and (x) “shall” and “will” shall have the same meaning hereunder.

(b) The Parties acknowledge and agree that, for all purposes of this Agreement, no Party makes any representation or warranty regarding the existence of a pending or threatened action, suit, proceeding or investigation under antitrust laws related to the transactions contemplated by this Agreement or regarding the effect of the antitrust laws on such Party’s ability to execute, deliver, or perform its obligations under this Agreement or to consummate the transactions under this Agreement as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust law with respect to the consummation of the transactions under this Agreement.

(c) The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.3 Entire Agreement; Assignment. Except for the Nondisclosure Agreement, this Agreement, the Related Agreements, the Schedules and Exhibits hereto and thereto, and the documents and instruments and other agreements among the Parties hereto referenced herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

11.4 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.5 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

11.6 Expenses. All fees and expenses incurred in connection with the Integrated Merger, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby shall be the obligation of the Party incurring such fees and expenses, except the Stockholder Representative’s expenses as contemplated under Section 9.6.

11.7 Successors and Assigns; Assignment; Parties in Interest.

(a) This Agreement shall be binding upon the Company, each Company Equityholder and each of their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any), and Parent and Merger Sub and the LLC and their respective successors and assigns, if any. This Agreement shall inure to the benefit of the Parties hereto and their respective successors and assigns (if any). No obligation of the Company in this Agreement shall become an obligation of the Interim Surviving Corporation after the First Effective Time or of the Final Surviving Entity after the Second Effective Time.

(b) No Party may assign, by operation of law or otherwise, any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent and the Company, except that Parent may assign its rights and delegate its obligations hereunder (i) in connection with a sale of Parent or a sale of all or substantially all of its assets, (ii) to one or more of its Affiliates as long as Parent remains jointly and severally liable with any such assignee(s) with respect to all of Parent’s obligations hereunder and (iii) to any lender of Parent or its Affiliates as collateral security.

(c) Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties hereto or their respective successors and assigns any rights, interests, benefits, remedies, or Liabilities under or by reason of this Agreement except that Article IX shall also be for the benefit of the Indemnified Parties. It is expressly agreed that Section 6.13 shall not confer upon any Employee any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including in respect of the benefits matters addressed in Section 6.13 or elsewhere in this Agreement.

11.8 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

11.9 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any rule or principle that might refer the governance or construction of this Agreement to the Laws of another jurisdiction.

11.10 Exclusive Jurisdiction; Venue; Service of Process. In any action or proceeding between any of the Parties arising under or related to this Agreement, the other Related Agreements or the Integrated Merger, each of the Parties (a) knowingly, voluntarily, irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent that such court does not accept jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.10, (c) waives any objection to the laying of venue of any such action or proceeding in such courts, including any objection that any such action or proceeding has been brought in an inconvenient forum or that the court does not have jurisdiction over any Party and (d) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 11.1. The Parties agree that any Party may commence a proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

11.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

11.12 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Without prejudice to remedies at law, the Parties shall be entitled to specific performance or other equitable relief, including injunctive relief, in the event of a breach or threatened breach of this Agreement.

11.13 Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Until and unless each Party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

Conflict of Interest Waiver. If the Stockholder Representative so desires, acting on behalf of the Company Equityholders and without the need for any consent or waiver by the Company or Parent, Cooley LLP (“Cooley”) will be permitted to represent the Company Equityholders after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced in this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Cooley will be permitted to represent the Company Equityholders, any of their agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, the LLC or any of their agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the LLC will cease to have any attorney- client relationship with Cooley, unless and to the extent Cooley is specifically engaged in writing by the LLC to represent the LLC after the Closing and either such engagement involves no conflict of interest with respect to the Company Equityholders or the Stockholder Representative consents in writing at the time to such engagement. Any such representation of the LLC by Cooley after the Closing will not affect the foregoing provisions of this Agreement.

11.14 Attorney-Client Privilege. At and after the Second Effective Time, the attorney- client privilege of the Company, solely to the extent related to the negotiation of the terms of the Merger or the transactions contemplated by the Merger Agreement (together, the “Merger Communications”), will be deemed to be the right of the Company Equityholders, and not that of the LLC, and may be waived only by the Stockholder Representative. Absent the consent of the Stockholder Representative (such consent not to be unreasonably withheld, delayed or conditioned), neither Parent nor the LLC will have a right to access attorney-client privileged material of the Company for Merger Communications, provided, that no breach of this sentence shall entitle nay person to any monetary damages.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of Parent, Merger Sub, the LLC, the Company and the Stockholder Representative have executed this Agreement or have caused this Agreement to be executed by their duly authorized respective representatives, all as of the date first written above.

AMERICAN WELL CORPORATION, a Delaware corporation		AVIZIA, INC., a Delaware corporation

By:	/s/ Bradford F. Gay	By:	/s/ Michael Baird
Name: Bradford F. Gay		Name: Michael Baird
Title: Senior Vice President & General Counsel		Title: Chief Executive Officer

APOLLO SUBSIDIARY LLC, a Delaware limited liability company By: American Well Corporation Its: Sole Member		APOLLO SUBSIDIARY CORPORATION, a Delaware corporation

By:	/s/ Bradford F. Gay	By:	/s/ Bradford F. Gay
Name: Bradford F. Gay		Name: Bradford F. Gay
Title: Senior Vice President & General Counsel		Title: President

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Stockholder Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Executive Director

[Signature Page to Agreement and Plan of Merger and Reorganization]